As filed with the Securities and Exchange Commission on July 11, 2006

Registration No. 333-133549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TASKER PRODUCTS CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	2844	88-0426048
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

39 Old Ridgebury Road
Danbury, Connecticut 06810
(203) 730-4350
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Richard D. Falcone
President and Chief Executive Officer
Tasker Products Corp.
39 Old Ridgebury Road
Danbury, Connecticut 06810
(203) 730-4350
(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Aggregate Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share (2)	34,138,319	(3)	$ 0.67	$22,872,673.73	$2,447.38	(4)

(1)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2)          Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)          Reflects 16,283,470 shares that are issued and outstanding and 17,854,849 shares that are issuable upon the exercise of outstanding warrants.

(4)          Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*  *  *  *  *  *

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 11, 2006

Preliminary Prospectus

TASKER PRODUCTS CORP.

34,138,319 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 34,138,319 shares of our common stock by the persons described in this prospectus, who we refer to as the selling stockholders. Of such 34,138,319 shares, 16,283,470 shares are being offered for resale by current stockholders and 17,854,849 shares are being offered for resale upon exercise of warrants held by certain of the “selling stockholders.” We are registering these shares as required by the terms of registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if the selling stockholders sell them. We will receive an aggregate of approximately $16,171,000 if the warrants are exercised in full.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “TKER.” The closing price of our common stock on July 6, 2006 was $0.52 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 to read about the risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2006

TABLE OF CONTENTS

Forward Looking Statements	i
Prospectus Summary	1
Risk Factors	4
Price Range of Common Stock and Dividend Policy	14
Selected Consolidated Financial Data	15
Management’s Discussion and Analysis of Financial Condition and Results of Operations	16
Business	32
Management	43
Certain Relationships and Related Transactions	51
Principal Stockholders	54
Selling Stockholders	56
Plan of Distribution	60
Description of Our Securities	62
Legal Matters	63
Experts	63
Where Can You Find More Information	63
Index to Financial Statements	F-1

FORWARD LOOKING STATEMENTS

Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under “Risk Factors,” which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

The Tasker name and logo and the names of products offered by us are trademarks, registered trademarks, service marks or registered service marks of Tasker. All other trademarks and service marks appearing in this prospectus are the property of their respective holders.

As used herein, Close Call®, Unifresh®, Tasker Pacific Blue™, and Breath Rephresh™ are trademarks of Tasker Products Corp.

i

PROSPECTUS SUMMARY

The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under “Risk Factors”  found elsewhere in this prospectus.

Overview

We manufacture, distribute and market a variety of products using a process we refer to as “pHarlo technology.”  These products are covered by one or more patents, or base patents, and manufactured using the pHarlo technology, which is covered by those patents. The pHarlo technology utilizes a safe solution, which we call the pHarlo concentrate, and is a solution whose components have been accepted as Generally Recognized as Safe by the U.S. Food and Drug Administration, or FDA. This safe solution enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values, or measurements of acidity or alkalinity in a solution. A Generally Recognized as Safe designation for our solution allows it to be added to food and is considered to be safe for human consumption by experts and, therefore, exempt from the usual Federal Food, Drug and Cosmetic Act food additive tolerance requirements.

We have begun the in-plant commercial verification process for the United States Department of Agriculture, or the USDA, to use the pHarlo technology in the scalder process of poultry processing, which is a method of loosening feathers so that they can be picked and removed mechanically. We are in the process of conducting tests of the pHarlo technology in other pre-harvest, or on-farm, and post-harvest, or food processing, applications, including seafood and poultry farming, as well as in water treatment uses. We are also in various stages of developing future product lines using the pHarlo technology in the skin care and pet products industries.

Until December 31, 2005, we were in a development stage. The quarterly period ended March 31, 2006 was the first period we were considered an operating company.

We have incurred losses from operations in each quarter since we changed our business direction in late 2002. Our net losses for the quarter ended March 31, 2006 and the years ended December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002 were approximately $4,925,000, $18,269,000, $6,072,000, $607,000 and $761,000, respectively. We expect to continue to incur losses in the short term. We expect operating expenses to increase as we attempt to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability. If we are not able to achieve profitability, our results of operations and financial condition will be materially and adversely affected.

GENERAL INFORMATION

We are incorporated in Nevada and were first organized to explore and develop minerals in 1999. In late 2002, we began our current operations with the pHarlo technology. On June 28, 2006, we amended our articles of incorporation to change our name to Tasker Products Corp. Our headquarters are located at 39 Old Ridgebury Road, Danbury, Connecticut 06810. Our telephone number is (203) 730-4350. Our website can be visited at www.taskerproducts.com. Information contained on our website is not part of this prospectus.

The Offering

Common stock offered for sale by the selling stockholders	34,138,319 shares(1)

Common stock to be outstanding after this offering	122,626,869 shares(1)(2)

OTC Symbol	TKER

(1)   Includes 17,854,849 shares issuable upon the exercise of outstanding warrants held by the Selling Stockholders. We will receive an aggregate of approximately $16,171,000 if the warrants are exercised in full.

(2)   Based upon our issued and outstanding shares of common stock as of March 31, 2006. This number excludes 22,010,777 shares of our common stock, which are issuable upon exercise of our outstanding options, and 3,741,192 shares of our common stock, which are issuable upon exercise of our outstanding warrants. No additional shares are currently reserved for future grants under equity compensation plans. At our June 16, 2006 annual stockholders meeting, our stockholders approved our 2006 Stock Plan, which authorized the issuance of up to 2,500,000 shares of our common stock pursuant to awards granted under the 2006 Stock Plan.

Summary Consolidated Financial Statements

The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. Until December 31, 2005, we were in a development stage. The quarterly period ended March 31, 2006 was the first period we were considered an operating company.

Statement of Operations Data:

	Year Ended December 31,					Three Months Ended March 31,
	2005	2004	2003	2002	2001	2006	2005
Revenues	$705,467	$—	$—	$—	$—	$220,636	$60,875

Loss from operations	(16,963,821)	(3,367,495)	(500,716)	(744,621)	(59,060)	(4,878,924)	(3,216,542)

Other income (expense)	(1,304,807)	(2,704,120)	(106,364)	(16,631)	7,236	(46,414)	(67,357)

Net loss	(18,268,628)	(6,071,615)	(607,080)	(761,252)	(51,824)	(4,925,338)	(3,283,899)

Net loss per common share, basic and diluted	$(0.25)	$(0.26)	$(0.05)	$(0.07)	$(0.01)	$(0.05)	$(0.06)

Weighted average common shares outstanding	73,549,000	23,597,000	13,003,000	11,305,489	11,262,110	100,526,919	59,663,000

Balance Sheet Data:

	As of December 31,					As of March 31,
	2005	2004	2003	2002	2001	2006
Working capital (deficit)	$(603,085)	$14,333,819	$34,027	$(49,924)	$(147,542)	$5,510,550

Total assets	68,854,019	16,766,867	547,909	421,915	529	74,103,954

Long-term liabilities	1,573,923	1,388,652	386,161	307,525	—	1,318,530

Stockholders’ equity (deficit)	63,288,424	14,243,638	20,852	(89,869)	(147,542)	69,060,465

Number of shares out-standing at end of period	89,167,095	48,863,740	14,510,800	11,786,860	11,262,010	104,773,020

RISK FACTORS

You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus, before you decide whether to purchase shares of our common stock. This document contains forward-looking statements that involve risks and uncertainties, and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, they could have a severe negative impact on our financial results and stock price.

RISKS RELATED TO OUR BUSINESS

Unless we obtain new financing and/or generate revenue growth in the near future, our liquidity position will become significantly impaired and we could be forced to restructure or discontinue our operations.

We are rapidly depleting our cash resources and our ability to continue to operate and grow our business is dependent upon obtaining new financing and/or generating revenue growth from operations. The cost of any new financing may be prohibitive. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurances that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If over the next one hundred twenty days we are unable to arrange new financing and/or generate sufficient revenue growth from existing and new business arrangements, our liquidity position will become significantly impaired and we will be forced to consider the further restructuring of our operations, the disposition of various assets, the seeking of protection from our creditors, or ceasing of operations and liquidation.

We have lost money in each fiscal quarter since we changed our business model to the development of products in the oral care, food processing, skin care, water purification and pet industries. We expect future losses and we may never become profitable.

We have incurred losses in our operations in each quarter since we changed our business direction in late 2002. Net loss for the quarter ended March 31, 2006 and the years ended December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002 were approximately $4,925,000, $18,269,000, $6,072,000, $607,000 and $761,000, respectively. We expect to continue to incur losses in the short term. We expect operating expense to increase as we work to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability. If we are not able to achieve profitability, our results of operations and financial condition will be materially and adversely affected.

We have a limited operating history in our present market and prospective investors have a limited historical basis on which to judge our ability to be successful.

We were originally organized for the purpose of engaging in the acquisition and exploration of mineral properties, primarily in the Province of British Columbia, Canada. During 2001, we allowed the option on our mineral property to lapse and began to investigate other business opportunities. In late 2002, we entered into an exclusive license to sell, develop, market and distribute consumer deodorant breath products, animal deodorant breath products and soft drink products using the pHarlo technology. Since late 2002, we have pursued this business plan and have expanded it to include the use of the pHarlo technology in the pre- and post-harvest food processing, skin care, pet care, hangover remedy, alcohol abatement and water purification industries. Additionally, we are investigating the applicability of the pHarlo technology to other aspects of the seafood industry.

Since inception, we have suffered recurring losses and net cash outflows from operations. We expect to continue to incur substantial losses to complete the development of our business. In addition, we only recently began shipping our first product, Close Call®, in February of 2005. We thus have a limited operating history upon which investors may base an evaluation of our likely future performance.

We recently completed a significant acquisition of certain assets of pHarlo Citrus Technologies, Inc. and other related entities. We cannot guarantee that we will be able to manage these new assets profitably.

On July 15, 2005, we purchased certain assets of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC, which four entities are referred to in this prospectus as the “Selling Entities.” This acquisition, or our 2005 Acquisition, represented a highly significant event for our company. Prior to the acquisition, we licensed the use of certain patent applications covering various uses for the pHarlo technology and improvements from the Selling Entities and also purchased the pHarlo concentrate, a concentrate made using the pHarlo technology from Indian River Labs. As a result of the 2005 Acquisition and the purchase of all of the working assets of Indian River Labs, we now control various uses of pHarlo technology in the manufacturing process for the pHarlo concentrate. Our business, financial condition and results of operations could suffer materially if we fail to successfully manage these assets and the manufacturing process.

Recent restatements and amendments to our interim financial statements and quarterly reports, as well deficiencies in our disclosure controls and procedures and internal control over financial reporting, may present a risk of future restatements and disclosure compliance errors and could in turn lead to legal exposure.

We have recently restated and amended our interim financial statements for the periods ended June 30, 2004 and September 30, 2004 and have recently filed amendments to our quarterly reports on Form 10-QSB for each of those periods reflecting these restatements. While in the process of amending our quarterly reports on Form 10-QSB to restate these financial statements, we became aware of certain required information that had been omitted and other information that needed to be changed or corrected. As a result of the foregoing, we revised these quarterly reports to correct this information and to state, among other things, that our disclosure controls and procedures were not effective as of June 30, 2004 and September 30, 2004.

As of December 31, 2005 and March 31, 2006, our management concluded that our disclosure controls and procedures were not effective. We are taking what we believe to be reasonable and appropriate steps to correct these deficiencies. We will also continue to assess the adequacy and appropriateness of these actions and adjust our remediation plan as needed or to reflect changes in our business. However, we cannot be certain when these deficiencies will ultimately be remediated and we expect that we will need a period of time over which to demonstrate that our disclosure controls are functioning appropriately to conclude that we have adequately remediated the deficiencies. Any failure to implement and maintain improvements in our disclosure and internal controls may present a risk of future restatements and disclosure compliance errors and could in turn lead to legal exposure. Any failure to improve these controls to address the identified deficiencies, or any other unidentified deficiencies, could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our common stock. This could have a material adverse effect on our business and financial results.

We have limited experience in the marketing of our products and may not be able to market them successfully.

We currently market Close Call, an oral hygiene breath drink, Tasker Pacific Blue™ Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life, and Unifresh® Footbath, a grooming aid that helps clean and disinfect the hooves of dairy cows. We have also begun clinical testing of the pHarlo technology in the poultry scalding process and in various seafood applications. We are continuing our clinical research and hope to develop future products using the pHarlo technology in the pre- and post-harvest food processing, oral care, skin care, pet care, hangover remedy, alcohol abatement and water treatment industries.

These are diverse markets and we may not be aware of all the customs and practices and may not be able to successfully compete in these industries. We believe that we will need to hire appropriate consultants and staff to reach all of these markets successfully. The consultants that we may retain may not have had sufficient experience to enable us to completely understand the characteristics of these diverse industries. There can be no assurance that we will properly ascertain or assess any and all risks inherent in our proposed markets or that we will successfully enter into new markets or grow in our existing markets.

Our ability to reach some of the markets currently set forth in our business plan will require regulatory approval. In addition, new products that we may develop or acquire may also require regulatory approval.

The ingredients that we use to produce the pHarlo concentrate are approved as Generally Recognized as Safe by the FDA. Therefore, we believe that our current line of products that utilize the pHarlo concentrate, including the intended uses of these products, do not require further approval by the FDA. However, we may develop or acquire future products that use ingredients that will need to be approved by the FDA, or we may alter the intended uses of our current product, such that those products require additional FDA approval(s). There can be no assurance that FDA approval, if necessary, will be obtained.

The use of our pHarlo technology in the meat and poultry food processing applications requires the approval of the USDA.

We have submitted an application for the use of the pHarlo technology in the scalder process of poultry processing that is pending with the USDA. In August 2005, we began the in-plant commercial verification process for USDA approval of the use of pHarlo technology in the scalder process of poultry processing. The Food Safety and Inspection Services agency of the USDA, or FSIS, shares the responsibility with the FDA for reviewing antimicrobials for use on meat, poultry and egg products. FSIS has the authority to determine that new substances and uses of previously approved substances are suitable for use. The first in-plant commercial verification test was completed in October 2005, and submitted to the USDA shortly thereafter. In February of 2005, we submitted reports and laboratory data to the FSIS, requesting approval of the pHarlo technology as an anti-microbial processing aide for poultry scalders. The FSIS directed us to prepare a proper protocol and conduct an in-plant trial to prove the safety and effectiveness of the anti-microbial. In January 2006, the FSIS indicated that the data from the in-plant trial was sufficient to support additional trials. On February 6, 2006, we received a Letter of No Objections from the Food Safety and Inspection Service of the USDA for the continuation of in-plant trials at the facility in Athens, Georgia, as well as two additional poultry processors. These additional trials were completed, and the final report was submitted to the FSIS in June of this year. Upon the successful receipt of a Letter of No Objections from the FSIS, we will begin the commercialization phase of this application of the pHarlo technology. There can be no assurance that we will successfully complete the commercial verification process. If we do not successfully complete the commercial verification process, this may have a material adverse effect on our business plan.

In addition to the poultry processing industry, we also intend to market the pHarlo technology for use in seafood processing, and may resume efforts to introduce the pHarlo technology in skin care and pet care products. If marketed in the United States or internationally, each of these product lines could potentially be subject to a variety of federal, state, and international regulatory authorities that could require additional testing, registration, pre-market approval, labeling, manufacturing, safety, recordkeeping and other obligations. There can be no assurance that the products will obtain the necessary approvals, or, if granted, that the approvals will not include significant limitations on the indicated uses for which the products may be marketed or other restrictions or requirements that may reduce the value of the products

A key component of our business strategy is the proprietary nature of the pHarlo concentrate, and, therefore, our inability to protect our intellectual property rights could materially harm our business.

The pHarlo concentrate that we produce is based upon both the patent applications that we purchased in the 2005 Acquisition, as well as on certain base patents and base patent applications, or patents and applications that we license. We have entered into an exclusive worldwide royalty free sub-license with pHarlo IP, the exclusive licensee of the base patents and base patent applications, to exploit these base patents and applications in certain fields of use. Protecting this intellectual property, in addition to protecting the patent applications that we purchased in the 2005 Acquisition, is a key component to the success of our business. Although we have retained the right to enforce our rights as a sub-licensor under the base patents and base patent applications, if an infringement occurs within the field of use specified in our sub-license agreement, there can be no assurance that we would be successful in any action to protect our rights under the patent applications that we have purchased. In addition, there can be no assurance that the base patent applications or the patent applications that we have purchased will ultimately be protected by an issued patent.

Intense competition could harm our financial performance and the value of your investment.

The industries in which we will be marketing our products are characterized by intense competition. Our business plan includes developing and marketing the pHarlo technology in seafood processing and a wider range of poultry processing markets. Through our acquisition of Coast to Coast Laboratories Corp., in the 2005 Acquisition from Coast to Coast Laboratories, we are currently marketing Unifresh Footbath concentrate, a grooming aid for dairy cows. Competitors in this product market usually contain Formaldehyde or other chemicals, which are harmful to the environment. Additionally, our license with pHarlo IP entitles us to develop and market uses of the pHarlo technology in pre-harvest and post-harvest food processing, skin care, oral care, including hangover remedy and alcohol abatement, water purification and pet care industries. Although, there is significant competition in these markets, we believe that the pHarlo technology will provide us with a competitive advantage.

Although our oral hygiene product for humans, Close Call, is swallowed rather than emitted like mouthwash, our product may compete within the mouthwash industry generally. The mouthwash industry is a mature industry with several mass products such as Listerine®, Scope®, Act®, Peroxyl® and Cepacol® from participants, many of which are divisions of large corporations, such as Pfizer, Procter & Gamble, Johnson & Johnson, Colgate and Combe. These are well -established companies with vastly greater resources than we have. However, we believe Close Call has a major advantage over these competitors because of our use of pHarlo technology as a key ingredient and its effective elimination of bad breath odors caused from eating, smoking and drinking.

Currently, there is little competition for bacterial inhibitors in the scalding process of poultry processors. We believe that the introduction of the pHarlo technology to this specific process will be considered a breakthrough because it seeks to reduce pathogenic bacteria in poultry products. Additionally, we intend to expand the use of the pHarlo technology into the remaining operations of poultry processing, specifically the on-line reprocessing area, or an approved process that allows chicken with fecal material on the skin to be sprayed with a chemical disinfectant so that all such material is disinfected and/or removed prior to entry into the chilling process, or freezing process. However, we believe we will encounter competition in the chill process from manufacturers of sodium hydrochloride or sodium hypochlorite, chemical compound solutions frequently used as disinfectants and bleaching agents. We believe that our product presents a healthier, yet more effective, alternative to the use of sodium hydrochloride and sodium hypochlorite. We further believe that, because the poultry processing industry is a very large industry, our presence in that market will attract other products designed to reduce or eliminate bacteria. We believe that the effectiveness of the pHarlo technology and its competitive pricing will enable us to successfully compete against existing and future competitive products in the poultry processing industry.

Our seafood application, Pacific Blue™, an antibacterial treatment that eliminates odors and extends the shelf life of seafood products, is targeted for the retail industry. The natural spoilers of seafood quality, bacteria, enzymes, dehydration, oxidation and contamination, Bacteria and enzymes (proteins that aid in digestion) are present in all fish and shellfish, but their activity increases at higher temperatures. These spoilers break down the flesh of seafood, turning firm, resilient tissue soft and mushy. This process affects taste, appearance and texture and develops a strong “fishy” smell. Retailers displaying unpackaged fresh seafood generally maintain the seafood at temperatures between 29°-34° Fahrenheit to preserve freshness. Seafood exposed to air will dehydrate causing a loss of fluids, which decreases the net product weight and damages texture and color. To prevent dehydration, retailers frequently mist fresh fish on display with water. Currently, our product, Pacific Blue™, is the treatment in the market that eliminates odors on seafood by reducing the bacteria that causes spoilage. When and if the market for Pacific Blue™ develops, additional products created by competitors may enter the market and compete.

Ammonia is an ever-present element of the atmosphere in poultry houses. The ammonia is created by the decomposition of excess proteins and uric acid excreted by chickens. Under conditions of heat and high humidity, ambient ammonia can reach levels that are dangerous, if not fatal, to chickens. Adverse effects on poultry may include the ability or desire to feed, thus reducing the maximum weight gain that may be expected during the growth cycle. The detrimental effects of ammonia in poultry farming are widely known and several products focused on litter treatment are available in the market using sodium bisulfate and aluminum sulfate (Alum) that convert litter ammonium to ammonium sulfate, emitting a significantly lower ammonia level. Yucca schidigera extract is also used as an enzyme treatment in the poultry diet to reduce ammonia evolving from poultry manure. Some products currently available in the market include PLT® (Poultry Litter Treatment), Ultra Litter Treatment™ and Poultry Guard™, which are granulated products, BZT® and Premium Bio-Treat Poultry Blend.

Our Unifresh Footbath treats a highly infectious disease known as digital dermatitis that causes lameness, swelling and fever in dairy cows, resulting in a drastic decrease in milk production. Forms of treatment include antibiotic bandaging and topical sprays using Terramycin® (oxytetracycline – an antibiotic) and footbaths using Formalin (a saturated solution of formaldehyde), copper sulfate, Tetracycline (a broad-spectrum antibiotic) or Peracetic Acid (a disinfectant and sanitizer). Unifresh Footbath’s underlying technology, pHarlo technology, uses a highly acidified form of copper sulfate that helps control the bacteria that cause digital dermatitis. Some competing products using copper sulfate include QuickHit, Healthy Foot and HoofPro+ by SSI Corporation; Double-Action™ Hoof Treatment by West Agro, Inc.; and Hoofcare Supercharger manufactured by Marabo.

There may be a number of companies, universities and research organizations actively engaged in research and development of technology that could be similar to our processes and ultimately become our competitors. We cannot assure you that we will be able to successfully compete with current or future competitors who may have substantially greater assets, technical staff, established market share and greater financial and operating resources than we have. If we are unable to successfully compete with these industry competitors, it may have a material adverse effect on our business plan.

Some provisions of our amended and restated articles of incorporation, bylaws, and Nevada law may inhibit potential acquisition bids that you may consider favorable.

Our corporate documents contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by our stockholders. These provisions include:

•                  limitations on persons authorized to call a special meeting of stockholders;

•                  the ability of a majority of the directors then in office to fill vacancies in directorships; and

•                  no cumulative voting;

These and other provisions contained in our amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

In addition, we are subject to control share acquisitions provisions and affiliated transaction provisions of the Nevada General Corporation Law, the applications of which may have the effect of delaying or preventing a merger, takeover or other change of control of us and therefore could discourage attempts to acquire our company.

RISKS RELATED TO OUR COMMON STOCK

Future sales of our common stock may cause our stock price to decline.

Since our inception, we have funded operations through common stock issuances in order to meet our strategic objectives. We have completed six private sales of common stock and securities convertible into common stock. We may, in the future, issue more shares of common stock in sales that may or may not be registered under the Securities Act of 1933, or the Securities Act. Our stock price may decline due to future sales of our shares or even the perception that such sales may occur.

Our stock price can be extremely volatile.

Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. The price of our common stock may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of our common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

The large number of shares available for future sale could adversely affect the price of our common stock.

As of March 31, 2006, 15,987,070 shares of common stock were issuable upon exercise of outstanding stock options with a weighted average exercise price of $0.86 per share, and 21,497,200 shares of common stock were issuable upon exercise of outstanding warrants with an exercise price of between $0.01 to $2.00 per share. Substantially all of the shares underlying these options and warrants have been registered for resale, and none of them are subject to any contractual restrictions on resale. Future sales of any of these shares, or the anticipation of such sales, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. Further, any issuance of a substantial number of these shares would dilute the ownership interest of existing stockholders and could result in increased volatility in the price of our common stock.

Our common stock, which is quoted on the OTC Bulletin Board, has several disadvantages from those securities traded on The Nasdaq Stock Market.

Our common stock, which is quoted on the OTC Bulletin Board, has several disadvantages from those securities traded on The Nasdaq Stock Market. These disadvantages include the following:

•                  The SEC’s order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

•                  Although The Nasdaq Stock Market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system by filing an application with the NASD. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

•                  Trading activity on the OTC Bulletin Board in general is not conducted as efficiently and effectively as with Nasdaq-listed securities. Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

•                  Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

•                  Shares traded on the OTC Bulletin Board generally are quoted with greater spreads between bid and ask and may be more expensive to buy or sell.

•                  Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Exchange Act of 1934, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. In such event, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

If we are unable to comply with the terms of registration rights agreements to which we are a party, we may be obligated to pay liquidated damages to some of our security holders.

In connection with our April 2004, July 2004, December 2004, September 2005 and January 2006 private placements, we entered into registration rights agreements with certain of our security holders in which we agreed to prepare and file with the SEC registration statements to register certain shares of common stock, which registration statements must be maintained effective for certain specified periods. If we are unable to comply with these provisions of these registration rights agreements, we may be obligated to pay liquidated damages to the holders of the securities covered by such registration rights agreements. If we are required to pay such liquidated damages or other amounts to these holders, our business, financial condition, operating results and cash flows would be materially adversely affected.

Registration statements with respect to the April 2004, July 2004 and December 2004 private placements were filed and declared effective in a timely manner. However, on June 14, 2006, we notified the holders of securities acquired in these private placements that the prospectuses contained within these registration statements contained financial and other information that was not current and that, as a result, such prospectuses could not be used to offer and sell such securities. As a result, we may be required to pay liquidated damages in the amount of $37,000 per month until such time as the information contained in such prospectuses is made current.

We were unable to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the applicable registration rights agreement. However, in connection with the January 2006 private placement, we obtained waivers of all claims for liquidated damages relating to our inability to have such registration statement declared effective by the specified deadline. Under the waiver, the date by which the registration statement covering resale of the securities purchased in the September 2005 private placement was required to be declared effective was extended to May 23, 2006. On April 26, 2006, we filed a registration statement registering resale of securities purchased in the September 2005 and January 2006 private placements. We believe that we have used our best efforts to cause this registration statement to be declared effective and, therefore, pursuant to the terms of the applicable registration rights agreements, we believe that we are not currently liable for liquidated damages as a result of this registration statement not being declared effective by May 23, 2006.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Our common stock may be subject to the penny stock rules promulgated under the Securities Exchange Act of 1934, or Exchange Act, unless our net tangible assets are greater than $5,000,000 or our common stock has a market price per share greater than $5.00. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•                  make a special written suitability determination for the purchaser;

•                  receive the purchaser’s written agreement to a transaction prior to sale;

•                  provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks,” as well as a purchaser’s legal remedies; and

•                  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “TKER.”

The following table sets forth, for the periods indicated, the high and low bids for our common stock -based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	Price Range of Common Stock
	High	Low
Fiscal 2005
First Quarter	$0.29	$0.09
Second Quarter	$0.51	$0.09
Third Quarter	$0.54	$0.22
Fourth Quarter	$2.89	$0.39
Fiscal 2006
First Quarter	$5.15	$2.31
Second Quarter	$4.14	$2.21
Third Quarter	$3.90	$2.21
Fourth Quarter	$2.79	$0.58
Fiscal 2007
First Quarter	$1.04	$0.54
Second Quarter	$0.72	$0.44
Third Quarter (through July 6, 2006)	$0.52	$0.49

As of March 31, 2006, we had approximately 104,773,020 shares of common stock outstanding and approximately 137 stockholders of record. The closing price for our common stock on July 6, 2006 was $0.52.

We have never paid dividends on our common stock. We intend to retain our earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock for the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth the Company’s selected historical consolidated financial data as of and for each of the five years ended December 31, 2005.

The selected consolidated financial data for the years ended December 31, 2005, 2004 and 2003 and as of December 31, 2005 and 2004 have been derived from our financial statements, included elsewhere in this prospectus, which have been audited by either Rothstein, Kass & Company, P.C. or Morgan and Company, each an independent registered public accounting firm. The selected historical consolidated financial data as of and for the years ended December 31, 2002 and 2001 have been derived from the Company’s consolidated financial statements not included in this annual report, which have been audited by Morgan and Company. As a result of the 2005 Acquisition, financial data for periods prior to the 2005 Acquisition may not be comparable with financial data for periods following the 2005 Acquisition.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. Until December 31, 2005, we were in a development stage. The quarterly period ended March 31, 2006 was the first period we were considered an operating company.

Statement of Operations Data:

	Year Ended December 31,					Three Months Ended March 31,
	2005	2004	2003	2002	2001	2006	2005
Revenues	$705,467	$—	$—	$—	$—	$220,636	$60,875
Loss from operations	(16,963,821)	(3,367,495)	(500,716)	(744,621)	(59,060)	(4,878,924)	(3,216,542)
Other income (expense)	(1,304,807)	(2,704,120)	(106,364)	(16,631)	7,236	(46,414)	(67,357)
Net loss	(18,268,628)	(6,071,615)	(607,080)	(761,252)	(51,824)	(4,925,338)	(3,283,899)
Net loss per common share, basic and diluted	$(0.25)	$(0.26)	$(0.05)	$(0.07)	$(0.01)	$(0.05)	$(0.06)
Weighted average common shares outstanding	73,549,000	23,597,000	13,003,000	11,305,489	11,262,110	100,526,919	59,663,000

Balance Sheet Data:

	As of December 31,					As of March 31,
	2005	2004	2003	2002	2001	2006
Working capital (deficit)	$(603,085)	$14,333,819	$34,027	$(49,924)	$(147,542)	$5,510,550
Total assets	68,854,019	16,766,867	547,909	421,915	529	74,103,954
Long-term liabilities	1,573,923	1,388,652	386,161	307,525	—	1,318,530
Stockholders’ equity (deficit)	63,288,424	14,243,638	20,852	(89,869)	(147,542)	69,060,465
Number of shares out-standing at end of period	89,167,095	48,863,740	14,510,800	11,786,860	11,262,010	104,773,020

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Information” and “Risk Factors” for a description of the important factors that could cause actual results to differ materially from those contained in forward-looking statements.

Overview

We manufacture, distribute and market a variety of products using a process we refer to as ”pHarlo technology.” These products are covered by one or more patents, or base patents, and manufactured using the pHarlo technology, which is covered by those patents. The pHarlo technology utilizes a safe solution, which we call the pHarlo concentrate, and is a solution whose components have been accepted as Generally Recognized as Safe by the U.S. Food and Drug Administration, or FDA. This safe solution enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values, or measurements of acidity or alkalinity in a solution. A Generally Recognized as Safe designation for our solution allows it to be added to food and is considered to be safe for human consumption by experts and, therefore, exempt from the usual Federal Food, Drug and Cosmetic Act food additive tolerance requirements.

We currently market:

•                  Close Call, an oral hygiene breath drink;

•                  Unifresh Footbath, a grooming aid for dairy cows; and

•                  Tasker Pacific Blue Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and remove odors.

As a result of the 2005 Acquisition, we now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our field of use, and have entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

We have begun the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing, which is a method of loosening feathers so that they can be picked and removed mechanically. Poultry processing at high-volume plants includes washing the chickens two times, once in a hot water bath, or scalder, and once post-evisceration, and placing the chickens in a chiller, or freezer, thereby killing bacteria and reducing spoilage. When our anti-microbial solution is used in the poultry processing, it can be added to the water in the scalder to reduce the cross-contamination that tends to occur in these communal baths. Future applications of this product may include treatment of the water in the post- evisceration washing and in the chiller.

We are also in the process of conducting tests of the pHarlo technology in other pre-harvest, or on-farm, and post-harvest, or food processing, applications, including seafood and poultry farming, as well as in water treatment uses. We are also in various stages of developing future product lines using the pHarlo technology in the skin care and pet products industries.

Until December 31, 2005, we were in a development stage. The quarterly period ended March 31, 2006 was the first period we were considered an operating company.

Related Party Transactions

In 2004, we entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC. Under the terms of this agreement and its subsequent amendments, we granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids, or chemicals that assist with microbial reduction and shelf life extension without changing food characteristics, for the poultry industry based on the pHarlo technology. Wynn Starr is also responsible for taking the pHarlo concentrate provided by us and blending it with liquids to create the finished product that is ultimately distributed by Wynn Starr. In return for this license, Wynn Starr has agreed to pay us a royalty of $70.00 per gallon on all net sales (as defined in the Exclusive Field of Use License Agreement and Product Sale Agreement) sold by Wynn Starr for which payment is received from customers. As of the date of this prospectus, no royalties were due and none had been paid to us under this royalty arrangement. We are currently renegotiating this royalty arrangement to align its terms to the current market demand for the product. Steven B. Zavagli, one of our directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

Restructuring Charges

During the fourth quarter of fiscal year 2005 we recorded and paid approximately $29,000 of severance to one executive and five staff members as part of our efforts to reduce operating costs. Seven more staff members were terminated but no severance was paid to them at such time. Also, during the first quarter of fiscal year 2006, we recorded additional severance costs of approximately $224,000 for one executive and four staff members whose employment was terminated as a result of our decision to further reduce operating costs. The severance accrual is included on our balance sheets as a part of accrued expenses. In the first quarter of fiscal year 2006 we made severance payments of $117,000 to the terminated employees. As of March 31, 2006, we expect to make approximately $92,000 and $15,000 of severance payments in the second and third quarters of fiscal year 2006, respectively.

Critical Accounting Policies and Significant Judgments and Estimates

We believe that several accounting policies are important to understanding our historical and future performance. We refer to such policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates—which also would have been reasonable—could have been used. These critical accounting policies and estimates relate to derivative liabilities, valuation of goodwill, intangible assets and inventory. These critical policies, and our procedures related to these policies, are discussed below. In addition, refer to Note 2 to the accompanying consolidated financial statements for a discussion of all of our significant accounting policies.

Derivative Instruments

To date, we have entered into several debt and equity transactions to fund our operations. A number of these transactions involved the issuance of convertible debt and warrants. These transactions also included registration rights agreements that impose significant penalties on us if certain conditions are not met. As a result of these registration rights agreements we face a number of unique and complex accounting issues such as the ones discussed below.

We have issued and outstanding several financial instruments with embedded derivative features, consisting of convertible debt and warrants. We analyze these financial instruments in accordance with Statement of Financial Accounting Standards, or SFAS, No. 133 and Emerging Issues Task Force, or EITF, Issue Nos. 00-19 and 05-02 to determine if these hybrid contracts have embedded derivatives that must be bifurcated. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00-19.

EITF Issue No. 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’” addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00-19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement that includes a liquidated damages clause. Alternative accounting treatments of registration rights are discussed in EITF Issue No. 05-4. One alternative treatment discussed in EITF Issue No. 05-4 could require the warrants, the convertible debt and the registration rights agreement to be treated as a single financial instrument. If the EITF implements this approach, the convertible debt and the warrants we have issued would need to be recorded as a liability at fair value and changes in the fair value of the liability would need to be recorded in the statement of operations each period. Implementation of this approach may have a material non-cash impact to our financial statement. Since no consensus on EITF Issue No. 05-4 has been reached, we have given only prospective application to this guidance. Further impact on our consolidated financial statements of adopting the standard, if any, will follow the transition guidance when released.

In April and July 2004, we entered into private placement agreements and registration rights agreements for convertible debentures and warrants (see Note 6 to the consolidated financial statements). Based on the interpretive guidance in EITF Issue No. 05-4 due to an uncapped liquidated damages provision in the registration rights agreements, we determined that the registration rights are derivative liabilities that should be bifurcated from the related financial instruments. Accordingly, the estimated fair value of the registration rights derivative of $244,000 was recorded as a liability as of October 1, 2005, the beginning of the first fiscal period after September 15, 2005, the date that EITF postponed further deliberations.

Changes in the estimated fair value of the registration rights derivative liability are recorded in the consolidated statement of operations. In the fourth quarter of 2005, we recorded a gain on the reduction of the derivative liability of approximately $9,000.

In connection with our examination of past transactions for application of EITF Issue No. 05-4, we noted that for the period from entering into the April 2004 Securities Purchase Agreement until we increased our authorized shares in August 2004, we had insufficient shares to meet all potential obligations to issue shares under our convertible notes and exercisable warrants and options. Under EITF Issue No. 00-19, a liability should be recognized for those financial instruments for that period, with any changes in the fair value of such liabilities recognized in our consolidated statement of operations. Based on our analysis of such liabilities, we determined the effect of any such amounts to be immaterial.

At December 31, 2005, our derivative liability balance, related to the April 2004 and July 2004 registration rights agreements, was approximately $235,000. Additionally, included in the other accrued liabilities at December 31, 2005 is approximately $119,000 of interest and late fees and approximately $286,000 of incurred liquidated damages associated with the April 2004 and the July 2004 convertible debentures. We have not incurred any liquidated damages liabilities related to any of our other registration rights agreements.

Goodwill and Intangible Assets

Since the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets,” we are required to test our goodwill at least annually for impairment and for fiscal year 2005 we performed this review during our fourth quarter, which, going forward, will be the timing of our annual goodwill impairment review. Based on this review, we concluded that there was no goodwill impairment. Our analysis was performed at the company level which represents the “reporting unit” level. Our analysis of goodwill impairment required an estimate of the fair value for the reporting unit, which is an inherently subjective process. Based on the results of our impairment review we concluded that, by a wide margin, the fair value of the reporting unit was not impaired. There can be no assurance that there will not be impairment charges in subsequent periods as a result of our future periodic impairment reviews. To the extent that future impairment charges occur, they will likely have a material impact on our financial results. At December 31, 2005, the carrying value of goodwill was approximately $41.7 million.

In addition to our annual goodwill review, we will also perform periodic reviews of the carrying value of our other intangible assets. These intangible assets consist of utility patent applications. We specifically consider whether any indicators of impairment are present, including:

•                  whether there has been a significant decrease in the market price of an asset;

•                  whether there has been a significant adverse change in the extent or manner in which an asset is used; and

•                  whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life.

If indicators of impairment are present, an estimate of the undiscounted cash flows that the specific asset is expected to generate is made to ensure that the carrying value of the asset can be recovered. These estimates involve significant subjectivity. At December 31, 2005, the carrying value of our intangible assets, excluding goodwill, was approximately $21.6 million. None of these assets were deemed to be impaired.

Valuation of Acquired Intangible Assets

In connection with the 2005 Acquisition, we recorded other intangible assets relating to acquired utility patent applications. The valuation process used to calculate the value assigned to the acquired intangible assets is complex and involves significantly subjective financial projection estimates. The principal component of the valuation is the determination of discounted future cash flows expected to be derived from the use of these intangible assets. In addition, there are a number of other variables that we considered for purposes of projecting these future cash flows, including those listed below.

There is inherent uncertainty involved with this estimation of cash flows from intangible assets, and, while our estimates are consistent with our internal planning assumptions, the ultimate accuracy of these estimates is only verifiable over time. Further, the projections required for the valuation process normally utilize a ten-year forecast, which exceeds our normal internal planning and forecasting timeline. The particularly sensitive components of these estimates include, but are not limited to:

•                  the selection of an appropriate discount rate;

•                  the required return on all assets employed by the valued asset to generate future income streams;

•                  our projected overall revenue growth;

•                  our gross margin estimates;

•                  our patent-pending technology and its useful life;

•                  our planned level of operating expenses; and

•                  our effective tax rate.

The fair value of the identified intangible asset was determined using a discounted cash flow model. Cash flow projections were based on management’s forecast relating to the intellectual properties and life was based on the remainder of the underlying patent life. The discount rate used was 15% and the royalty rate was 5%.

The table below illustrates that a change of 1% in the discount rate and the royalty rate used to determine the fair value for the identifiable asset would not have a material effect on our financial position or result of operations for any particular reporting period.

	14% discount rate	15% discount rate	16% discount rate
	(In millions)
4% royalty rate	$18.9	$17.6	$16.4
5% royalty rate	$24.4	$22.5	$21.1
6% royalty rate	$29.4	$27.5	$25.7

Inventory Valuation and Classification

Our inventory is valued at the lower of cost or market on an average cost basis. We regularly review inventory balances to determine whether a write-down is necessary. We consider various factors in making this determination, including recent sales history and predicted trends, industry market conditions, general economic conditions, the age of our inventory and recent quality control data. Changes in the factors above or other factors could result in significant additional inventory cost reductions and write-offs.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) “Accounting for Stock-Based Compensation (Revised)”. Under SFAS 123(R), companies will be required to recognize as an expense the estimated fair value of all share-based payments to employees, including the fair value of employee stock options. Pro forma disclosure of the estimated expense impact of such awards is no longer an alternative to expense recognition within the financial statements. SFAS No. 123(R) is effective for public companies in the first annual reporting period beginning after June 15, 2005. Accordingly, we will adopt the provisions of SFAS No. 123(R) effective January 1, 2006, the first quarter of our 2006 calendar year.

There are two transition alternatives for public companies adopting the statement: the modified prospective method and the modified retrospective method. Under the modified prospective method, companies are required to recognize compensation cost for share-based payments to employees, based on the grant date estimate of fair value, from the beginning of the fiscal period in which the recognition provisions of SFAS No. 123(R) are first applied. Prior period financial information would not be restated under this method. Under the modified retrospective method, companies would restate prior periods to include the recognition of compensation cost based on amounts previously reported in the pro forma disclosures relating to stock -based compensation under the existing requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” such as is presented in Note 2 to our audited consolidated financial statements. We expect to elect the modified prospective method, upon adoption.

We expect the adoption of SFAS No. 123(R) to have a material effect on our financial statements, in the form of additional compensation expense, on a quarterly and annual basis. We are still in the process of evaluating the impact of SFAS No. 123(R), and have not yet quantified the expense impact of this accounting pronouncement on future financial periods.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 has been issued to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage), which requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires our company to allocate fixed production overheads to the costs of conversion based on the normal capacity of the production facilities. Our management does not believe the effects of SFAS No. 151 will have a material impact on the consolidated financial statements, as we have not incurred any inventory costs that meet the definition of “so abnormal.”

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and supersedes FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements—an amendment of APB Opinion No. 28.” SFAS No. 154 requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS No. 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the implementation of SFAS No. 154 to have a significant impact on our results of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation in our consolidated financial statements.

Restatement

We announced on December 7, 2005, that we had initiated an internal investigation of our accounts receivable and revenues for the quarter ended September 30, 2005. We originally reported revenues for the three month and nine month periods ended September 30, 2005 of $1,446,285 and $1,751,553, respectively, in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005. We also reported accounts receivable, net as of September 30, 2005 of $1,469,723. As a result of the investigation, we discovered that certain sales recognized as revenues and booked as accounts receivable were mischaracterized. The accounting issues relate solely to sales of our Unifresh Footbath product, a product we acquired in the 2005 Acquisition. Our investigation found no accounting issues associated with the revenues reported with respect to sales of our Close Call product.

During our investigation, we discovered that

•                  revenues for the three and nine months ended September 30, 2005, and the period from inception to September 30, 2005 should have been $1,128,125, $1,433,393, and $1,433,393, respectively, a reduction of $318,160 for each such period as compared to the numbers as reported in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005;

•                  net loss for the three and nine months ended September 30, 2005 should have been $4,208,198 and $11,205,184, respectively, an increase of $258,341, respectively to the numbers as reported in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005;

•                  net loss for the period from inception to September 30, 2005 should have been $19,002,453, also an increase of $258,341 to the numbers as reported in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005;

•                  net loss per common share for the three and nine months ended September 30, 2005 remained the same as the numbers reported in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005 at $0.05 and $0.16,  respectively;

•                  net loss per common share for the period since inception to September 30, 2005 should have been $1.13, an increase of $0.02;

•                  accounts receivable, net, total current assets and total assets at September 30, 2005 should have been $1,126,563, $10,983,997 and $76,139,252, respectively, a reduction of $343,160, $258,341 and $258,341, respectively to the numbers as reported in our quarterly report on Form 10-QSB.

The amounts included in the notes to our consolidated financial statements reflect the corrected amounts that should have been reported in the Form 10-QSB.

The quarterly reports on Form 10-QSB for the periods ended June 30, 2004 and September 30, 2004 were also restated to reflect the following adjustments to income:

•                  a stock based compensation charge for “in the money” options issued to employees;

•                  the recognition of value allocated to warrants and an embedded conversion feature associated with convertible debentures issued in April 2004 and July 2004 (an increase of the debt discount) and the immediate amortization of such discount as a result of our violation of certain covenants of the April 2004 and July 2004 convertible debentures; and

•                  a compensation charge to reflect the market value of common stock issued to consultants for services rendered.

The aggregate effect of this restatement had no impact on our December 31, 2004 Audited Consolidated Financial Statements as reported in our annual report on Form 10-KSB. The amounts included in the notes to our consolidated financial statements reflect the corrected amounts that should have been reported in the Form 10-QSB.

Results of operations

Overview

During the calendar year 2005, we substantially completed the integration of the assets acquired in the 2005 Acquisition. The audited financial statements as of and for the period ending December 31, 2005 contained herein reflect our operations on a consolidated basis, which includes the assets acquired. As the 2005 Acquisition was completed during the fiscal year ended December 31, 2005, the assets acquired are included in the financial statements for the period ending December 31, 2005 but are not included in prior periods contained in this annual report. In 2005, we also began selling Close Call. As a result of these changes, our operating results for the year ended December 31, 2005 include several material changes as compared to the same periods in 2004 and 2003. Below is a brief summary of these material changes.

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Revenues

Revenues for the three months ended March 31, 2006 were approximately $221,000, compared with approximately $61,000 for the corresponding period in 2005. This increase in revenue was due primarily to revenue associated with sales of Unifresh Footbath. The revenue for the three months ended March 31, 2005 was entirely due to sales of Close Call. We expect that revenue will continue to increase throughout fiscal year 2006 upon the successful marketing of existing products and the securing of regulatory approvals for certain applications that it intends to market. While waiting for regulatory approvals, we are aggressively marketing our existing products, building our network of distributors and identifying prospective customers.

Product Development

Product development consists primarily of personnel costs to support product development, which continued to be a major focus of our company for the first quarter of 2006. Product development and research costs for the three months ended March 31, 2006 increased by approximately $34,000, or 10%, to approximately $375,000 from approximately $341,000 for the three months ended March 31, 2005. This increase was primarily due to a $74,000 increase in compensation costs, due to increased staffing, and an increase in stock-based compensation of approximately $40,000, which was partially offset by a decrease of consulting expenses of approximately $100,000. We expect that in the fiscal year 2006, product development expense will increase as a percentage of revenue as new product lines are tested and developed.

Selling, General and Administrative

Selling, General and Administrative (“SGA”) expenses are primarily composed of sales and marketing costs, compensation, professional fees and general administrative costs. SGA costs for the three months ended March 31, 2006 increased by approximately $1.2 million from $2.9 million for the three months ended March 31, 2005, to $4.1 million for the three months ended March 31, 2006. We anticipate that SGA costs will continue to decrease, as a percentage of revenues, in fiscal year 2006.

Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, promotional expenses, advertising, public relations and trade shows. Sales and marketing costs increased by approximately $52,000 due to marketing research, branding and promotion for our Unifresh Footbath product line roll-out, as well as increased compensation expense for an increase in sales force personnel.

Compensation expense consists primarily of salaries and other related costs for senior management, finance and administrative employees of our company. Compensation expense increased by approximately $416,000, primarily due to an increase in severance costs associated with a reduction in administrative and warehouse personnel, and to a lesser extent due to salaries for personnel from the 2005 acquisition.

Professional fees for the three months ended March 31, 2006 decreased by $1.1 million, primarily due to a non-cash charge decrease of approximately $1.2 million for stock options issued to an investor relations consultant for services provided in the three months ended March 31, 2005.

General and administrative expenses consist primarily of rent, insurance and travel and entertainment expenses. The increase in general administrative costs for the three months ended March 31, 2006 by approximately $658,000 was mainly attributable to approximately $320,000 in minimum purchase commitments for Close Call bottles, and a $50,000 settlement in principle of the BOC claim discussed under legal proceedings. Rent and associated utility expenses for the Texas facility, acquired in the 2005 Acquisition, also increased by approximately $72,000.

During the three months ended March 31, 2006, we recorded approximately $1.7 million of expense associated with share-based payments in connection with our adoption of SFAS 123(R) on January 1, 2006. The expense associated with these awards is recorded as expense within the same functional expense category as cash compensation for the respective employee is recorded. For the three months ended March 31, 2006, stock compensation expense was allocated as follows:

Sales and marketing	$183,000
Product development	57,000
General and administrative	1,480,000
$1,720,000

Depreciation and Amortization Expense

Depreciation and amortization expense, which includes the amortization of identifiable intangible assets, increased by approximately $562,000 from approximately $12,000 in the three months ended March 31, 2005, to approximately $574,000 for the three months ended March 31, 2006, primarily due to the amortization of our utility patent intangible. This intangible has a current estimated value of approximately $21 million and is being amortized over 11.5 years.

Interest Expense

Interest expense decreased by approximately $87,000 from $114,000 for the three months ended March 31, 2005 to approximately $27,000 for the three months ended March 31, 2006, primarily due to a reduction in interest payable for convertible debt.

Interest Income

Interest income decreased by approximately $7,000 from $46,000 for the three months ended March 31, 2005 to approximately $39,000 for the three months ended March 31, 2006, primarily due to a decreased cash balance in the three months ended March 31, 2006, as compared to the same period ending March 31, 2005.

Other expenses, net

We incurred other expenses, net of approximately $46,000, for the three months ended March 31, 2006, as compared to no expense in the three months ended March 31, 2005. We accrued approximately $87,000 for (i)

liquidating damages for failure to have a current prospectus available for the resale of common stock sold in the April and July 2004 private placements and (ii) a loss on a disposal of a vehicle in the amount of $50,000 as a result of the Settlement and Release Agreement we entered into with a former executive. This increase in expense was partially offset by the reduction of the fair market value of the registration rights liability by approximately $85,000.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

Revenues for the year ended December 31, 2005 were approximately $705,000, compared with no revenue for the corresponding period in 2004. This increase in revenue was due primarily to revenue associated with sales of Close Call, which contributed approximately $503,000 for the year ended December 31, 2005 and the sales of Unifresh Footbath, a product we acquired in the 2005 Acquisition, which contributed approximately $202,000 in revenue for the year ended December 31, 2005, net of approximately $890,000 of credit memos. These credit memos were issued to customers to whom we promised to take back the Unifresh Footbath that was not as effective due to abnormally high alkaline content, or pH level, in the customers’ water sources. We have now reformulated this product by adding a compound that neutralizes alkali, or a type of base that has a pH greater than seven. We expect that our revenue will increase in fiscal year 2006 upon the successful marketing of existing products and the securing of regulatory approvals for certain applications that intend to market. While waiting for regulatory approvals, we are aggressively marketing our existing products, building our network of distributors and identifying prospective customers.

Gross Margin

During the year ended December 31, 2005, we wrote-off approximately $741,000 of Close Call finished goods inventory that we estimated would not be sold prior to its shelf expiration date. This write-off resulted in negative gross margin of approximately $603,000 for the year ended December 31, 2005, compared to zero gross margin for the year ended December 31, 2004. As a result of anticipated increased sales in fiscal year 2006, gross margin, in absolute dollars and as percentage of revenue, is expected to increase.

Product Development

Product development consists primarily of personnel costs to support product development and clinical trials, which continued to be the focus of our company during 2005. Product development and research costs for the year ended December 31, 2005 increased by approximately $2.0 million or 143% to $3.4 million from $1.4 million for the year ended December 31, 2004. This increase was primarily due to an increase in salary expense of approximately $740,000 from $170,000 for the year ended December 31, 2004, to $910,000 for the year ended December 31, 2005, and an increase in consulting costs of approximately $600,000 from $900,000 for the year ended December 31, 2004 to $1.5 million for the year ended December 31, 2005. The increase in consulting costs was due to research and development in the areas of food processing and the Unifresh Footbath product. Production supply expense increased by approximately $100,000 from $200,000 for the year ended December 31, 2004 to approximately $300,000 for the year ended December 31, 2005. Also, the expense of clinical trials increased approximately $520,000 from $105,000 in 2004 to $625,000 in 2005 due to increased testing and development of new product lines. We anticipate that product development will decrease, as a percentage of revenues, in fiscal year 2006.

Selling, General and Administrative

SGA expenses are primarily composed of sales and marketing costs, compensation, professional fees and general administrative costs. SGA costs for the year ended December 31, 2005 increased by approximately $9.9 million from $2.0 million for the year ended December 31, 2004, to $11.9 million for the year ended December 31, 2005. We anticipate that SGA costs will decrease, as a percentage of revenues, in fiscal year 2006.

Sales and marketing expenses consist mainly of salaries and other related costs for sales and marketing personnel, sales commissions, promotional expenses, advertising, public relations and trade shows. Sales and marketing costs increased by approximately $820,000 from $160,000 for the year ended December 31, 2004 to approximately $980,000 for the year ended December 31, 2005. This increase is due to marketing research, branding and promotion for our Close Call and Unifresh Footbath product line roll-outs.

Compensation expense consists primarily of salaries and other related costs for our executives, senior management, finance and administrative employees. Compensation expense increased by approximately $4.2 million from approximately $700,000 for the year ended December 31, 2004, to approximately $4.9 million for the year ended December 31, 2005. This increase is primarily due to the addition of executive and other management to oversee the development of our oral care, food processing, skin care, pet care and, to a lesser extent, due to salaries for personnel added in the 2005 Acquisition.

Professional fees consist primarily of legal, accounting, and investor relation fees. Professional fees for the year ended December 31, 2005 increased by $3.5 million, from $600,000 in 2004 to $4.1 million in 2005, primarily due to non-cash charges of approximately $2.8 million for stock options issued to an investor relations consultant for services rendered. The remaining increase in 2005 over 2004 of $700,000 is mainly due to increased legal and accounting fees necessary to complete our various SEC filings during 2005.

General and administrative expenses consist primarily of rent, insurance, stock -based compensation and travel and entertainment expenses. General administrative costs for the year ended December 31, 2005 increased by $1.4 million from $500,000 in 2004 to $1.9 million in 2005. This increase is attributable to an increase in travel expenses of approximately $500,000, due to the increased sales efforts to promote our products, increased insurance costs of approximately $327,000, an increase in rent expense of approximately $283,000, an increase in utility and equipment charges of approximately $200,000 and an increase of approximately $111,000 in stock -based compensation as a result of “in the money” stock options issued to employees during the year ended December 31, 2005. In 2006, we expect a significant increase in stock compensation expense based on our adoption of SFAS 123(R) on January 1, 2006.

Depreciation and Amortization Expense

Depreciation and amortization expense, which includes the amortization of identifiable intangible assets, increased by approximately $1.1 million from approximately $29,000 in the year ended December 31, 2004, to approximately $1.1 million for the year ended December 31, 2005, due in large part to the 2005 Acquisition whereby we acquired fixed assets and intellectual property. The intellectual property, predominately patent applications, has a current estimated value of approximately $21.5 million and is being amortized over 11.5 years. See Note 12 to the consolidated financial statements.

Interest Expense, Net

Interest expense, net decreased by approximately $2.6 million from $2.7 million for the year ended December 31, 2004 to approximately $85,000 for the year ended December 31, 2005. This decrease is principally due to the one-time write off in September 2004 of approximately $1.7 million of debt discount caused by our default of certain covenants in the July 2004 convertible debentures private placement and the one-time write off in June 2004 of approximately $800,000 of debt discount caused by our default of certain covenants in the April 2004 convertible debentures private placement. Interest income increased by approximately $112,000, from $23,000 for the year ended December 31, 2004 to approximately $135,000 for the year ended December 31, 2005, primarily due to an increased average cash balance throughout 2005.

Other

We incurred other expenses of approximately $1.2 million for the year ended December 31, 2005, related primarily to a reserve recorded for certain notes receivable in the amount of $890,000, and an additional accrued expense for potential liquidating damages in the amount of $286,000.

Net Loss

As a result of the above, we had a net loss of $18.3 million for the year ended December 31, 2005, as compared to a net loss of $6.1 million for the year ended December 31, 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Product development

Product development and research costs for the year ended December 31, 2004 increased by approximately $1.3 million from approximately $89,000 for the year ended December 31, 2003, primarily due to consultant fees associated with gaining regulatory approval for our poultry processing product, and additional development costs associated with Close Call.

Selling, General and Administrative

SGA expenses are primarily composed of sales and marketing costs, compensation, professional fees, and general administrative costs. SGA costs increased by approximately $1.6 million from approximately $398,000 for the year ended December 31, 2003 to approximately $2.0 million for the year ended December 31, 2004.

Sales and marketing costs increased by approximately $141,000 for the year ended December 31, 2004 from $0 for the year ended December 31, 2003. This increase is primarily attributable to an increase in advertising and marketing expenses, as well as increased compensation for additional sales employees.

Compensation expense increased by approximately $620,000, from $50,000 in the year ended December 31, 2003 to approximately $670,000 for the year ended December 31, 2004. This increase reflects the addition of executive and senior management, as well as management to oversee the development of our products such as oral care, food processing, skin care and pet care.

Professional fees for the year ended December 31, 2004 increased by approximately $500,000 from $100,000 in 2003 to $600,000 in 2004, primarily due to legal fees for intellectual property reviews and due diligence support in our effort to consummate the 2005 Acquisition.

General and administrative costs for the year ended December 31, 2004 increased by approximately $290,000, from $260,000 for the year ended December 31, 2003 to $550,000 for the year ended December 31, 2004. This increase is primarily due to an expense of $373,000 for stock -based compensation as a result of “in the money” stock options issued to employees during the year ended December 31, 2004, as compared to no stock -based compensation expense for the year ended December 31, 2003, and a decrease of approximately $100,000 in miscellaneous fees associated with filing and stock transfer fees.

Interest Expense, net

Our interest expenses increased by a net amount of approximately $2.6 million, from $113,000 for the year ended December 31, 2003 to approximately $2.7 million for the year ended December 31, 2004, primarily as a result of the amortization of loan discounts from the convertible debentures issued by us during 2004 and from notes payable.

Net Loss

As a result of the above, we had a net loss of $6.1 million for the year ended December 31, 2004, as compared to a net loss of $607,000 for the year ended December 31, 2003.

Liquidity and Capital Resources

Overview

Since our inception, we have funded operations and investing activities through the issuance of common stock and other financing activities under several private placements. Requirements for liquidated damages under some of our private placements may have an impact on our future liquidity. To date we have satisfied and/or received waivers for the provisions of a majority of the agreements that would have otherwise required us to pay liquidated damages. However, we have not received waivers and from time to time we have not satisfied some of the provisions of the registration rights agreements for the April 2004 and July 2004 convertible debentures. Consequently, at December 31, 2005 we had incurred actual liquidated damages, related to these two debentures, of approximately $286,000 and we will continue incur liquidated damages of approximately $37,000 per month if we fail to maintain effectiveness of the registration statement covering these convertible debentures. The liquidated damages recorded through December 31, 2005 represent actual incurred damages, while the registration rights derivative represents estimated future liquidated damages. The estimated future liquidated damages are based on probabilities of whether the registration will remain effective. These probabilities are assigned to alternative scenarios of various damage amounts. Actual future liquidated damages will vary from the registration rights derivative based on our ability to maintain effectiveness and whether we incur actual damages. We do not expect, although the conditions that may result in liquidated damages are not in our control, that any liquidated damage amounts we may be required to pay will be material.

We may be unable to meet our future capital requirements. We may require additional financing in the future in order to continue to implement our product and services development, marketing and other corporate programs. We may not be able to obtain such financing or obtain it on acceptable terms. Without additional financing, we may be forced to delay, scale back or eliminate some or all of our product and services development, marketing and other corporate programs. If we are able to obtain such financing, the terms may contain restrictive covenants that might negatively affect our common stock, such as limitations on payments of dividends or, in the case of a debt financing, reduced earnings due to interest expenses. Any further issuance of equity securities would likely have a dilutive effect on the holders of our common stock. Our business, operating results and financial condition may be materially harmed if revenues do not develop or grow slower than we anticipate, if operating expenses exceed our expectations or cannot be reduced accordingly, or if we cannot obtain additional financing.

We are rapidly depleting our cash resources and our ability to continue to operate and grow our business is dependent upon obtaining new financing and/or generating revenue growth from operations. The cost of any new financing may be prohibitive. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurances that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If over the next one hundred twenty days we are unable to arrange new financing and/or generate sufficient revenue growth from existing and new business arrangements, our liquidity position will become significantly impaired and we will be forced to consider the further restructuring of our operations, the disposition of various assets, the seeking of protection from our creditors, or ceasing of operations and liquidation.

Operating Activities

At March 31, 2006 our cash, cash equivalents and marketable securities balances were approximately $7 million compared with $1.0 million at December 31, 2005.

Net cash used in operating activities for the three months ended March 31, 2006 was approximately $2.5 million, compared with $1.0 million at December 31, 2005.

Our cash balances were approximately $1 million at December 31, 2005, $14.2 million at December 31, 2004 and $33,000 at December 31, 2003. Net cash used in operating activities for the year ended December 31, 2005 was approximately $11.8 million, compared to approximately $2.4 million in 2004 and approximately $471,000 in 2003.

Our accounts receivable, less allowance for doubtful accounts, at December 31, 2005 and December 31, 2004 were approximately $155,000 and $0, respectively. Also, we have fully reserved our note receivable of $890,000 from the Biofilm shareholders as there can be no assurance that it will be collectible. Also see discussion under “Off-Balance Sheet Arrangements.”

We have significantly increased our inventory level to approximately $1.4 million for the year ended December 31, 2005, from approximately $100,000 for the year ended December 31, 2004, in anticipation of future sales.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2006 was approximately $3.5 million as compared to approximately $3.0 million for the three months ended March 31, 2005.

As of March 31, 2006 approximately $3.4 million of the January 2006 private placement proceeds have been invested in marketable securities.

Net cash used in investing activities for the year ended December 31, 2005 was approximately $7.7 million, and was approximately $530,000 and $133,000 for the years ended December 31, 2004 and 2003, respectively.

As a result of the 2005 Acquisition, we recorded $2.6 million in cash payments to the Selling Entities, representing approximately $1.4 million in cash consideration, and approximately $1.2 million in acquisition costs.

Net cash used for the purchase of property and equipment for the year ended December 31, 2005 was approximately $824,000. A major portion of this expense was directly related to the 2005 Acquisition in which we added a production facility and warehouse to facilitate our anticipated growth and revenue stream.

During the year ended December 31, 2005, pursuant to a series of promissory notes, we loaned approximately $2.6 million (including $136,000 paid to a vendor on behalf of pHarlo Citrus Technologies) to the Selling Entities and principals of pHarlo Citrus Technologies, Inc. and Indian River Labs, LLC. All of the loans granted to the Selling Entities and the principals of pHarlo Citrus Technologies, Inc. and Indian River Labs, LLC during the year ended December 31, 2005 were cancelled on July 15, 2005 upon the completion of the 2005 Acquisition, with the exception of a loan granted on March 28, 2005 to David Creasey, a principal of pHarlo Citrus Technologies and Indian River Labs, in the amount of $625,000. This loan is evidenced by a promissory note and secured by options and stock that Mr. Creasey holds in our company.

In April 2005, we purchased from Electric Aquagenics Unlimited, Inc. 359,000 common shares of Biofilm Strategies Corporation, representing 27% of Biofilm’s outstanding common stock, for cash consideration of $718,000. Further, we advanced a total of $890,000 to the owners of the remaining 73% of Biofilm’s common stock. Biofilm’s proprietary technology is designed to eradicate biofilm, a protective coating that forms on listeria and other pathogens making them resistant to traditional remedies of eradicating bacteria. We understand that Biofilm is in the process of obtaining certain regulatory approvals for the use of its product in specified applications. After several months of unsuccessful negotiations, we have decided that we will not seek to acquire the remaining 73% of Biofilm’s common stock. We originally anticipated that if the acquisition did not close, we would seek repayment of the funds advanced. We are now negotiating an alternative arrangement with Biofilm, whereby Biofilm would license its technology to us, and the $890,000 advanced would be used as a credit against royalty fees due under the license agreement. There can be no assurance that the license agreement will be entered into, or if entered into, that Biofilm would agree to credit the $890,000 advanced toward the royalty fees of such license. We believe that recovery of these advances is uncertain, and have set up an allowance for uncollectible accounts for the entire $890,000.

Financing Activities

Net cash provided by financing activities during the three months ended March 31,  2006 was approximately $8.5 million, as compared to approximately $128,000 for the three months ended March 31, 2005.

The net cash provided by financing activities for the three months ended March 31, 2006 principally represents proceeds from the sale of common stock and warrants. In January 2006, we completed a private placement in which we raised gross proceeds of $9.3 million through the sale of 13,335,295 shares of our common stock at a purchase price of $.70 per share, which were sold together with warrants to purchase an additional 13,335,295 shares of our common stock at an exercise price of $1.00.

As partial consideration for the purchase of the pHarlo assets in the July 2005 acquisition, we issued a promissory note in the amount of $1,931,973 to Indian River Labs, L.L.C. The promissory note bears interest of 3.4% per annum and is payable in equal bi-weekly principal installments of $37,153, plus interest , through July 2007. During the quarter ended March 31, 2006, we paid approximately $260,000 under the Indian River Labs, L.L.C. promissory note.

The net cash provided by our financing activities during the year ended December 31, 2005 was approximately $6.3 million, as compared to approximately $17.1 million and $545,000 for the years ended 2004 and 2003, respectively.

The net cash provided by financing activities for the year ended December 31, 2005 is mainly derived from proceeds from the sale of common stock and warrants. In September 2005, we completed a private placement in which we raised gross proceeds of $6,435,000 through the sale of 2,947,545 shares of our common stock at a purchase price of $2.20 per share, which were sold together with warrants to purchase an additional 1,473,769 shares of our common stock at an exercise price of $3.00 per share. In conjunction with the January 2006 private placement discussed below the exercise price of the warrants was reduced from $3.00 to $1.00. We also recorded payment for the Indian River Labs promissory note of approximately $409,000.

As of December 31, 2005, we had approximately $1 million in cash and cash equivalents.

In January 2006, we sold 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The gross proceeds to us at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,151. The warrants expire five years from the date of issuance. A s a result of the January 2006 private placement, we increased our cash and cash equivalent balance by $8.7 million.

During the first quarter ended March 31, 2006 and the year ended December 31, 2005, we continued to be in violation of certain representations and covenants contained in our convertible debentures issued on April 30, 2004 and July 22, 2004. This violation related to the fact that we were not materially compliant with the Sarbanes-Oxley Act of 2002 and we did not timely make quarterly interest payments to the bondholders. As a result of this violation, principal and accrued interest on outstanding debentures became immediately due and payable at the option of holders and, as a result, as of December 31, 2005, the Company has classified the entire remaining principal balance in the amount of approximately $194,000 and interest of approximately $119,000 as a current liability and has amortized the debt discount associated with the remaining principal balance. In addition, during the year ended December 31, 2005, we were in default of certain of our obligations under two separate registration rights agreements. As a result of these violations, contractual payments became immediately due and payable to certain holders of our common stock. As of December 31, 2005, we accrued a $286,000 liability associated with these defaults.

Registration Rights Agreement

In connection with the January 2006 private placement, we obtained waivers of all claims for liquidated damages relating to our inability to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the Registration Rights Agreement. We received these waivers from shareholders representing more than a majority of all outstanding securities issued in connection with the September 2005 private placement. In consideration for obtaining the waiver, we repriced the warrants issued to shareholders providing the waiver such that the exercise price of the warrants issued in connection with the September 2005 private placement was reduced from $3.00 to $1.00. Under the waiver, the date by which the registration statement covering resale of the securities purchased in the September 2005 private placement was required to be declared effective was extended to May 23, 2006. While we filed a registration statement with the SEC on April 26, 2006, such registration statement was not declared effective by May 23, 2006. We believe, however, that we used our best efforts to cause the registration statement to be declared effective and that, therefore, pursuant to the terms of the applicable registration rights agreement, we are not liable for liquidated damages.

Contractual Obligations

We entered into various license, consulting and employment agreements throughout the year. Estimated future minimum annual contractual payments under these agreements including agreements, executed in 2005, are as follows:

	Total	Less than one year	1-3 years	3-5 Years	More than 5 years
R&D Fees (1)	$—	$—	$—	$—	$—
Consulting Agreements	24,000	24,000	—	—	—
Employment Agreements (2)	1,995,000	990,000	1,005,000	—	—
Notes Payable -Shareholders	475,000	—	475,000	—	—
Note Payable-Indian River Labs	1,523,000	966,000	557,000	—	—
Vendor Agreements	300,000	300,000	—	—	—
Operating Leases	1,437,000	387,000	988,000	62,000	—
Convertible Debentures	194,000	—	194,000	—	—
Other	53,000	11,000	34,000	8,000	—

Total	$6,001,000	$2,678,000	$3,253,000	$70,000	$—

(1)

On January 26, 2006, research and development fees, or R&D Fees, payable under a Patent and Sub-License Agreement, or the Sub-License Agreement, with pHarlo IP were amended so that they are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of the Company (or its affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. The R&D Fees have no minimum amounts payable after 2006, however, they are capped at $2,000,000 for 2007, $4,000,000 for 2008, $8,000,000 for 2009 and $10,000,000 for 2010 and beyond.

(2)

Subsequent to December 31, 2005, the Company terminated several of its existing employment agreements with some of its senior management and entered into new employment agreements with its current executive management. The revised estimated future minimum annual compensation under these employment agreements, including the new and terminated agreements for 2006, 2007, 2008 and 2009 is approximately $1,346,000, $1,128,000, $718,000 and $59,000, respectively.

Off-Balance Sheet Arrangements

During the three months ended March 31, 2006 and the twelve months ended December 31, 2005, we did not engage in material off-balance sheet activities, including the use of structured finance, special purpose entities; material trading activities in non-exchange traded commodity contracts; or transactions with persons or entities that benefit from their non-independent relationship with us.

In April 2005, we purchased from Electric Aquagenics Unlimited, Inc. 359,000 common shares of Biofilm, representing 27% of Biofilm’s outstanding common stock, for cash consideration of $718,000. We believe that our 27% equity interest in Biofilm is a significant variable interest, as defined by FIN 46(R) “Consolidation of Variable Interest Entities.” However, we believe that we are currently not the primary beneficiary of Biofilm and thus we would not be required to consolidate the accounts of Biofilm. We believe that our maximum exposure to loss as a result of our involvement with Biofilm is limited to our initial investment of $718,000.

BUSINESS

Overview

We manufacture, distribute and market a variety of products using a process we refer to as “pHarlo technology.”  These products are covered by one or more patents, or base patents, and manufactured using the pHarlo technology, which is covered by those patents. The pHarlo technology utilizes a safe solution, which we call the pHarlo concentrate, and is a solution whose components have been accepted as Generally Recognized as Safe by the U.S. Food and Drug Administration, or FDA. This safe solution enables copper sulfate, a compound with bacteriostatic properties, or the ability to inhibit bacteria growth, to remain active throughout a wide range of pH values, or measurements of acidity or alkalinity in a solution. A Generally Recognized as Safe designation for our solution allows it to be added to food and is considered to be safe for human consumption by experts and, therefore, exempt from the usual Federal Food, Drug and Cosmetic Act food additive tolerance requirements.

We currently market:

•       Close Call, an oral hygiene breath drink;

•       Unifresh Footbath, a grooming aid for dairy cows; and

•       Tasker Pacific Blue Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and remove odors.

As a result of the 2005 Acquisition, we now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our field of use, and have entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

We have begun the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing, which is a method of loosening feathers so that they can be picked and removed mechanically. Poultry processing at high-volume plants includes washing the chickens two times, once in a hot water bath, or scalder, and once post-evisceration and placing the chickens in a chiller, or freezer, thereby killing bacteria and reducing spoilage. When our anti-microbial solution is used in the poultry processing, it can be added to the water in the scalder to reduce the cross-contamination that tends to occur in these communal baths. Future applications of this product may include treatment of the water in the post-evisceration washing and in the chiller.

We are also in the process of conducting tests of the pHarlo technology in other pre-harvest, or on-farm, and post-harvest, or food processing, applications, including seafood and poultry farming, as well as in water treatment uses. We are also in various stages of developing future product lines using the pHarlo technology in the skin care and pet products industries.

Corporate History

We were organized as a Nevada corporation on February 2, 1999 to explore for and, if possible, develop mineral properties primarily in the Province of British Columbia, Canada, through our wholly owned subsidiary, Tanuta Ventures Corp. (“Tanuta”). Tanuta was incorporated under the laws of the Province of British Columbia, Canada, on May 13, 1996. This initial business endeavor ceased in 2002.

In late 2002, the Company entered into an exclusive license agreement with a privately held development company, pHarlo Citrus Technologies, Inc., to sell, develop, market and distribute consumer deodorant breath products, animal breath products and soft drink products using pHarlo Citrus Technologies’ patented pHarlo technology. In 2004, we cancelled the 2002 license agreement and entered into two Exclusive License Agreements, one covering the products covered by the 2002 license agreement, and the other covering the sale, marketing and distribution of post-harvesting processing aids, or chemicals that assist with microbial reduction and shelf life extension without changing food characteristics, to the poultry industry. In July 2005, we acquired certain assets of pHarlo Citrus Technologies, Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, and Coast to Coast Laboratories, LLC, and now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our fields of use. In this prospectus, we refer to these four entities as the “Selling Entities” and to this acquisition as the “2005 Acquisition.” In connection with the 2005 Acquisition, we also entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

Current and Projected Markets

On November 21, 2005, we announced that we planned to refocus our operations, reduce costs, strengthen management and streamline operations. As part of this refocusing effort, we reviewed our various product lines, and announced our intention to concentrate our resources on the development of our poultry processing products, our seafood processing products and our Unifresh Footbath and Unifresh Pen Spray products.

Products

Unifresh Footbath

We currently market Unifresh Footbath concentrate, a grooming aid that helps clean and disinfect the hooves of dairy cows. Because of the bacteriostatic properties of the pHarlo technology, this product helps control bacteria that infect the hooves of cows and cause interdigital dermatitis, or a bacterial infection of the skin on a cow’s hoof, and interdigital papillomatosis, or a disease that affects a cow’s hoof that may cause severe lameness, decreased milk yield, body weight loss, decreased reproductive performance and increased veterinary expenses. Unifresh Footbath concentrate was launched during the third quarter of 2005. In the fourth quarter of 2005, we discovered that our Unifresh Footbath product’s effectiveness was diminished in water that had abnormally high alkaline content, a term commonly used to refer to the measurement of pH, for example, of soil. We reformulated our Unifresh Footbath concentrate with the addition of a compound that neutralizes alkali, or a type of base that has a pH greater than 7, which can increase the pH of water or soil. In the first quarter of 2006, we introduced our enhanced formulation to the market. It is currently being sold to dairy farms throughout the U.S. through our sales force, independent brokers and farm product distributors. We currently market the product as a grooming aid. No federal agency approvals are required for marketing this product.

Unifresh Pen Spray

In 2005, Groupe Doux, one of Europe’s premier poultry processors, began conducting in-house tests on Tasker’s Unifresh Pen Spray, a product that is still in development in the United States. These initial tests were designed to verify the appropriate delivery mechanism for Unifresh Pen Spray in pens with high concentrations of poultry and to test the efficacy of the product. The testing process in Europe and the United States for the poultry Unifresh Pen Spray was based on data obtained from small scale testing by universities in the United States. A protocol was established that determined:

•       the concentration and volume per area of the product to be sprayed in the chicken pen (house);

•       the mode of application (spray method);

•       the exact times in the chicken growth cycle when the product was to be sprayed; and

•       when the air inside the chicken house was to be sampled for ammonia levels.

Unifresh Pen Spray is a product designed to reduce or neutralize the ammonia byproduct in poultry pens. High ammonia levels can have adverse effects on poultry health, including impacting weight and mortality rates. Unifresh Pen Spray, which is in development and is expected to begin testing in the United States this year, is a product designed to reduce or neutralize the ammonia byproduct in poultry pens. On February 9, 2006, we announced that Groupe Doux had begun the second phase of testing of Unifresh Pen Spray. This phase of testing will be conducted at several of Groupe Doux’s poultry farms in France over a fifteen week period, and is expected to achieve a suitable statistical representation that will provide more reliable results. We also expect to begin testing Unifresh Pen Spray in the United States in 2006.

Poultry Processing Products

In August 2005, we began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. The first in-plant commercial verification test was completed in October 2005, and submitted to the USDA shortly thereafter. On February 6, 2006, we received a Letter of No Objections from the Food Safety and Inspection Service of the USDA for the continuation of in-plant trials at the facility in Athens, Georgia, as well as two additional poultry processors. The trial involves the application of the pHarlo technology as an antimicrobial in the scalder and post-feather picker processes. The feather picker process is a method used in chicken processing that receives chickens immediately after the scalder and mechanically removes feathers. Upon the successful completion of these trials, which began in March 2006 and are scheduled to be completed late in the second quarter of 2006, a summary of the results will be submitted to the Food Safety and Inspection Service for review and, upon the receipt of a Letter of No Objections from the Food Safety and Inspection Service, we will begin the commercialization phase for the specific applications. While we expect the product to be approved for this use, there can be no assurance of this result.

In February 2005, we announced that we were working with Groupe Doux to procure European Union regulatory approval for use of the pHarlo technology in the scalder and chill processes of poultry processing. The chill process is cold water or air that is used in poultry processing to reduce the temperature of the carcass to 40 degrees Fahrenheit in order to maintain food safety. Upon receiving approval from the European Union, Groupe Doux has indicated to us that it anticipates utilizing the pHarlo technology in its European poultry processing plants. There can be no assurance that the European Union will approve the use of the pHarlo technology for use in poultry processing and, if such approval is achieved, there can be no assurance that we will enter into a commercial contract with Groupe Doux or, if we do, that such a commercial contract will be profitable.

In addition to the testing of our pHarlo technology for use in poultry processing and in poultry pens by Groupe Doux in France, we have a number of initiatives for use of the technology underway in several international markets. We have begun product registrations and regulatory approvals in Canada, Mexico, Chile, China, New Zealand and Australia. Commercial site testing will begin upon receipt of all necessary government approvals.

Seafood Processing Products

We recently began marketing the pHarlo technology for use in pathogen reduction, or a process by which certain bacteria that cause disease or illness are reduced in number or eliminated, and shelf life extension, or the act of increasing the length of the time a product can spend during processing, distribution and retail before becoming unacceptable for consumption, in seafood processing, subject to the receipt of any necessary regulatory approvals. Our product, Tasker Pacific Blue Seafood Wash, has been tested at the North Carolina State Center for Marine Science & Technology, Virginia Tech University and Mississippi State University on shrimp, mahi mahi, salmon, flounder, scallops and catfish. The results of these studies indicated that the pHarlo technology could possibly double the shelf life on catfish filets and significantly increase the shelf life of scallops.

Testing methodologies have been developed for the testing of a number of different fish species in commercial installations. The objectives have been to determine the efficacy of the Tasker Pacific Blue Seafood wash as an anti-microbial, shelf life extender, and odor remover. Tests are conducted using different contact times of sprays or dips to administer the product to the surface of whole fish, headed and gutted fish, and fish fillets, as well as shrimp and scallops. After treatment the products were stored on ice and samples taken to measure the quality improvements in terms of lower bacteria counts and/or the improvements in appearance, odor and flavor (known as organoleptic quality attributes).

In the processing of fish and seafood species, water is used in the process at many points after harvesting. Therefore, the use of dip tanks and sprays of chilled water are normal and common. The addition of the Tasker

Pacific Blue Seafood wash to these wash waters is an easy adaptation of existing process equipment. Commercial scale run tests began in December 2005.

Close Call

Our oral hygiene drink, Close Call, is marketed as an oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol. The FDA requires companies making structure or function claims relating to a dietary supplement product, such as Close Call, to “certify that the firm has substantiation that the claim is truthful and not misleading.” While the FDA does not require any presentation of this support, it does require a notice of dietary supplement ingredients and claims. This is currently being prepared. We currently market the product as a beverage, but there can be no assurance that the FDA will agree with this characterization or the product claims, which could result in additional regulatory requirements and potentially subject us to a variety of enforcement actions.

We believe that our Close Call product could be marketed more efficiently by a company either already established in the industry or with more commercial resources. Therefore, we plan to seek to license and/or sell the Close Call brand or derivative applications.

Government Approvals and Regulations

All of the ingredients used to produce the pHarlo concentrate are acknowledged as Generally Recognized as Safe by the FDA. Therefore, we believe that our current line of products that utilize the pHarlo concentrate, including the intended uses of these products, do not require further approval by the FDA. These ingredients are already in wide use in the food industry and are readily available. The unique combination of these ingredients and the preparation process of the pHarlo formula are protected under two U.S. patents and are covered in several pending patent applications in the U.S. and elsewhere. The use of the pHarlo technology in food processing, with the exception of meat and poultry, has been approved by the FDA in letters addressed to us, dated February 18, 2004 and March 24, 2005.

The use of the pHarlo technology in meat and poultry food processing applications requires the approval of the USDA. In August 2005, the Company began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. The Food Safety and Inspection Services agency of the USDA, or FSIS, shares the responsibility for reviewing antimicrobials for use on meat, poultry and egg products. FSIS has the authority to determine that new substances and uses of previously approved substances are suitable for use. In February of 2005, we submitted reports and laboratory data to the FSIS, requesting approval as an anti-microbial processing aide for poultry scalders. The FSIS directed us to prepare a proper protocol and conduct an in-plant trial to prove the safety and effectiveness of the anti-microbial. The first in-plant commercial verification test was completed in October 2005. In January 2006, the FSIS indicated that the data from the in-plant trial was sufficient to support additional trials. These additional trials were completed, and the final report was submitted to the FSIS in June of this year. While we expect the product to be approved for this use, there can be no assurance of this result.

We also intend to market the pHarlo technology for use in seafood processing, and may resume efforts to introduce the pHarlo technology in skin care and pet care products. If marketed in the United States, each of these product lines could potentially be subject to a variety of federal, state and regulatory authorities, which could require additional testing, registration, pre-market approval, labeling, manufacturing, safety, recordkeeping and other obligations. There can be no assurance that we will ultimately market these products, that the products will obtain the necessary approvals, or, if granted, that the approvals will not include significant limitations on the indicated use for which the products may be marketed or other restrictions or requirements that may reduce the value of the products.

Manufacturing

We currently manufacture the concentrate used for all of the products we currently market, including Close Call and Unifresh Footbath, in our facility located in Conroe, Texas. We believe our facility procedures and manufacturing process assures the finished products meet specifications and comply with applicable regulatory requirements, but there can be no assurance that the pertinent regulatory authorities will agree with this conclusion, which could result in a variety of enforcement actions. It is possible that additional manufacturing facilities or controls will be necessary to market the product lines currently under development.

All of the raw materials required for the production of our concentrate are widely available in ample quantities form various qualified outside vendors. Accordingly, we do not anticipate that there will be supply interruption of these materials or that prices increases will have a material adverse effect on us.

Strategic Relationships

In 2004, we entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC, or Wynn Starr. Under the terms of this agreement and its subsequent amendments, we have granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. Wynn Starr is also responsible for taking the pHarlo concentrate provided by us and blending it with liquids to create the finished product that it ultimately distributes. In return for this license, Wynn Starr has agreed to pay us a royalty of $70.00 per gallon on all net sales (as defined in the Exclusive Field of Use License Agreement and Product Sale Agreement) sold by Wynn Starr for which payment is received from customers. We are currently renegotiating this royalty arrangement to align its terms to the current market demand for the product. Steven B. Zavagli, one of our directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

Due to the 2005 Acquisition, we now own the tangible assets used in the manufacturing process for the pHarlo concentrate. The pHarlo concentrate is based upon both the patent applications that we purchased in the acquisition, as well as on the base patents associated with the pHarlo technology. We have entered into an exclusive worldwide license, the Sub-License Agreement, with pHarlo IP, LLC, the exclusive licensee of the base patents, to exploit the base patents in our fields of use. Pursuant to the Sub-License Agreement, we also granted pHarlo IP an exclusive (even to us) royalty-free worldwide right and license to import, export, make, manufacture, use and sell any inventions outside of our fields of use that were disclosed and claimed in the patent applications that we purchased in the acquisition. The terms of the Sub-License Agreement are more fully discussed under the caption “Intellectual Property Rights.”

Distribution Channels

We expect to sell our products through distributors, strategic intermediaries (such as Wynn Starr) and directly to commercial end-users. The choice of distribution channel will vary by product and will be decided by our management according to our strategic objectives.

Competition

The industries in which we will be marketing our products are characterized by intense competition. Our business plan includes developing and marketing the pHarlo technology in seafood processing and a wider range of poultry processing markets. Through our acquisition of Coast to Coast Laboratories Corp., in the 2005 Acquisition from Coast to Coast Laboratories, we are currently marketing Unifresh Footbath concentrate, a grooming aid for dairy cows. Competitors in this product market usually contain Formaldehyde or other chemicals, which are harmful to the environment. Additionally, our license with pHarlo IP entitles us to develop and market uses of the pHarlo technology in pre-harvest and post-harvest food processing, skin care, oral care, including hangover remedy and alcohol abatement, water purification and pet care industries. There is significant competition in these markets, but we believe that the pHarlo technology will provide us with a competitive advantage.

Close Call

Although our oral hygiene product, Close Call, is swallowed rather than emitted like mouthwash, our product may compete within the mouthwash industry generally. The mouthwash industry is a mature industry with several mass products such as Listerine®, Scope®, Act®, Peroxyl® and Cepacol® from participants, many of which are divisions of large corporations, such as Pfizer, Procter & Gamble, Johnson & Johnson, Colgate and Combe. These are well-established companies with vastly greater resources than we have. However, we believe Close Call has a major advantage over these competitors because of our use of pHarlo concentrate as a key ingredient and its effective elimination of bad breath odors resulting from eating, smoking and drinking.

Poultry Processing

Currently, there is little competition for bacterial inhibitors in the scalding process of poultry processors. We believe that the introduction of the pHarlo technology to this specific process will be considered a breakthrough because it seeks to reduce pathogenic bacteria in poultry products. Additionally, we intend to expand the use of the pHarlo technology into the remaining operations of poultry processing, specifically the area for on-line reprocessing, or an approved process that allows chicken with fecal material on the skin to be sprayed with a chemical disinfectant so that all such material is disinfected and/or removed prior to entry into the chilling process, or freezing process. However, we believe we will encounter competition in the chill process from manufacturers of sodium hydrochloride or sodium hypochlorite, chemical compound solutions frequently used as disinfectants and bleaching agents. We believe that our product presents a healthier, yet more effective, alternative to the use of sodium hydrochloride and sodium hypochlorite. We further believe that, because the poultry processing industry is a very large industry, our presence in that market will attract other products designed to reduce or eliminate bacteria. We believe that the effectiveness of the pHarlo technology and its competitive pricing will enable us to successfully compete against existing and future competitive products in the poultry processing industry.

Pacific Blue™ Seafood Application

Our seafood application, Pacific Blue™, an antibacterial treatment that eliminates odors and extends the shelf life of seafood products, is targeted for the retail industry. The natural spoilers of seafood quality, bacteria, enzymes, dehydration, oxidation and contamination, Bacteria and enzymes (proteins that aid in digestion) are present in all fish and shellfish, but their activity increases at higher temperatures. These spoilers break down the flesh of seafood, turning firm, resilient tissue soft and mushy. This process affects taste, appearance and texture and develops a strong “fishy” smell. Retailers displaying unpackaged fresh seafood generally maintain the seafood at temperatures between 29°-34° Fahrenheit to preserve freshness. Seafood exposed to air will dehydrate causing a loss of fluids, which decreases the net product weight and damages texture and color. To prevent dehydration, retailers frequently mist fresh fish on display with water. Currently, our Pacific Blue™ is the treatment in the market that eliminates odors on seafood by reducing the bacteria that causes spoilage. When and if the market for Pacific Blue™ develops, additional products created by competitors may enter the market and compete.

Poultry Pen Spray

Ammonia is an ever-present element of the atmosphere in poultry houses. The ammonia is created by the decomposition of excess proteins and uric acid excreted by chickens. Under conditions of heat and high humidity, ambient ammonia can reach levels that are dangerous, if not fatal, to chickens. Adverse effects on poultry may include the ability or desire to feed, thus reducing the maximum weight gain that may be expected during the growth cycle. The detrimental effects of ammonia in poultry farming are widely known and several products focused on liter treatment are available in the market using sodium bisulfate and aluminum sulfate (Alum) that convert litter ammonium to ammonium sulfate, emitting a significantly lower ammonia level. Yucca schidigera extract is also used as an enzyme treatment in the poultry diet to reduce ammonia evolving from poultry manure. Some products currently available in the market include PLT® (Poultry Litter Treatment), Ultra Litter Treatment™ and Poultry Guard™, which are granulated products, BZT® and Premium Bio-Treat Poultry Blend.

Unifresh Footbath

Our Unifresh Footbath treats a highly infectious disease known as digital dermatitis that causes lameness, swelling and fever in dairy cows, resulting in a drastic decrease in milk production. Forms of treatment include antibiotic bandaging and topical sprays using Terramycin® (oxytetracycline — an antibiotic) and footbaths using Formalin (a saturated solution of formaldehyde), copper sulfate, Tetracycline (a broad-spectrum antibiotic) or Peracetic Acid (a disinfectant and sanitizer). Unifresh Footbath’s underlying technology, pHarlo, uses a highly acidified form of copper sulfate that helps control the bacteria that cause digital dermatitis, as compared to competing copper sulfate products that are non-ionized. Some competing products using copper sulfate include QuickHit, Healthy Foot and HoofPro+ by SSI Corporation; Double-Action™ Hoof Treatment by West Agro, Inc.; and Hoofcare Supercharger manufactured by Marabo.

Dependence on Certain Customers

For the year ended December 31, 2005 there was no single customer that accounted for 10% or more of our consolidated revenue. For the three months ended March 31, 2006, one customer accounted for 37% of our revenue and another customer accounted for 12% of our revenue.

Intellectual Property Rights

Patents

Pursuant to the 2005 Acquisition, we acquired the rights to the following utility patent applications, which applications include both United States applications and PCT applications, or patent applications filed under the Patent Cooperation Treaty, which allows us at a future date to file patent applications in a number of foreign countries or national phase filings. We plan to undertake certain national phase filings, and include two United States Provisional Applications not yet subject to any international application (the “Transferred Patents”):

•       Antimicrobial Composition for Pre-Harvest and Post-Harvest Treatment of Plants and Animals (filed on August 20, 2004);

•       Skin Care Composition for Dermatological Disorders including burn and wrinkle creams (United States Provisional Application);

•       Oral Health Care Drink and Method for Reducing Malodors (filed on December 21, 2004);

•       Antimicrobial Food Additive and Treatment for Cooked Food, Water and Wastewater (filed on February 24, 2005);

•       Antimicrobial Processing Aid and Food Additive (United States Provisional Application); and

•       Hangover Remedy and Alcohol Abatement Composition (filed on February 24, 2005).

In addition to the utility patent applications and provisional patent applications described above, we also recently filed a new provisional patent application covering aspects of our technology. According to United States patent law, the term of the issued patents are 20 years from the date on which the corresponding application was filed in the United States Patent and Trademark Office. We also entered into the Sub-License Agreement with pHarlo IP, LLC. Pursuant to the Sub-License Agreement, pHarlo IP has granted us an exclusive worldwide license to exploit the base patents (as defined below) in the following fields of use (the “Fields of Use”):

•       Pre-harvest food processing and safety applications, including treatment for plants and animals;

•       Post-harvest food processing and safety applications, including treatment for plants and animals, including the following:

•       antimicrobial processing aide and food additive including specific seafood applications, and

•       antimicrobial for airborne contaminants on cooked food;

•       Breath and mouthwash applications;

•       Hangover and alcohol abatement applications;

•       Topical palliative for dermatological disorders, including skin moisturizing applications, anti-wrinkle applications and burn treatment applications;

•       Pet product applications; and

•       Antimicrobial water treatment applications.

Pursuant to the Sub-License Agreement, we granted to pHarlo IP a royalty-free, worldwide, exclusive right and license to import, export, make, have made, manufacture, use, offer for sale and sell any inventions outside the Field of Use that are disclosed and claimed in the Transferred Patents. In addition, pHarlo IP has the right to sublicense and assign to third parties all of the rights and licenses granted by us with respect to the Transferred Patents. The term of the Sub-License Agreement is until the expiration of the last to expire of the base patents.

To the extent that pHarlo IP expresses an intent to enter into a transaction with an unaffiliated third party pursuant to which the third party would acquire rights related to the base patents outside the Fields of Use, we have the right of first refusal to enter into the transaction with pHarlo IP for the same consideration and on the same terms offered to the third party (“Right of First Refusal”).

Subject to certain conditions, we will have a 10% equity ownership interest in Phitex Ltd. LLLP, the direct one hundred percent owner of pHarlo IP, the sole and exclusive licensee of the base patents. In the event we elect not to exercise this Right of First Refusal for rights to the base patents outside the Fields of Use, as an equity owner we would share in the monetary benefits derived by Phitex from any transaction between pHarlo IP and an unaffiliated third party pursuant to which that third party acquires rights to exploit the base patents outside the Fields of Use. Prior to the issuance of the Phitex equity interests, (i) the prospectus that forms part of the registration statement covering the resale of the shares acquired by the Selling Entities in the 2005 Acquisition must be amended or supplemented so that the Selling Entities can sell such shares for a period of 60 consecutive days; (ii) we must be in compliance with all of our obligations under the Asset Purchase Agreement forming part of the transaction documents for the 2005 Acquisition (subject to certain exceptions) and (iii) we must enter into a lock-up and repurchase right agreement relating to its Phitex equity interests. Under the lock-up and repurchase right agreement, Phitex will retain the right to repurchase our equity interests for a nominal amount upon a change of control of our company.

The technology that forms the basis of the pHarlo technology is derived from U.S. Patent No. 5,989,595 (filed on March 8, 1996), U.S. Patent No. 6,242,011(filed on August 5, 1999) and U.S. Patent Application Serial No. 10/453,805, the base patents. pHarlo IP is the sole and exclusive licensee of the base patents pursuant to a certain License Agreement by and between Mr. Barry

Cummins and pHarlo IP, dated July 15, 2005, and effective as of March 18, 2005 (the “Base License”). Pursuant to the Base License, pHarlo IP is required to pay to Mr. Cummins royalties (“Base License Royalty Payments”). Pursuant to the Sub-License Agreement, in the event that pHarlo IP defaults in its obligations to make the Base License Royalty Payments to Mr. Cummins, pHarlo IP is required to assign that portion of the Base License representing all of the rights sublicensed to us under the Sub-License Agreement to us, and we will assume pHarlo IP’s obligation to pay the Base License Royalty Payments.

Prior to the 2005 Acquisition, on December 7, 2004, we entered into a Settlement Agreement and General Release pursuant to which we effectively purchased the exclusive rights of first refusal to applications of the pHarlo technology from Richard J. Kirby, a developer who had previously purchased the rights on July 19, 2002. Under the terms of the settlement agreement, Mr. Kirby assigned and granted all his rights, titles and interests in his license agreements with pHarlo Citrus Technologies to us for which we agreed to pay Mr. Kirby one half of one percent (0.5%) of net revenues generated from products using the pHarlo technology, in an amount not to exceed $400,000 in any one calendar year. The agreement continues until the termination of or expiration of pHarlo Citrus Technologies’ patent to the licensed technology.

On January 26, 2006, we entered into a letter agreement with the Selling Entities and pHarlo IP that amended certain terms of the transaction documents related to the 2005 Acquisition, including the Sub-License Agreement. The Sub-License Agreement was amended, in part, to restructure the fees payable to pHarlo IP. Prior to the amendment, pHarlo IP had agreed to provide to us technical assistance necessary to implement, refine and exploit the base patents for the pHarlo technology in the Fields of Use. In consideration for the technical assistance, we had agreed to pay to pHarlo IP, in advance, prior to the calendar quarter for which they are payable, certain research and development fees (“R&D Fees”). The R&D Fees were originally set at a fixed amount and although subject to recovery in certain circumstances, were not dependant on sales of our products until certain thresholds had been met.

The amendment restructures the R&D Fees so that they are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of our company (or our affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. There are no other minimum R&D Fees payable after 2006, although R&D Fees for all subsequent years are capped at specified rates.

Trademarks

In addition to our patent filings, we have also protected our intellectual property through trademark use and the filing of trademark applications in the United States and in certain foreign countries. The names under which we market our products are valuable assets to us and we have undertaken a program to protect these assets through appropriate trademark protection and our use of the names as trademarks.

We currently market a grooming aid that helps clean and disinfect the hooves of dairy cows, under the trademark Unifresh. We have filed trademark applications for the mark Unifresh in the United States and in Argentina, Australia, Brazil, Canada, China, France, Mexico and New Zealand. On February 14, 2006, the United States Patent and Trademark Office issued us trademark registration Serial No. 3,058,912 for our trademark Unifresh in the United States.

We also recently began marketing a product for pathogen reduction, extending the shelf life of certain seafood products and reducing odors under the trademark Tasker Pacific Blue. We have filed a trademark application for the mark Tasker Pacific Blue in the United States Patent and Trademark Office.

Our oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol is currently being marketed under the trademark Close Call. We have filed trademark applications for the mark Close Call in the United States and in Canada, China and Mexico. On May 16, 2006, the United States Patent and Trademark Office issued us trademark registration Serial No. 3,093,254 for our trademark Close Call in the United States for our oral hygiene breath drink. We have also filed a number of applications in the United States, China and Mexico to register the mark Close Call for use in conjunction with the marketing of other types of products. We have received notices of allowance from the United States Patent and Trademark Office on May 16, 2006 with respect to three of these applications. Three of our trademark applications in Mexico for the mark Close Call issued as registrations on December 9, 2005.

We have also filed trademark applications in the United States for a number of other trademarks that we intend to use in conjunction with the marketing of future products. These trademark applications were filed as intent to use, or ITU, applications. Two of these applications were allowed by the United States Patent and Trademark Office and the others are pending.

Pursuant to the 2005 Acquisition we acquired trademark registration Serial No. 2,936,272, which was registered on March 29, 2005, for the mark pHB0020.

According to United States trademark law, these trademark registrations will remain in force for a period of ten years from the date of registration to the extent that the trademarks remain in continuous use during that time. These trademark registrations may be renewed for additional periods of ten years each, at the end of each successive ten year period following the date of registration.

Product Development

Research and development of new products using the pHarlo technology, as well as other products, are continually under development. Our efforts in this area are focused on the product applications to which we currently have rights of use. It is our intention to develop and market commercially viable applications for this technology within its product ranges. We spent approximately $375,000, $3,356,000, $1,375,000, and $89,000 on product development costs for the three months ended March 31, 2006 and for the years ended December 31, 2005, 2004 and 2003, respectively.

Employees

In connection with the refocusing effort announced in November 2005, we have also reduced monthly expenses. Specifically, we have reduced the number of full time employees by approximately 41%, including a reduction in our corporate staff of approximately 39%, and a reduction in our Conroe, TX manufacturing facility staff of approximately 47%. We have also hired a new management team. We believe that our reduced staff can provide sufficient product and perform the necessary duties to forward our objectives for the foreseeable future. At March 17, 2006, we had 33 full-time employees, ten of whom are in sales & marketing, eight of whom are in research and development, eight of whom are in warehousing and production and seven of whom are in finance and administration. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that employee relationships are good. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and managerial personnel.

Properties

We currently lease approximately 9,000 square feet of office space at our corporate headquarters in Danbury, Connecticut under a lease that expires in 2010. We also occupy approximately 27,000 square feet of manufacturing, warehouse and office space under a lease in Conroe, Texas that expires in September 2009.

Legal Proceedings

On October 26, 2005, a civil action captioned The BOC Group, Inc. v. Tasker Products Corp., Randy Cable, and Shaun Porter was filed in the United States District Court for the District of Connecticut. In the complaint, The BOC Group alleges that Mr. Porter and Mr. Cable, employees of Tasker, have breached certain restrictive covenants contained in their employment agreements with The BOC Group, and that we tortuously interfered with The BOC Group’s agreements with Mr. Porter and
Mr. Cable. The BOC Group also claims that we, Mr. Porter and Mr. Cable violated Connecticut’s statutes governing trade secrets and unfair trade practices. The BOC Group and we have agreed in principal to resolve the matter by the payment of $50,000 by us to the BOC Group. The final paperwork reflecting the settlement and the stipulation of dismissal with prejudice to be filed with the Court is in the process of being finalized.

On January 5, 2006, a civil action captioned Robert L. Mandell, D.M.D., and Anthony M. Broschetti, D.M.D. v. Tasker Products Corp., Arthur P. Bergeron and Richard J. Kirby was filed in the Middlesex Superior Court in Massachusetts. In the complaint, the plaintiffs allege that we, our former President, Mr. Bergeron, and our alleged former agent,
Mr. Kirby, breached an agreement to pay for a study regarding our Breath Rephresh™ product, a mouthwash predecessor to Close Call. The plaintiffs seek recovery of $100,000 in connection with the breach of contract claim. We believe that the complaint is without merit and plan to vigorously defend our company against such action.

On January 17, 2006, we received correspondence from Provco Ventures I, LP, an investor in our September 2005 private placement. Provco alleges potential securities law claims in connection with the September 2005 private placement. As of June 22, 2006, no legal proceeding has been commenced by Provco or any other party regarding the September 2005 private placement. We believe that the allegations contained in the letter are without merit and plan to vigorously defend our company against any such action.

On January 18, 2006, a civil action captioned Dallas XXIX Corporate Square, L.P., v. Coast to Coast Laboratories Corp. and Tasker Products Corp. was filed in the Circuit Court of Pinellas County, Florida. The plaintiff alleges that Coast to Coast Laboratories Corp., a wholly owned subsidiary of our company, has breached a lease agreement and that we have breached a guaranty. Dallas XXIX Corporate Square, L.P. and we have agreed in principal to resolve the matter by the payment of $25,000 by us to Dallas XXIX Corporate Square, L.P. The final paperwork reflecting the settlement and the stipulation of dismissal with prejudice to be filed with the Court is in the process of being finalized.

On May 25, 2006, a civil action captioned James Collins v. Tasker Products Corp. was filed in the Connecticut Superior Court for the Judicial District of Stamford. In the complaint, Mr. Collins alleges that Tasker breached the employment agreement between him and our company. Specifically, Mr. Collins alleges that he is due severance compensation pursuant to the employment agreement. On June 29, 2006, we filed our answer to the complaint. The answer also alleges numerous counterclaims against
Mr. Collins, including a violation of Connecticut’s Uniform Trade Secrets Act, breach of duty of loyalty and various computer related offenses. We are also presently seeking permission to implead our former President and CEO, Robert P. Appleby, for breach of duty of care, breach of duty of loyalty, and fraud in the inducement related to his entering into the employment agreement with Mr. Collins.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning each of our directors and executive officers.

Name	Age	Position
Richard D. Falcone	53	President, Chief Executive Officer and Director
James Burns	51	Executive Vice President - Business Development and Director
Stathis Kouninis	44	Chief Financial Officer
Albert A. Canosa	60	Director
William Miller	68	Director
Steven B. Zavagli	57	Director

Richard D. Falcone has been our President and Chief Executive Officer since February 2006. A member of our Board of Directors since 2005, Mr. Falcone became Chairman of our Board of Directors in May 2006. From February 2001 to February 2006, Mr. Falcone served as Chief Financial Officer of The A Consulting Team, a publicly traded IT service and business process outsourcing company. Mr. Falcone is also Chairman of the Board of Assured Pharmacy, Inc., a publicly traded company. Prior to joining The A Consulting Team, Mr. Falcone was an operations and financial executive with several private and public retail and service companies. Mr. Falcone is a certified public accountant and received his accounting degree from the University of Vermont.

James Burns has been our Executive Vice President - Business Development since December 2005 and a member of our Board of Directors since 2004. From September 2004 to December 2005, Mr. Burns served as our Chief Operating Officer. From April 2004 to September 2004, Mr. Burns served as our Executive Vice President. From January 1995 to April 2004, Mr. Burns was President and a principal of Water & Ice, a small business specializing in developing turn-key retailer brand programs in the breath mint and confection categories. From October 1980 to December 1994, Mr. Burns was employed by Olin Corporation and its subsidiaries as a sales executive and national account manager. Mr. Burns received his BA in Business from the University of New Hampshire.

Stathis Kouninis has been our Chief Financial Officer since February 13, 2006, our Treasurer since March 30, 2006 and our Secretary since April 19, 2006. From November 2004 to February 2006, Mr. Kouninis was employed in the Division of Corporation Finance of the SEC. From January 2004 to November 2004, Mr. Kouninis was the Director of Finance for Bottomline Technologies, Inc., a publicly traded financial process software and solutions company. From January 2003 to December 2003, Mr. Kouninis was the Chief Financial Officer of PCA, Inc., a non-profit educational organization. From May 2000 to January 2003, Mr. Kouninis was Director of Finance for CMGI, Inc., a publicly traded Internet technology incubator. Mr. Kouninis received a Bachelor of Science degree from the University of Massachusetts, and an Accounting Post Baccalaureate and a Master of Science degree in Taxation from Bentley College. Mr. Kouninis is the son-in-law of Gordon O. Davis, a consultant to our company and the former Chairman of our Board of Directors.

Albert A. Canosa has been a member of our Board of Directors since 2006. Mr. Canosa has been a private investor since June 2004. From January 1998 to June 2004, Mr. Canosa served as President, Chief Executive Officer and a director of Raytech Corporation, a New York Stock Exchange listed manufacturer of vehicular components. From October 1986 to January 1998, Mr. Canosa served as Raytech’s Chief Financial Officer. Mr. Canosa serves on the Boards of directors of the Marlin Firearms Company and the United Way of Branford and is a trustee of Quinnipiac University, where he received his Bachelor of Science degree in accounting.

William Miller has been a member of our Board of Directors since May 2006. Mr. Miller has been a private investor since 2000. He is a certified public accountant and an attorney. He was affiliated for eight years with Cantor Fitzgerald, an Investment Banking Firm, as Executive Vice President responsible for Corporate Finance, Real Estate and Retail Sales. Subsequent to that he was with Telerate, a computer information services company. Mr. Miller is a director of A Consulting Team, a publicly traded IT service and business process outsourcing company.

Steven B. Zavagli has been a member of our Board of Directors since 2005. Mr. Zavagli has been Chairman and Chief Executive Officer of Wynn Starr Flavors, a creator and manufacturer of flavoring and other ingredient technologies, since its inception in 1988.

Key Employee

Dennis Smithyman has been our Vice President of Operations since October 2004 when he joined our company.
Mr. Smithyman has over 25 years of food industry and general business development experience principally with The BOC Group, a $7 billion global industrial gases company, holding such positions as VP, Global Food Markets and VP, Food Ventures. Previous to BOC, Mr. Smithyman was both a Manager and Director of Finance with PepsiCo International. He received his BS in Chemical Engineering from Northwestern University and his MBA from Northwestern University’s Kellogg School of Management.

Consultant

Gordon O. Davis has been a consultant to our company since 2004. Mr. Davis was Chairman of our Board of Directors from April 2004 to May 2006. Mr. Davis has been Vice President of National Sales and Distribution for Polar Beverages, Inc., one of the largest independent soft drink bottlers in the country, since 1975. Mr. Davis has also been President of Bold River LLC, a marketing and consulting firm to the retail industry, since January 2004. Mr. Davis is the father-in-law of Stathis Kouninis, the Chief Financial Officer, Treasurer and Secretary of the Company.

Committees of the Board of Directors

Our Board of Directors currently has an audit committee, a compensation committee, and an executive committee.

Our audit committee currently consists of Albert A. Canosa (Chariman) and William Miller. Our Board of Directors has determined that Mr. Canosa and Mr. Miller meet the Nasdaq Marketplace Rule definition of “independent” for audit committee purposes. Our Board of Directors has also determined that Mr. Canosa meets the SEC definition of an “audit committee financial expert.” The functions of the Audit Committee are focused on three areas:

•                  the adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

•                  the appointment, compensation, retention and oversight of our independent registered public accounting firm and

•                  the Company’s compliance with legal and regulatory requirements.

Our compensation committee currently consists of Albert A. Canosa and Steven B. Zavagli. The compensation committee is responsible for approving the compensation for our Chief Executive Officer and, in consultation with our Chief Executive Officer, approving the compensation of our other executive officers. The compensation committee administers our 2006 Stock Plan.

We have an executive committee consisting of Richard D. Falcone and Steven B. Zavagli. The executive committee may exercise the powers of the Board during the intervals between meetings of the Board, except as may be limited by Nevada statute and may take such other action and do such other things as may be referred to it from time to time by the Board.

Summary Compensation Table

The following table summarizes the compensation paid in 2005, 2004 and 2003 to our Chief Executive Officer and our other executive officers.

Summary Compensation Table

Name and Principal Position	Year			Annual Compensation		Long-Term Compensation Awards		All Other Compensation
Richard D. Falcone (1)	2005	—	—	$14,500	(2)	400,000	(3)	—
President and CEO	2004	—	—	—		—		—
	2003	—	—	—		—		—

Robert Appleby (4)	2005	$314,285	$50,000	$24,936	(5)	—		$50,583	(6)
Former President & CEO	2004	$121,000	—	$10,666	(7)	3,000,000		—
	2003	$8,000	—	—		—		—

James Burns	2005	$323,713	$50,000	$32,046	(8)	—		—
Executive VP, Business
Development	2004	$121,000	—	$2,819	(9)	3,000,000		—
	2003	—	—	—		—		—

Robert Jenkins (10)	2005	$176,041	—	$6,039	(11)	—
Former CFO, Treasurer &
Secretary	2004		—	—		$18,750	(12)	1,000,000
	2003		—	—		—		—

(1)                                  Mr. Falcone was appointed President and Chief Executive Officer of our company on January 26, 2006.

(2)                                  Represents Board of director fees.

(3)                                  All of these options were awarded to Mr. Falcone while he was serving solely as a member of our Board of Directors.

(4)                                  Mr. Appleby was terminated from his employment as President and Chief Executive Officer of our company on November 22, 2005.

(5)                                  Consists of $22,500 of Board of Directors fees, a benefit of approximately $1,589 for the personal use of a vehicle leased by us and $847 of life insurance premiums paid on behalf of Mr. Appleby by us.

(6)                                  Consists of $11,538 of severance payments and approximately $39,045 representing the fair value of a vehicle transferred to Mr. Appleby in January 2006 as a result of the termination of his employment as President and Chief Executive Officer of our company on November 22, 2005.

(7)                                  Consists of a benefit of approximately $4,131 for the personal use of a vehicle leased by us and $6,535 of life insurance premiums paid on behalf of Mr. Appleby by us.

(8)                                  Consists of $30,000 of Board of director fees, a benefit of approximately $1,199 for the personal use of a vehicle leased by us and $847 of life insurance premiums paid on behalf of Mr. Burns by us.

(9)                                  Consists of a benefit of approximately $981 for the personal use of a vehicle leased by us and $1,838 of life insurance premiums paid on behalf of Mr. Burns by us.

(10)                            Mr. Jenkins was terminated from his employment as Chief Financial Officer, Treasurer and Secretary of our company on February 8, 2006.

(11)                            Consists of a benefit of approximately $5,192 for the personal use of a vehicle leased by us and $848 of life insurance premiums paid on behalf of Mr. Jenkins by us.

(12)                            Represents consulting fees.

Option Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of stock options made during 2005 to the named executive officers in the Summary Compensation Table.

Option Grants In Last Fiscal Year

				Exercise			Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
				Price		Expiration	Percent of Total Options
	Individual Grants			($/share)		Date	Granted to Employees in Fiscal
Names	Number of Securities Underlying Options Granted						Year
							5%	10%
Richard D. Falcone	100,000	(2)	4.2%	$2.93	(3)	08/05/15	$184,266	$466,967
	300,000	(2)	12.6%	$1.50	(3)	11/17/15	$283,003	$717,184
Robert Appleby	—		—	—		—	—	—
James Burns	—		—	—		—	—	—
Robert Jenkins	—		—	—		—	—	—

(1)                                  This column shows the hypothetical appreciation on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(2)                                  All of these options were awarded to Mr. Falcone while he was serving solely as a member of our Board of Directors, prior to his appointment as President and Chief Executive Officer in January 2006. Also see “Employment Agreements” below with respect to the accelerated vesting of options in connection with certain specified corporate events, such as change of control, involving our company.

(3)                                  Represents the fair market value on the date of grant, based on the closing price per share of our common stock as reported on OTC Bulletin Board.

Fiscal Year-End Option Values

The following table sets forth information at fiscal year-end 2005 concerning stock options held by the named executive officers in the Summary Compensation Table. No options held by such individuals were exercised during 2005.

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options At Fiscal Year-End (1)		Value of Unexercised In-the-Money Options At Fiscal Year-End (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard D. Falcone	400,000	—	—	—
Robert Appleby	1,611,111	—	$773,333	—
James Burns	2,611,111	388,889	$1,253,333	$186,667
Robert Jenkins	1,000,000	—	—	—

(1) All options are exercisable for shares of common stock.

(2) Based upon the market price of $0.73 per share, which was the closing price per share of our common stock on the OTC Bulletin Board on December 30, 2005, less the option exercise price payable per share.

Directors’ Compensation

In 2005, each of our directors (including directors who are also employees of our company) received a cash fee of $2,500 for each meeting of the Board of Directors attended. In 2005, Mr. Falcone received options to purchase 400,000 shares of our common stock as compensation for serving as a director. No other directors received stock options in 2005. The options granted to Mr. Falcone in 2005 have an exercise price equal to the fair market value determined as of the date of the grant, based on the closing price of a share of our common stock as reported on OTC Bulletin Board.

For 2006, each of our directors will receive compensation for serving on our Board of Directors. Each director will be paid a $3,000 cash retainer for each fiscal quarter served on the Board and a $1,500 cash retainer for each Board meeting attended. In addition to the cash retainers, the Board may in its discretion determine to grant stock options or other equity compensation to one or more directors. No determination in this respect has been made at this time.

Employment Agreements

Effective January 26, 2006, our Board of Directors appointed Richard D. Falcone as the new President and Chief Executive Officer of our company. On February 2, 2006, we entered into an employment agreement with Mr. Falcone. Under this employment agreement, (i) Mr. Falcone’s base salary is $275,000 per year; (ii) any bonus payments made to Mr. Falcone will be at the discretion of our Board; (iii) Mr. Falcone is eligible to participate in our existing benefit plans and (iv) Mr. Falcone has use of a company car. In addition, we have agreed to provide Mr. Falcone with disability benefits, and have agreed to reimburse Mr. Falcone for health insurance coverage if we terminate our group health insurance plan. The employment agreement has a term of three years, with a provision for automatic renewal for successive three year terms. If Mr. Falcone is terminated by us for any reason other than cause, as defined in his employment agreement, if he should resign for a good reason, as defined in his employment agreement, including a change in control of our company or if we should not renew his employment agreement after the expiration of the term, Mr. Falcone is entitled to severance. The severance payable to Mr. Falcone is dependant on how long he has been employed at our company, beginning with twenty-four months of base salary (and any bonus to which he would have been entitled during such period) payable upon termination immediately after execution of his employment agreement, decreasing by one month for each month he remains employed at our company, but subject to a minimum severance of twelve months of base salary. The obligation to pay severance is conditioned upon Mr. Falcone’s execution of a mutually agreeable release of claims against us.

In connection with the employment agreement, we also granted Mr. Falcone stock options to purchase 2,200,000 shares of our common stock at an exercise price of $1.00 per share. The options have a ten -year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Falcone is terminated by us other than for cause, if Mr. Falcone resigns for good reason or if termination is caused by Mr. Falcone’s death, the options will continue to vest; otherwise, vesting of the options ceases upon Mr. Falcone’s termination. In addition, if we undergo a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

On February 8, 2006, we appointed Stathis Kouninis as Chief Financial Officer. On February 13, 2006, we entered into an employment agreement with Mr. Kouninis. The principal terms of the employment agreement are as follows:  (i) Mr. Kouninis will be paid a base salary of $165,000 per year; (ii) any bonus payment made to Mr. Kouninis will be at the discretion of our Board; and (iii) Mr. Kouninis will be eligible to participate in our existing benefit plans. In addition, the employment agreement will have a term of three years with provision for automatic renewal for successive one year terms. If Mr. Kouninis is terminated by us for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Kouninis will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Kouninis’s execution of a mutually agreeable release of claims against us.

In connection with his employment, we granted Mr. Kouninis stock options to purchase 450,000 shares of our common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Kouninis remains employed by us. If we undergo a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

On January 1, 2005, we entered into a three -year employment agreement with James Burns to serve as our Chief Operating Officer. Pursuant to an amendment, he now serves as our Executive Vice President, Business

Development. Under the terms of this agreement, as twice amended, Mr. Burns will (i) earn a base salary of $25,000 per month, modified annually, and increased to $27,083 per month after certain growth objectives of our company are met, (ii) receive a bonus determined by the Board of Directors, (iii) be eligible to participate in our Management Incentive Program, and (iv) was granted, in August 2004, a non-qualified stock option to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.25 per share, subject to certain vesting provisions.

Consulting Agreement

On January 26, 2006, we approved a new consulting arrangement with Gordon Davis, the former Chairman of our Board of Directors. On February 9, 2006, we entered into a consulting agreement with Mr. Davis with an effective date of February 2, 2006. This consulting agreement was not affected by Mr. Davis’s resignation as Chairman of our Board of Directors on May 11, 2006. The consulting agreement provides for (i) a consulting fee payable to Mr. Davis of $120,000 per year and (ii) use of a company car for business of the company. The consulting agreement has a term of three years, with a provision for automatic renewal for successive one year terms. If Mr. Davis is terminated for any reason other than by us for cause, as defined in his consulting agreement, including if the consulting agreement is not renewed by us, he will be entitled to termination payments. If Mr. Davis’s termination is caused by his death or disability, then the termination fee is equal to $120,000. If we terminate Mr. Davis for any reason other than for cause, if Mr. Davis terminates the agreement for good reason, or if we do not renew the consulting agreement, then Mr. Davis’s termination fee is dependant on when the termination takes place. If the termination occurs prior to the one year anniversary of the effective date, then Mr. Davis is entitled to the $120,000 annual consulting fee for the remainder of the term of the consulting agreement. If the termination occurs after the one year anniversary of the effective date, Mr. Davis is entitled to the consulting fee then in effect for a period of one year following termination. The obligation to pay the termination fee is conditioned upon Mr. Davis’s execution of a release of claims against us. Mr. Davis ceased to be a board member on May 11, 2006. Since that time, he has not attended meetings or received any compensation for service to the board.

In connection with the consulting agreement, we also granted to Mr. Davis stock options to purchase 1,750,000 shares of our common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Davis is terminated by us other than for cause, if Mr. Davis terminates for good reason, or if termination is caused by Mr. Davis’s death, disability or non-renewal of the agreement by us, the options will continue to vest. Otherwise, vesting of the options ceases upon Mr. Davis’s termination as a consultant. In addition, if we undergo a change in control, as defined in the consulting agreement, the stock options granted above will fully vest upon the change in control.

Termination of Employment Agreements; Severance Arrangements

In December 2005, Robert Appleby and our company entered into a Separation Agreement and General Release in connection with the termination of Mr. Appleby as our President and Chief Executive Officer. Pursuant to the Separation Agreement and General Release, we have agreed to pay Mr. Appleby a severance package of approximately $50,000. In addition, we agreed that the exercise period for Mr. Appleby’s vested options to purchase 1,611,111 shares of our common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

On February 8, 2006, we and Robert D. Jenkins entered into a Separation Agreement and General Release with Robert D. Jenkins in connection with Mr. Jenkins’ resignation as our Chief Financial Officer, Treasurer and Secretary. Pursuant to the Separation Agreement and General Release, we have agreed to continue to pay Mr. Jenkins at his current annual base salary rate of $200,000 through June 28, 2006, either in bi-weekly installments or one lump sum. Mr. Jenkins will also continue to be eligible to participate in our medical and dental plans until August 31, 2006, with us continuing to pay eighty percent (80%) of the premium for such coverage. In addition, we agreed that the exercise period for Mr. Jenkins’ options to purchase 1,000,000 shares of our common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

Compensation Committee Interlocks and Insider Participation

Currently, the members of the compensation committee of our Board of Directors are Albert A. Canosa and Steven B. Zavagli. Except for James Burns and Richard D. Falcone, no director of our company is a current or former officer or employee of us or any of our subsidiaries. In addition, no employee, director or other executive officer of our company serves as a director of a company where a non-employee director of our company is an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Steven B. Zavagli, one of our directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr Special Products, LLC (“Wynn Starr”) and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc. We, Wynn Starr, pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, and pHarlo IP, LLC are parties to an Exclusive Field of Use License Agreement and Product Sale Agreement made effective as of September 15, 2004, as amended, which we refer to in this prospectus as the “Wynn Starr Agreement.”

Under the terms of the Wynn Starr Agreement, we have granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. Wynn Starr is also responsible for taking the pHarlo concentrate provided by us and blending it with liquids to create the finished product that is ultimately distributed by Wynn Starr. In return for this license, Wynn Starr has agreed to pay us a royalty of $70.00 per gallon on all net sales (as defined in the Wynn Starr Agreement) sold by Wynn Starr for which payment is received from customers. We are currently renegotiating this royalty arrangement to align its terms to the current market demand for the product. Under the Wynn Starr Agreement, if the price for the pHarlo concentrate exceeds a certain threshold amount per gallon, then Wynn Starr is obligated to make certain royalty payments to pHarlo IP. Pursuant to the Sub-License Agreement, commencing within thirty days after December 31, 2005 and within thirty days of each calendar quarter thereafter, pHarlo IP has agreed to pay to us that amount of any royalties that are actually received by pHarlo IP from Wynn Starr during the preceding calendar quarter in an amount up to and not to exceed the amount of any research and development fees actually paid by us to pHarlo IP during the same preceding calendar quarter. Additionally, to the extent that the amount of any royalties actually paid to pHarlo IP by Wynn Starr under the Wynn Starr Agreement exceeds the research and development fees paid by us to pHarlo IP, pHarlo IP has agreed to pay over to us one-third of the amount by which such royalties exceed the research and development fees. In the event that pHarlo IP ceases to receive royalty payments in respect of sales by Wynn Starr of certain products based on technology licensed by pHarlo IP to us, we are obligated to make cash payments to pHarlo IP equal to the royalties pHarlo IP is entitled to receive under the Wynn Starr Agreement with respect to such sales that are not subject to repayment to us.

As of June 28, 2006, no royalties were due and we did not receive any royalty payments under the Wynn Starr Agreement.

During the year ended December 31, 2005, we paid Wynn Starr approximately $311,000, consisting of approximately $151,000 for the production of inventory for us, approximately $125,000 in consulting fees and approximately $35,000 as rent for a laboratory.

We paid Mr. Gordon O. Davis, the Chairman of our Board of Directors, approximately $42,000 for consulting services during the year ended December 31, 2005. In February 2006, we entered into a new consulting agreement with Mr. Davis. See “Management — Executive Compensation — Consulting Agreement” above.

During 2002, we agreed to loan to pHarlo Citrus Technologies, Inc. and pHarlo Citrus Technologies-related entities, pursuant to a loan agreement and note, up to $200,000 to finance a production facility to produce the products licensed pursuant to a 2002 license agreement with pHarlo Citrus Technologies. The note bore an interest rate at 7% per annum, with principal and interest on the notes evidencing the loan to be repaid in equal monthly installments commencing July 1, 2003, with the last payment due October 1, 2012.

During 2004, pursuant to a series of additional promissory notes, we loaned an additional $200,000 to pHarlo Citrus Technologies, Inc. and $200,000 to pHarlo Citrus Properties Partnership, LLLP. The notes bore interest rate at a rate of 7% per annum (0% until June 1, 2005) and had terms of 1 year.

During the year ended December 31, 2005, pursuant to a series of promissory notes, we loaned an additional $2,600,703 (including $136,000 paid to a vendor on behalf of pHarlo Citrus Technologies) to the Selling Entities and principals of the Selling Entities. The loans, unless otherwise noted, bore an interest rate at 7% per annum (0% for approximately the first six months) and had terms of 1 year. Certain of these loans represented cash advances against bonus payments to the principals of the Selling Entities. The notes, issued by principals of the Selling Entities, are as follows:

•                  January 10, 2005 note from Barry Cummins-$250,000;

•                  January 3, 2005 note from David Creasey-$100,000 (interest of 7% per annum for entire term);

•                  March 1, 2005 note from David Creasey-$150,000;

•                  January 10, 2005 note from David Dickinson-$100,000;

•                  March 4, 2005 note from David Dickinson-$150,000; and

•                  March 28, 2005 note from David Creasey-$625,000 (interest of 6% per annum for entire two month term).

Certain of these loans represented working capital to the pHarlo Citrus Properties Partnership to build out and fund the Selling Entities’ manufacturing facilities. The notes, issued by pHarlo Citrus Properties Partnership, LLLP, are as follows:

•                  January 20, 2005-$100,000;

•                  February 15, 2005-$75,000;

•                  March 7, 2005-$100,000 (0% interest for approximately the first three months);

•                  March 31, 2005-$100,000 (0% interest for approximately the first three months);

•                  April 20, 2005-$100,000 (0% interest for approximately the first three months);

•                  May 19, 2005-$50,000 (0% interest for approximately the first three months);

•                  June 14, 2005-$50,000; and

•                  July 6, 2005-$12,500 (0% interest for approximately the first three months).

Certain of these loans represented working capital to Coast to Coast Laboratories, LLC. The notes issued by Coast to Coast Laboratories, Inc. are as follows:

•                  March 3, 2005-$100,000 (interest rate of 6% per annum; 6 month term; no interest for approximately the first three months);

•                  May 25, 2005-$25,000 (approximately three month term; no interest for approximately the first three months); and

•                  June 29, 2005-$15,000 (four month term; no interest for approximately the first three months).

Certain of these loans represented working capital to pHarlo Citrus Technologies, Inc. The notes, issued by pHarlo Citrus Technologies, LLC, are as follows:

•                  May 11, 2005-$62,114;

•                  May 27, 2005-$100,000 (0% interest for approximately the first 3 months);

•                  June 2, 2005-$20,000 (three month term; no interest for approximately the first three months);

•                  June 14, 2005-$52,816;

•                  June 27, 2005-$52,005 (four month term; no interest for approximately the first three months); and

•                  July 12, 2005-$55,269 (four month term; no interest for approximately the first three months).

The Company also advanced $20,000 to Indian River Labs, LLC, for working capital and received a promissory note dated June 29, 2005 (four month term; interest after approximately the first three months).

All of the loans issued during 2005, as described in the five prior paragraphs, were cancelled on July 15, 2005 upon the completion of the 2005 Acquisition, with the exception of the March 28, 2005 note with David Creasey in the amount of $625,000, which remains due.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of June 30, 2006 regarding the beneficial ownership of our common stock by (i) each executive officer of our company named in the Summary Compensation Table, (ii) each director of our company, (iii) each stockholder known by us to beneficially own 5% or more of our common stock and (iv) all directors and executive officers, as a group. Except as otherwise indicated, the address of each beneficial holder of our common stock listed below is the same as us.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
James Burns	2,890,475 (3)	2.8
Albert A. Canosa	101,563 (4)	*
Gordon O. Davis (5)	1,513,318 (6)	1.4
Richard D. Falcone	1,422,320 (7)	1.4
William Miller (8)	113,125	*
Steven B. Zavagli	643,600 (9)	*
Knoll Capital Management, LP 1203 Egret Avenue Fort Pierce, FL 34982	15,405,000 (10)	14.7
Agile Partners LP 3500 Alameda De Las Pulgas, #200 Menlo Park, CA 94025	6,080,000 (11)	5.8
Barry Cummins 1203 Egret Avenue Fort Pierce, FL 34982	6,096,877 (12)	5.8
All directors and executive officers as a group (5 persons)	6,221,971 (10)	6.4

*  Less than 1%.

(1)                                  Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock. The number of shares beneficially owned by each person as of June 30, 2006 includes shares of common stock that such person had the right to acquire on or within 60 days after June 30, 2006, including, but not limited to, upon the exercise of options.

(2)                                  Holders of common stock are entitled to one vote per share. Percentage of beneficial ownership is based on 105,001,704 shares of common stock issued and outstanding as of June 30, 2006.

(3)                                  Includes 2,806,349 shares issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

(4)                                  Represents shares issuable upon the exercise of stock options, none of which were issued under the 2006 Stock Plan.

(5)                                  Mr. Davis resigned from our Board of Directors on May 11, 2006.

(6)                                  Includes 1,336,086 shares issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

(7)                                  Includes 1,220,535 shares issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

(8)                                  Mr. Miller was appointed to our Board of Directors on May 11, 2006.

(9)                                  Includes 558,779 shares issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

(10)                            Based on information contained in a Schedule 13G jointly filed by Knoll Capital Management, LP, Fred Knoll, Europa International, Inc., Knoll Capital Fund II Master Fund, Ltd., KOM Capital Management, LLC and Patrick O’Neill in February 2006, such shares are beneficially owned by Knoll Capital Management, LP and Fred Knoll.

(11)         Based on information provided to us by Agile Partners LP on April 11, 2006. Includes 1,150,000 shares issuable upon the exercise of warrants. According to Agile Partners LP, Scott Cummings is the general partner of Agile Partners LP and has voting and investment control over these shares and warrants.

(12)                            Based on information provided to us by Barry Cummins on April 20, 2006. Includes 255,000 shares issuable upon the exercise of warrants.

(13)                            Includes 6,007,687 shares of common stock issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan. Includes shares beneficially owned by Gordon O. Davis, who resigned from our Board of Directors on May 11, 2006. Does not include shares beneficially owned by William Miller, who was appointed to the Board of Directors on May 11, 2006.

SELLING STOCKHOLDERS

This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 34,138,319 shares of our common stock, including 17,854,849 shares underlying certain of our warrants, pursuant to registration rights granted by us to the Selling Stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the Selling Stockholders’ shares of common stock. We have also agreed to indemnify and hold harmless the Selling Stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act.

The Selling Stockholders acquired our common stock and/or warrants in one or more of the following transactions:

•                  On September 21, 2005, we issued in a private placement 2,947,545 shares of our common stock and warrants to purchase 1,473,769 shares of our common stock;

•                  On January 26, 2006, we issued in a private placement 13,335,925 units, each unit consisting of one share of our common stock and a warrant to purchase one share of our common stock, and warrants to purchase 800,155 shares of our common stock to an affiliate of the placement agent of this private placement; and

•                  On November 26, 2002, we issued in private placements warrants to purchase 2,245,000 shares of our common stock.

Unless otherwise stated in a footnote, we believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the Selling Stockholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the Selling Stockholders within the past three years. Each selling stockholder that is identified as a broker-dealer may be deemed to be an underwriter.

Name of Selling Stockholder	Number of Shares Beneficially Owned		Common Stock Offered by Selling Stockholder			Shares Beneficially Owned After Offering
			Shares Directly Owned	Shares Underlying Warrants	Total	Number		Percent
305 Investments, L.P. (1)	210,500		100,000	100,000	200,000	10,500		*
Agile Partners LP (2)	6,080,000		200,000	150,000	350,000	5,730,000		5.4
Argosy Capital Group	714,284		357,142	357,142	714,284	—		—
Audrey Berlacher Rev Trust dtd 6/8/94 Audrey E. Berlacher TTEE	30,000		15,000	15,000	30,000	—		—
Bear Stearns Sec Corp. Cust FBO Robert Berlacher, IRA	100,000		50,000	50,000	100,000	—		—
Bear Stearns Sec Corp. Cust FBO David A. Houghton	70,000		35,000	35,000	70,000	—		—
Bear Stearns Sec Corp. Cust FBO Jay D. Seid (26)	42,858		21,429	21,429	42,858	—		—
Broadlawn Master Fund, Ltd (3)	300,000		150,000	150,000	300,000	—		—
Burlingame Equity Investors LP (4)	1,891,992		983,274	908,718	1,891,992	—		—
Burlingame Equity Investors (offshore) Ltd (4)	778,947		403,938	375,009	778,947	—		—
Burlingame Equity Investors II LP (4)	241,395		125,773	115,622	241,395	—		—
Cabernet Partners, L.P. (5)	800,000		400,000	400,000	800,000	—		—
Chardonnay Partners, L.P. (5)	200,000		100,000	100,000	200,000	—		—
Christopher F. Cummings	540,714		242,857	192,857	435,714	105,000		*
Courtney Benham	839,284		357,142	357,142	714,284	125,000		*
David T. DeWitt (6)	250,000		92,000	82,000	174,000	76,000		*
Dale & DeEtte Duncan	138,167		45,454	22,727	68,181	69,986		*
Dale Duncan	506,563	(7)	150,000	150,000	300,000	70,200	(7)	*
Damel Partners L.P. (8)	118,181		45,454	22,727	68,181	50,000		*
David Baratta	344,544		206,363	138,181	344,544	—		—
Emerging Growth Equities PSP dtd 9/1/99 FBO Clifford J. Kalista 401K (9)	300,000		150,000	150,000	300,000	—		—
Emerging Growth Equities PSP dtd 9/1/99 FBO Phyliss D. Kalista 401K (9)	61,000		30,000	30,000	60,000	1,000		*
Eric and Ellen Petersen	200,000		100,000	100,000	200,000	—		—
EDJ Limited (10)	774,000		320,000	280,000	600,000	174,000		*
Europa International Inc	4,300,000		2,150,000	2,150,000	4,300,000	—		—
Express Marine	220,000		100,000	100,000	200,000	20,000		*
Franz Berlacher Rev Trust dtd 6/8/94 Franz J. Berlacher TTEE	60,000		30,000	30,000	60,000	—		—
George A. Long	1,664,000		585,500	471,500	1,057,000	607,000		*
Gregory Berlacher (11)	1,462,655	(12)	50,000	50,000	100,000	1,378,155	(12)	1.2
Gordon O. Davis (13)	1,403,943		67,857	67,857	135,714	1,268,229		1.2
Harbourview Investments Services Ltd	4,297,318		227,272	113,636	340,908	3,956,410		3.8
Horizon Land I LLC (14)	206,563		90,909	45,454	136,363	70,200		*
Harry Mittelman Revocable Living Trust dtd 10/22/96 Harry Mittelman TTEE	1,731,955		850,648	782,466	1,633,114	98,841		*
Heart Specialist of NW Ohio P/S/Plan/401K FBO Franz Berlacher, MD	60,000		30,000	30,000	60,000	—		—
Insignia Partners, L.P. (5)	2,300,000		1,200,000	1,100,000	2,300,000	—		—
Jacaranda Partners	204,544		136,363	68,181	204,544	—		—
Jack Warner	30,100		20,000	10,000	30,000	100
James Burns (15)	2,834,920		28,571	28,571	57,142	2,777,778		2.6
Jay Seid	157,142		78,571	78,571	157,142	—		—
Jeffery Porter	4,349,000	(16)	150,000	150,000	300,000	1,049,000	(16)	1.0
Joseph Kellogg	210,500		100,000	100,000	200,000	10,500		*
Knoll Capital Master Fund	15,405,000		2,150,000	2,150,000	4,300,000	11,105,000		10.6
Lisl Brennan (17)	154,181		45,454	22,727	68,181	86,000		*
Mark Weinstock	450,000		375,000	337,500	712,500	75,000		*
Northwood Capital Partners, L.P. (5)	1,000,000		500,000	500,000	1,000,000	—		—
Paul Berlacher Rev Trust 5/27/93 Paul D. Berlacher TTEE	50,000		25,000	25,000	50,000	—		—
Precept Capital Master Fund, G.P. (18)	238,635		159,090	79,545	238,635	—		—
Peter Brennan (17)	303,081	(19)	45,454	22,727	68,181	234,900	(19)	*
Peter G. and Susan H. Stanley JTWROS (20)	793,750		150,000	150,000	300,000	493,750		*

Name of Selling Stockholder	Number of Shares Beneficially Owned		Common Stock Offered by Selling Stockholder			Shares Beneficially Owned After Offering
			Shares Directly Owned	Shares Underlying Warrants	Total	Number		Percent
Porter Partners, LP (10)	3,240,000		1,280,000	1,120,000	2,400,000	840,000			*
Provco Ventures Group	340,920		227,280	113,640	340,920	—		—
Rodger Campbell	100,000		50,000	50,000	100,000	—		—
Ronald Harris	150,000		100,000	50,000	150,000	—		—
Richard and Marie Falcone (21)	1,284,820		64,285	64,285	128,570	1,156,250		1.1
Rich Family Partnership	201,000		100,000	100,000	200,000	1,000			*
Richard Walling Jr.	220,000		100,000	100,000	200,000	20,000			*
Richard Walling Sr.	200,000		100,000	100,000	200,000	—		—
Steven B. Zavagli Sr. (22)	612,350		53,571	53,571	107,142	505,208			*
Walter E. Lang	151,365		90,910	45,455	136,365	15,000			*
Waypoint Partners	136,363		90,909	45,454	136,363	—		—
Arthur P. Bergeron	2,515,000	(23)	—	212,500	212,500	2,302,500	(23)	2.2
Arthur P. Bergeron - Revised and Restated Profit Sharing Plan	202,500		—	202,500	202,500	—		—
Christine M. Bergeron	50,000		—	50,000	50,000	—		—
Adam P. Bergeron	50,000		—	50,000	50,000	—		—
Edward B. Bergeron	50,000		—	50,000	50,000	—		—
Boston Financial Partners, Inc. (24)	435,000		—	285,000	285,000	150,000		*
Philip Georgas	82,272		—	50,000	50,000	32,272		*
Barry Cummins	5,096,877		—	255,000	255,000	4,841,877		4.6
Richard Brutti	1,801,281		—	1,090,000	1,090,000	711,281		*
VFT Special Ventures, Ltd. (25)	1,362,655		—	800,155	800,155	562,500		*

*              Denotes less than 1%

(1)           Richard Walling Jr. exercises voting and dispositive power with respect to the shares.

(2)           Scott H. Cummings exercises voting and dispositive power with respect to the shares.

(3)           Jon Bloom exercises sole voting and dispositive power with respect to the shares.

(4)           Blair E. Sanford exercises sole voting and dispositive power with respect to the shares.

(5)           Robert A. Berlacher exercises voting and dispositive power with respect to the shares. Robert A. Berlacher holds a minority interest in EGE Holdings, Ltd., which owns Emerging Growth Equities, Ltd., a broker dealer. Robert A. Berlacher shares voting and dispositive power with respect to VFT Special Ventures, Ltd., an affiliate of Emerging Growth Equities, Ltd. VFT Special Ventures, Ltd. owns warrants to purchase 1,362,655 shares of our common stock.

(6)           David T. Dewitt is a registered representative with Cresap Inc., a broker-dealer.

(7)           Includes shares held of record by Horizon Land I LLC.

(8)           Peter Brennan exercises sole voting and dispositive power with respect to the shares. Mr. Brennan is affiliated with Matrix Capital Market Groups, Inc., a broker-dealer.

(9)           Clifford J. Kalista and Phyliss D. Kalista are registered representatives with Emerging Growth Equities, Ltd., a broker-dealer.

(10)         Jeffrey H. Porter exercises sole voting and dispositive power with respect to the shares.

(11)         Gregory Berlacher is President and Chief Executive Officer of, and has control over, Emerging Growth Equities, Ltd., a broker-dealer.

(12)         Includes 1,362,655 shares of our common stock issuable upon exercise of warrants held by VFT Special Ventures, Ltd., an affiliate of Emerging Growth Equities, Ltd. Gregory Berlacher shares voting and dispositive power with respect to VFT Special Ventures, Ltd. Emerging Growth Equities, Ltd. served as our placement agent for private placements we conducted in December 2004 and January 2006.

(13)         Gordon Davis is Chairman of our Board of Directors.

(14)         Dale Duncan exercises voting and dispositive power with respect to the shares.

(15)         James Burns is Executive Vice President - Business Development of our company and a member of our Board of Directors.

(16)         Includes shares held of record by EDJ Limited and Porter Partners, LP.

(17)         Each Selling Stockholder is affiliated with Matrix Capital Market Groups, Inc., a broker-dealer.

(18)         Blair Baker exercises sole voting and dispositive power with respect to the shares.

(19)         Includes shares held of record by Damel Partners L.P. and Lisl Brennan.

(20)         Mr. Stanley is a registered representative with Emerging Growth Equities, Ltd., a broker-dealer.

(21)         Richard D. Falcone is President and Chief Executive Officer of our company and a member of our Board of Directors.

(22)         Steven B. Zavagli is a member of our Board of Directors.

(23)         Includes options to purchase 2,000,000 shares of our common stock, warrants (held by Mr. Bergeron’s Revised and Restated Profit Sharing Plan) to purchase 202,500 shares of our common stock, and warrants (held by members of Mr. Bergeron’s household) to purchase 100,000 shares of our common stock.

(24)         Thomas Brazil voting and dispositive power with respect to the shares.

(25)         Gregory Berlacher and Robert Berlacher share voting and dispositive power with respect to the shares. VFT Special Ventures, Ltd. is an affiliate of Emerging Growth Equities, Ltd., which served as our placement agent for private placements we conducted in December 2004 and January 2006.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any United States stock exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales;

•                  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                  any other method permitted pursuant to applicable law, which method has been disclosed in a post-effective amendment to the registration statement of which this prospectus forms a part.

A Selling Stockholder may transfer shares to its partners, members, stockholders and other equity holders. In addition, the Selling Stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of common stock then outstanding, which equals 1,050,018 shares of common stock as of the date of this prospectus. Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

If a selling security holder enters into an agreement, after the effectiveness of our registration statement, to sell its shares to a broker-dealer as principal and that broker-dealer is acting as an underwriter, we will be required to file a post-effective amendment to the registration statement of which this prospectus forms a part identifying the broker-dealer, providing the required information on the plan of distribution, revising the appropriate disclosures in the registration statement, and filing the agreement as an exhibit to the registration statement. Additionally, prior to any involvement of any broker-dealer in this offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 of the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations adopted pursuant to the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market -making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF OUR SECURITIES

Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value. As of March 31, 2006, 104,773,020 shares of our common stock were issued and outstanding, and held of record by approximately 137 persons. We estimate that there are in excess of 4,700 beneficial owners of our common stock.

The holders of the issued and outstanding shares of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of any funds lawfully available therefor. The Board of Directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and non-assessable. Holders of shares of common stock are entitled to vote at all meetings of such stockholders for the election of directors and for other purposes. Such holders have one vote for each share of common stock held by them.

Transfer Agent

The transfer agent of our common stock is Pacific Corporate Trust Company.

LEGAL MATTERS

The validity of the shares of our common stock covered by this prospectus has been passed upon by Hale Lane, Reno, Nevada.

EXPERTS

The consolidated financial statements of Tasker Products Corp. as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005 and December 31, 2004 included in this prospectus, to the extent and for the period indicated in its report, have been audited by Rothstein, Kass & Company, P.C., our current independent registered public accounting firm, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing. The consolidated financial statements of Tasker Products Corp. as of December 31, 2003 and for the year ended December 31, 2003 and for the period from inception, May 13, 1996 to December 31, 2003 included in this prospectus, to the extent and for the period indicated in its report, have been audited by Richard Morgan and Company our prior accounting firm, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act and, under the Exchange Act, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. This registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC can be inspected and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC is publicly available through the SEC’s site on the Internet, located at:  http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm (Rothstein, Kass & Company, P.C.)	F-2
Report of Independent Registered Public Accounting Firm (Richard Morgan and Company)	F-3
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-4
Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2005, 2004 and 2003	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-8
Notes to Consolidated Financial Statements	F-10
Report of Independent Registered Public Accounting Firm (Rothstein, Kass & Company, P.C.)	F-40
Combined Balance Sheets of pHarlo Group as of December 31, 2004 and June 30, 2005 (unaudited)	F-41
Combined Statements of Operations of the pHarlo Group for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited)	F-42
Combined Statements of Changes in Capital Deficiency of the pHarlo Group for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 (unaudited)	F-43
Combined Statements of Cash Flows of the pHarlo Group for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited)	F-44
Notes of Combined Financial Statements of the pHarlo Group	F-45
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005	F-49
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2006 and 2005	F-50
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and 2005	F-51
Notes to Unaudited Condensed Consolidated Financial Statements	F-52

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Tasker Products Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Tasker Products Corp. and Subsidiaries (a development stage company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tasker Products Corp. and Subsidiaries (a development stage company) as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 9, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of
Tasker Products Corp.

(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Tasker Products Corp. (a development stage company) as at December 31, 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and for the period from inception, May 13, 1996, to December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and the results of its operations and its cash flows for the year ended December 31, 2003 and for the period from inception, May 13, 1996, to December 31, 2003, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and net cash outflows from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Morgan and Company

Vancouver, Canada
March 24, 2004

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,037,250	$14,225,305
Accounts receivable, net of allowance for doubtful accounts of $79,500 and $0 as of December 31, 2005 and 2004, respectively	155,189	–
Notes receivable	653,958	575,961
Inventories, net of reserve of $74,675 and $0 as of December 31, 2005 and 2004, respectively	1,350,963	99,798
Prepaid expenses	27,377	442,332
Prepaid commissions	163,850	125,000
Total current assets	3,388,587	15,468,396
Property and equipment, net	1,525,142	101,377
Prepaid royalties and license costs	–	1,179,862
Investment in equity investee	664,737	–
Intangible assets, net	21,562,292	–
Goodwill	41,677,180	–
Deposit, net	36,081	17,232
Total assets	$68,854,019	$16,766,867
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible debentures	$194,000	$436,980
Accounts payable	1,740,245	148,651
Notes payable - acquisition of IRL	445,840	–
Other accrued liabilities	1,377,007	548,946
Other current liabilities	234,580	–
Total current liabilities	3,991,672	1,134,577
Long-term liabilities:
Notes payable - shareholders	443,790	458,652
Notes payable - acquisition of IRL	1,077,447	–
Other long -term liabilities	52,686	–
Accrued royalties	–	930,000
Total long-term liabilities	1,573,923	1,388,652
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 89,167,095 and 48,863,740 shares issued and outstanding as of December 31, 2005 and 2004, respectively	89,167	48,864
Additional paid-in capital	89,265,154	8,115,298
Common stock subscribed		13,876,745
Deficit accumulated during the development stage	(26,065,897)	(7,797,269)
Total stockholders’ equity	63,288,424	14,243,638
Total liabilities and stockholders’ equity	$68,854,019	$16,766,867

The accompanying notes are an integral part of these consolidated financial statements.

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,			May 13, 1996 (inception) to December 31,
	2005	2004	2003	2005
Revenues	$705,467	$—	$—	$705,467
Cost of goods sold	1308,111	—	—	1,308,111
Gross margin	(602,644)	—	—	(602,644)
Expenses
Selling, general & administrative	11,905,205	1,963,867	397,954	15,368,970
Product development	3,356,113	1,374,780	89,124	4,820,017
Depreciation and amortization	1,099,859	28,848	13,638	1,142,345
Total Expenses	16,361,177	3,367,495	500,716	21,331,332
Loss From Operations	(16,963,821)	(3,367,495)	(500,716)	(21,933,976)
Other income (expense):
Interest expense, net	(85,333)	(2,729,890)	(113,252)	(2,950,824)
Loss on equity investee	(53,263)	—	—	(53,263)
Liquidated damages	(285,706)	—	—	(285,706)
Other	(880,505)	25,770	6,888	(842,128)
Total other expense, net	(1,304,807)	(2,704,120)	(106,364)	(4,131,921)
Net loss	$(18,268,628)	$(6,071,615)	$(607,080)	$(26,065,897)
Net loss per common share, basic and diluted	$(0.25)	$(0.26)	$(0.05)	$(1.42)
Weighted average common shares outstanding, basic and diluted	73,549,000	23,597,000	13,003,000	18,329,000

The accompanying notes are an integral part of these consolidated financial statements.

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	COMMON STOCK			ACCUMULATED		DEFICIT ACCUMULATED
	NUMBER OF SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	OTHER COMPREHENSIVE INCOME (LOSS)	COMMON STOCK SUBSCRIBED	DURING THE DEVELOPMENT STAGE	TOTAL
Issuance of common stock	10	-	$1	$-	$-	$-	$-
Net loss						(14,237)	(14,237)
Balance, December 31, 1996	10		1			(14,237)	(14,236)
Issuance of common stock	17,500,000	17,500	168,407			(157,674)	27,491
Translation adjustment				(743)			(743)
Net loss						(143,437)	(143,437)
Balance, December 31, 1997	17,500,010	17,500	168,408	(743)		(157,674)	27,491
Cancellation of common stock	(7,500,000)	(7,500)	7,500				-
Translation adjustment				(579)			(579)
Net loss						(43,378)	(45,387)
Balance, December 31, 1998	10,000,010	10,000	175,908	(1,322)		(203,061)	(18,475)
Issuance of common stock	1,000,000	1,000	15,844				16,844
Reverse merger transaction	262,000	262	(262			(295)	(295)
Translation adjustment				(1,116)			(1,116)
Net loss						(34,518)	(34,518)
Balance, December 31, 1999	11,262,010	11,262	191,490	(2,438)		(237,874)	(37,560)
Translation adjustment				2,230			2,230
Net loss						(60,388)	(60,388)
Balance, December 31, 2000	11,262,010	11,262	191,490	(208)		(298,262)	(95,718)
Translation adjustment				7,236			7,236
Net loss						(59,060)	(59,060)
Balance, December 31, 2001	11,262,010	11,262	191,490	7,208		(357,322)	(147,542)
Issuance of common stock	524,850	525	210,193				210,718
Warrants issued for license	—		42,344				42,344
Warrants issued for services	—		558,935				558,935
Warrants issued	—		13,956				13,956
Translation adjustment	—			(7,028)			(7,028)
Net loss	—					(761,252)	(761,252)
Balance, December 31, 2002	11,786,860	11,787	1,016,918			(1,118,574)	(89,869)
Issuance of common stock	660,000	660	164,340				165,000
Issuance of common stock	1,408,940	1,409	350,826				352,235
Shares issued for debt	655,000	655	171,931				172,586
Share subscriptions	—	—	—		27,980		27,980
Net loss	—	—	—			(607,080)	(607,080)
Balance, December 31, 2003	14,510,800	14,511	1,704,015		27,980	(1,725,654)	20,852
Private placement, net of costs	—	—			13,867,370		13,867,370
Warrants and embedded conversion option associated with debentures	—	—	2,184,600				2,184,600
Debentures and accrued interest converted to common stock	18,161,937	18,162	1,998,205				2,016,367
Exercise of warrants	14,491,003	14,491	1,153,059				1,167,550
Stock -based compensation	-	-	373,000				373,000

	COMMON STOCK			ACCUMULATED		DEFICIT ACCUMULATED
	NUMBER OF SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	OTHER COMPREHENSIVE INCOME (LOSS)	COMMON STOCK SUBSCRIBED	DURING THE DEVELOPMENT STAGE	TOTAL
Common stock, warrants and options issued for services	1,700,000	1,700	702,419		(18,605)		685,514
Net loss						(6,071,615)	(6,071,615)
Balance, December 31, 2004	48,863,740	48,864	8,115,298	-	13,876,745	(7,797,269)	14,243,638
Shares issued for prior year private placement	9,406,250	9,406	13,981,113		(13,876,745)		50,774
Private placement, net of costs	2,947,545	2,948	6,431,652				6,434,600
Debentures and accrued interest converted to common stock	4,089,900	4,090	238,890				242,980
Note payable and accrued interest converted to common stock	32,272	32	32,240				32,272
Exercise of warrants and stock options	4,835,000	4,835	229,915				234,750
Stock -based compensation	-	-	484,000				484,000
Common stock, warrants and options issued for services	-	-	3,100,950				3,100,950
Shares issued as part consideration for assets acquired	18,992,388	18,992	56,958,171				56,977,163
Registration rights derivative liability	-	-	(244,075)				(244,075)
Net loss	-	-	-			(18,268,628)	(18,268,628)
Balance, December 31, 2005	89,167,095	$89,167	$89,265,154	$—	$—	$(26,065,897)	$63,288,424

The accompanying notes are an integral part of these consolidated financial statements.

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

				May 13, 1996 to December 31, 2005
	December 31,			May 13, 1996 (inception) to
	2005	2004	2003	December 31, 2005
Cash flows from operating activities:
Net loss	$(18,268,628)	$(6,071,615)	$(607,080)	$(26,065,897)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,099,859	28,848	13,638	1,142,345
Noncash interest	84,987	2,661,210	78,636	2,832,182
Stock -based compensation	484,000	373,000		1,415,935
Allowance for uncollectible accounts receivable	80,000			80,000
Allowance for uncollectible note receivable	890,000			890,000
Loss on equity investee	53,263			53,263
Fair value adjustment for registration rights derivative liability	(9,495)			(9,495)
Common stock, warrants and options for services	3,079,973	685,514		3,765,487
Changes in operating assets and liabilities:
Accounts receivable	(227,211			(227,211)
Inventories	(1,210,119)	(99,798)		(1,309,917)
Prepaid expenses	(236,763)	(382,191)	(60,140)	(679,095)
Prepaid commissions	(38,850)	(125,000)		(163,850)
Prepaid royalties	—	65,000	(5,000)	—
Accounts payable	1,591,594	62,755	54,223	1,863,667
Accrued royalties		(70,000)		(70,000)
Other accrued liabilities	781,461	493,945	55,000	1,330,407
Net cash used in operating activities	(11,845,929)	(2,378,332)	(470,723)	(15,152,179)
Cash flows from investing activities:
Cash payments made as part consideration for assets acquired	(2,581,808)			(2,581,808)
Purchases of property and equipment	(824,278)	(112,074)	(2,819)	(939,171)
Advances pursuant to notes	(3,510,628)	(400,000)	(127,265)	(4,102,893)
Purchase of license				(160,000)
Investment in equity investee	(718,000)			(718,000)
Payments for deposits and other	(18,849)	(18,220)	(2,750)	(42,569)
Net cash used in investing activities	(7,653,563)	(530,294)	(132,834)	(8,544,441)
Cash flows from financing activities:
Proceeds from private placements, net	6,434,599	13,867,370	545,215	21,049,936
Proceeds from convertible debentures, net	—	2,065,532		2,065,532
Proceeds from other notes payable, net				524,850
Exercise of warrants/options	285,750	1,167,550		1,453,300
Repayments on note payable - IRL	(408,686)			(408,686)
Other	(226)			48,938
Net cash provided by financing activities	6,311,437	17,100,452	545,215	24,733,870
Net increase (decrease) in cash and cash equivalents	(13,188,055)	14,191,826	(58,342)	1,037,250
Cash and cash equivalents, beginning of period	14,225,305	33,479	91,821
Cash and cash equivalents, end of period	$1,037,250	$14,225,305	$33,479	$1,037,250
Supplemental disclosures of cash flow information:
Interest paid	$185,783	$27,242	$—	$185,783
Supplemental disclosures of noncash investing and financing activities:
Conversion of debt and accrued interest into common stock	$291,930	$2,016,367	$172,586	$2,480,883
Warrants issued and embedded conversion feature associated with debt financing	$—	$2,184,600	$—	$2,184,600
Vehicle purchased via note payable	$56,916	$—	$—	$56,916
Warrants issued for license	$—	$—	$—	$42,344

The following schedule summarizes the acquisition of the certain assets of the Selling Entities included in the condensed consolidated statement of cash flows as cash paid for acquisition of the assets of the Selling Entities:

Fair value of assets acquired	$64,929,000
Cash paid	(1,428,000)
Common stock issued	(56,977,164)
Note issued	(1,931,973)
Notes cancelled	(2,542,631)
Acquisition costs	(1,420,840)
Liabilities assumed	$628,392

The accompanying notes are an integral part of these consolidated financial statements.

TASKER PRODUCTS CORP. AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.              NATURE OF OPERATIONS

Tasker Products Corp. and its subsidiaries (collectively, “the Company” or “Tasker”) manufactures, distributes and markets products using pHarlo technology, the process by which we manufacture, distribute and market a variety of products. that utilizes a solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets Close Call, an oral hygiene breath drink, Unifresh Footbath, a grooming aid for dairy cows, and Tasker Pacific Blue Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and remove odors. The Company has begun the in-plant commercial verification process for United States Department of Agriculture (the “USDA”) approval to use the pHarlo technology in the scalder process of poultry processing. The Company is in the process of conducting tests of the pHarlo technology in other pre- and post-harvest food processing applications including seafood and poultry farming. The Company is also in various stages of developing future product lines using the pHarlo technology in the skin care and pet product industries. On December 7, 2005 the Company announced that it intended to concentrate its efforts on the development of its poultry processing products, its seafood processing products and its Unifresh Footbath and Unifresh Pen Spray products. The Company also announced that it intended to seek to license and/or sell the Close Call brand and derivative applications. As a result of this refocusing effort, the Company has suspended its development efforts in other areas.

As a result of the acquisition (the “2005 Acquisition”) by the Company of certain assets of pHarlo Citrus Technologies, Inc. (“PCTI”), Indian River Labs, LLC (“IRL”), pHarlo Citrus Properties Partnership, LLLP (“PCPP”), and Coast to Coast Laboratories, LLC (“C2C,” and together with PCTI, PCPP and IRL, the “Selling Entities”) in July 2005 (see Note 12), the Company now owns the utility patent applications and provisional patent applications associated with the pHarlo technology in the Company’s field of use, and has entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

Until December 31, 2005, the Company was in the development stage. The quarterly period ended March 31, 2006 was the first period we were considered an operating company. Therefore, recovery of its assets is dependent on whether we will be able to sufficiently increase revenues to achieve profitability, the outcome of which is indeterminable at this time.

2.              SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

In March 1999, Tasker, organized as a Nevada corporation in February 1999, and Tanuta Ventures Corp. (“Tanuta”), incorporated under the laws of the Province of British Columbia, Canada in May 1996, entered into a share exchange agreement whereby Tasker agreed to purchase all of the 11,000,010 outstanding common shares of Tanuta in exchange for 11,000,010 common shares of Tasker. Since the former shareholders of Tanuta controlled Tasker after the transaction, the merger was accounted for as reverse acquisition under which, for accounting purposes, Tanuta was deemed the accounting acquirer and Tasker was deemed to be the acquired entity. Under these accounting principles, the post-merger company financial statements represented Tanuta on a historical basis consolidated with the results of operations of Tasker from the March 1999 effective date of the merger.

Principles of Consolidation:

The consolidated financial statements include the accounts of Tanuta from May 13, 1996 (date of Tanuta’s inception) to December 31, 2005. The consolidated financial statements also include the accounts of Tasker from March 31, 1999 (the effective date of the reverse merger) to December 31, 2005. All significant intercompany balances and transactions have been eliminated in consolidation.

Development Stage Company:

Until December 31, 2005, the Company was in the development stage as defined in the Statements of Financial Accounting Standards (“SFAS”) No. 7. The quarterly period ended March 31, 2006 was the first period we were considered an operating company. The Company was devoting substantially all of its present efforts to establish a new business and with the exceptions of its brands Close Call and Unifresh Footbath, none of its planned principal operations had commenced as of December 31, 2005. All losses accumulated until that time were considered as part of the Company’s development stage activities.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial instruments:

The fair values of the Company’s asset and liabilities that qualify as financial instruments under SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” approximate their carrying amounts presented in the accompanying consolidated balance sheet at December 31, 2005.

Cash and Cash Equivalents:

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash primarily in one financial institution which, at times, exceeds Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not incurred any losses in such accounts and believes it is not exposed to any significant credit risk on cash. As of December 31, 2005 and 2004, the Company had approximately $1.0 million and $14.2 million in cash and cash equivalents, respectively.

Liquidity:

The Company has continued to sustain losses from operations and for the years ended December 31, 2005, 2004 and 2003 it has incurred losses of approximately $18,269,000, $6,072,000 and $607,000, respectively. In addition, the Company has not generated positive cash flows from operations for the years ended December 31, 2005, 2004 and 2003.

Based upon management’s current twelve month forecast of future revenues from its product lines in conjunction with the January 2006 Private Placement, in which the Company received proceeds of $8.7 million, net of placement agent fees, as described in Note 21(b), the Company believes that cash on hand, cash expected to be generated from operations and the currently ongoing reductions in administrative costs will provide adequate flexibility for funding the Company’s working capital over the next twelve months. As with all business forecasts, management’s current assessment of future revenues is based upon its assumptions and expectations. Future market trends for its products may not develop as management has predicted. Regulatory approvals required to market products as the Company currently plans may not be obtained. In the future, the Company may find that its cash on hand and cash from operations is not sufficient to fund existing operation. New opportunities may present themselves over the course of the next twelve months, in which case the Company may find that its cash on hand and cash from operations is not sufficient. Such changes may, or may not, require it to seek additional outside funding and, if required, there can be no assurance that suitable outside financing will be available to the Company.

Accounts Receivable:

Accounts receivable represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances, which are estimated to be uncollectible at December 31, 2005 and 2004. The Company grants credit terms in the normal course of business to its customers. Trade credit is extended based upon periodically updated evaluations of each customer’s ability to perform its obligations. The Company does not normally require collateral or other security to support credit sales. The allowance for doubtful accounts is determined based on historical experience and ongoing evaluations of the Company’s receivables and evaluations of the risks of payment. Accounts receivable balances are recorded against the allowance for doubtful accounts when they are deemed uncollectible. Our allowance for doubtful accounts at December 31, 2005 and 2004 was $79,500 and $0, respectively.

Inventories:

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment and Other Assets:

Property and equipment has been recorded at cost, net of accumulated depreciation. Improvements are capitalized and maintenance, repairs and minor replacements are expensed as incurred. Depreciation is determined using the straight-line method over estimated lives of such assets as follows:  machinery & equipment, 3 to 10 years; office furniture and fixtures and capitalized software, 5 to 7 years; vehicles, 5 years and intangible assets, 11.5 years.

Goodwill and Other Intangible Assets:

The Company accounts for goodwill and other intangible assets at their estimated fair values in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which the Company adopted effective July 1, 2002. In connection with prior business and asset acquisitions, the Company recorded goodwill based on the excess of the purchase price over the identifiable tangible and intangible assets acquired and liabilities assumed. Upon adoption of SFAS 142, the Company ceased recognizing recurring amortization of goodwill, and goodwill is now tested at least annually for impairment.

The Company’s specifically identifiable intangible assets, which consist of utility patent applications, are reported at cost, net of accumulated amortization. These intangible assets are being amortized over their estimated useful lives, which is 11.5 years, at amortization rates that are proportional to each asset’s estimated economic benefit to the Company. The carrying value of these intangible assets is reviewed annually by the Company, or more frequently when indicators of impairment are present, in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by these assets are less than the assets’ carrying amount.

The approximate net carrying value of the goodwill and other intangible assets at December 31, 2005 are as follows:

	December 31, 2005
	Gross carrying amount	Accumulated amortization	Net carrying value
Amortized utility patents	$22,500,000	$938,000	$21,562,000
Unamortized goodwill	$41,700,000	$—	$41,700,000
Total intangible assets	$64,200,000	$938,000	$63,200,000

Estimated amortization expense for the subsequent fiscal years, is as follows:

2006	$2,046,000
2007	2,046,000
2008	2,046,000
2009	2,046,000
2010	2,046,000
2011 and thereafter	$11,332,000

In performing its review of the recoverability of goodwill and other intangible assets, the Company considers several factors. These factors include the expected cash flows that an asset is expected to generate over its estimated economic life. The Company also considers whether there have been significant changes in legal factors or the overall business climate that could affect the underlying value of an asset or whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life. In the case of goodwill, the Company must also consider, and estimate, the fair value of the reporting unit to which the goodwill is assigned. If, as a result of examining any of these factors, the Company concludes that the carrying value of its goodwill or other intangible assets exceeds its estimated fair value, the Company will record an impairment charge and reduce the carrying value of the asset to its estimated fair value.

Income Taxes:

The Company complies with SFAS No. 109 “Accounting for Income Taxes.” This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Stock-based Compensation:

As allowed by SFAS No. 123 “Accounting for Stock-Based Compensation” (amended by SFAS No. 148), the Company has elected to measure stock-based compensation expense using the intrinsic value method prescribed by Accounting Principles Board (“APB”) No. 25 and provide disclosure-only provisions of SFAS No. 123. Accordingly, compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company’s common stock at the date of the grant over the exercise price an employee or director must pay to acquire stock. If the Company had determined compensation expense based on the fair value using the Black-Scholes option pricing model at the grant dates consistent with SFAS Nos. 123 and 148, the pro forma effect on the Company’s net loss and net loss per common share would have been the following for the years ended December 31, 2005, 2004 and 2003 and the period of inception, May 13, 1996 to December 31, 2005:

	2005	2004	2003	Since Inception
Net loss, as reported	$(18,268,628)	$(6,071,615)	$(607,080)	$(26,065,897)

Add: Stock -based compensation included in net loss, as reported	484,000	373,000		1,415,935

Less: Stock -based compensation expense determined under the fair value method	(6,252,300)	(2,670,799)	(115,702)	(9,154,050)

Net loss, pro-forma	$(24,036,928)	$(8,369,414)	$(722,782)	$(33,804,012)

Basic and diluted loss per share, as reported	$(0.25)	$(0.26)	$(0.05)	$(1.42)

Basic and diluted loss per share, pro-forma	$(0.33)	$(0.35)	$(0.06)	$(1.84)

The following assumptions were applied in determining stock -based compensation expense under the fair value method:

	2005	2004	2003
Risk-free interest rate	2.10 - 3.80%	2.10 - 3.18%	3.25%
Expected option term	2.5 - 5 years	2.5 - 3 years	2.5 - 3 years
Expected price volatility	140%	197%	122%
Dividend yield	—	—	—

Derivative Instruments:

Until December 31, 2005, the Company was in a development stage. The quarterly period ended March 31, 2006 was the first period it was considered an operating company. To date, the Company has entered into several debt and equity transactions to fund our operations. A number of these transactions involved the issuance of convertible debt and warrants. These transactions also included registration rights agreements that impose significant penalties on us if certain conditions are not met. As a result of these registration rights agreements, we face a number of unique and complex accounting issues, such as the ones discussed below.

The Company has issued and outstanding several financial instruments with embedded derivative features, consisting of convertible debt and warrants. The Company analyzes these financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133 and Emerging Issues task Force (“EITF”) Issue Nos. 00–19 and 05–02 to determine if these hybrid contracts have embedded derivatives that must be bifurcated. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00–19.

EITF Issue No. 05–4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00–19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’” addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00–19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement that includes a liquidated damages clause. Alternative accounting treatments of registration rights are discussed in EITF Issue No. 05-4. One alternative treatment discussed in EITF Issue No. 05-4 could require the warrants, the convertible debt and the registration rights agreement to be treated as a single financial instrument. If the EITF implements this approach, the convertible debt and the warrants we have issued would need to be recorded as a liability at fair value and changes in the fair value of the liability would need to be recorded in the statement of operations each period. Implementation of this approach may have a material non-cash impact to our consolidated financial statement. Since no consensus on EITF Issue No. 05–4 has been reached, we have given only prospective application to this guidance. Further impact on our consolidated financial statements of adopting the standard, if any, will follow the transition guidance when released.

In April and July 2004, we entered into private placement agreements for convertible debentures, registration rights agreements and warrants (see Note 6). Based on the interpretive guidance in EITF Issue No. 05–4 due to an uncapped liquidated damages provision in the registration rights agreements, we determined that the registration rights are derivative liabilities that should be bifurcated from the related financial instruments. Accordingly, the estimated fair value of the registration rights derivative of approximately $244,000 was recorded as a liability as of October 1, 2005, the beginning of the first fiscal period after September 15, 2005, the date that EITF postponed further deliberations.

Changes in the estimated fair value of the registration rights derivative liability are recorded in the consolidated statement of operations. In the fourth quarter of 2005 we recorded a gain on the reduction of the derivative liability of approximately $9,000.

In connection with our examination of past transactions for application of EITF Issue No. 05-4, we noted that for the period from entering into the April 2004 Securities Purchase Agreement until we increased our authorized shares in August 2004, we had insufficient shares to meet all potential obligations to issue shares under our convertible notes and exercisable warrants and options. Under EITF Issue No. 00-19, a liability should be recognized for those financial instruments for that period, with any changes in the fair value of such liabilities recognized in our consolidated statement of operations. Based on our analysis of such liabilities, we determined the effect of any such amounts to be immaterial.

Revenue Recognition:

The Company recognizes revenues from the sale of its products based on the provisions of Securities and Exchange Commission, or SEC, Staff Accounting Bulletin No. 104, “Revenue Recognition”. The Company recognizes revenue when all of the following conditions are met:

•                  there is persuasive evidence of an arrangement;

•                  the risk of loss and title to the product transfers to the customer;

•                  the collection of the fees is reasonably assured and

•                  the amount of fees to be paid by the customer is fixed or determinable.

The Company’s arrangements do not contain general rights of return. However, in the fourth quarter of 2005, the Company issued approximately $890,000 in credit memos. These credit memos were issued to customers for which the Company promised to take back the Unifresh Footbath that was not as effective due to abnormally high alkaline content in the customers’ water sources. The Company has now reformulated its Unifresh Footbath product with the addition of a compound that neutralizes alkali.

“Cost of sales” includes all of the costs to manufacture the Company’s products, including raw materials and supplies, direct labor and factory overhead. Cost of sales also includes the write-off of obsolete inventory and inventory that is not expected to be sold before its shelf expiration date. Additionally, cost of sales reflects the costs associated with free sample products. These costs are recognized on the date on which the Company ships the free sample product.

Advertising Costs:

Advertising costs are charged to operations as incurred and were $177,000 for the year ended December 31, 2005 and $0 for the years ended December 31, 2004 and 2003.

Research and Development:

Research and development expenditures are expensed as incurred. The amounts charged against earnings in 2005, 2004 and 2003 for research and development expenditures were $3.4 million, $1.4 million and $89,000, respectively.

Basic and Diluted Loss Per Common Share:

The Company complies with SFAS No. 128, “Earnings Per Share,” which states that basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share, except that the denominator is increased to include common stock equivalents. The Company’s common stock equivalents currently include stock options, convertible debentures and warrants. Unexercised stock options and warrants to purchase common stock and debentures convertible into common stock as of December 31, 2005, 2004 and 2003 are as follows:

	December 31,
	2005	2004	2003
Options	16,540,777	15,650,000	2,400,000
Warrants	7,361,120	10,242,350	4,284,850
Convertible Debentures	2,095,000	6,189,900	—
	25,996,897	32,082,250	6,684,850

The foregoing common stock equivalents were excluded from the calculation of net loss per common share since the inclusion of any additional shares would be antidilutive.

Intangible Assets Related to Businesses Acquired:

Identifiable intangible assets, primarily utility patent applications, are being amortized over the remaining useful life of the patents of approximately 11.5 years. For the year ended December 31, 2005, the Company has amortized approximately $938,000 related to the utility patent applications. Estimated amortization expense for each of the succeeding five years is approximately $2.0 million per annum.

In connection with the 2005 Acquisition, the Company recognized goodwill in the amount of $41.7 million, which represents the excess purchase price over the fair value of assets acquired. The Company accounts for its goodwill and intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and does not amortize its goodwill. However, goodwill will be amortized over 15 years for tax purposes. The total amount is expected to be deductible. The Company reviews its goodwill for impairment at least annually, or whenever events or changes in circumstances would indicate possible impairment. The Company performs its annual impairment test of goodwill as of December 31 of each year. In the annual test as of December 31, 2005, it concluded that no impairment existed. The Company operates in one reportable segment, which is also the only reporting unit for purposes of SFAS No. 142. Since the Company currently only has one reporting unit, all of the goodwill has been assigned to the enterprise as a whole. The Company compared its estimated fair value as measured by, among other factors, its projected discounted cash flow to its net book value and since the fair value was substantially greater than the book value, the Company concluded that, as of December 31, 2005, there was no impairment of goodwill.

In accordance with SFAS No. 142, the Company’s intangible assets with finite useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances would indicate possible impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Reclassifications:

Certain prior period amounts have been reclassified to conform to the 2005 presentation.

Recent Accounting Pronouncements:

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. The Company will adopt the provisions of SFAS No. 154 as of January 1, 2006 and does not expect that its adoption will have a material impact on its consolidated results of operations or financial condition.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Accounting for Stock-Based Compensation (Revised).” SFAS No. 123(R) supersedes APB No. 25 and its related implementation guidance. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

The Company currently utilizes the Black-Scholes option pricing model to measure the fair value of stock options granted to employees. While SFAS No. 123(R) permits entities to continue to use such a model, it also permits the use of a “lattice” model. The Company expects to continue using the Black-Scholes option pricing model upon adoption of SFAS No. 123(R) to measure the fair value of stock options.

The adoption of this statement will have the effect of reducing net income and income per share as compared to what would be reported under the current requirements. These future amounts cannot be precisely estimated because they depend on, among other things, the number of options issued in the future, and accordingly, the Company has not determined the impact of adoption of this statement on its results of operations. However, the Company believes that the adoption of SFAS No. 123(R) will have a material effect on the Company’s consolidated financial statements, in the form of additional compensation expense.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 has been issued to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage), which requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires the Company to allocate fixed production overheads to the costs of conversion based on the normal capacity of the production facilities. Management of the Company does not believe the effects of SFAS No. 151 will have a material impact on the consolidated financial statements, as the Company has not incurred any inventory costs that meet the definition of “so abnormal.”

3.              INVENTORIES

	December 31,
	2005	2004
Raw Materials	$955,701	$99,798
Finished Goods	469,936	—
	1,425,637	99,798
Less: Inventory Reserve	(74,675)	—
	$1,350,963	$99,798

4.              PROPERTY AND EQUIPMENT, NET

	December 31,
	2005	2004
Machinery and Equipment	$1,062,065	$—
Office furniture, fixtures and capitalized software	466,137	38,664
Vehicles	164,688	73,410
	1,692,890	112,074
Less Accumulated Depreciation	(167,748)	(10,697)
	$1,525,142	$101,377

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was approximately $157,000, $29,000 and $14,000, respectively.

5.              OTHER ACCRUED LIABILITIES

	December 31,
	2005	2004
Accrued wages	$161,758	$151,752
Accrued investment	119,147	73,685
Liquidated damages	285,706	—
Accrued legal and accounting fees	322,391	172,118
Accrued consulting	172,500	51,102
Other	315,505	100,289
	$1,377,007	$548,946

6.              STOCKHOLDERS’ EQUITY (DEFICIT):

Reverse merger transaction and prior:

The consolidated statements of stockholders’ equity have been presented to reflect the number of shares received by the stockholders of Tanuta in the business combination (see Note 2 - Basis of Presentation). The 262,000 shares issued in connection with the reverse merger transaction represent the outstanding shares of Tasker prior to the effectuation of the reverse merger transaction.

The historical stockholders’ equity of Tanuta (the accounting acquirer) consisted of approximately 10 common shares (after giving effect to a 10 for 1 stock split) of no par value common stock issued to incorporators. Prior to the March 1999 reverse merger transaction, Tanuta issued 11 million common shares (after giving effect to a 10 for 1 stock split), net of cancellations, in private placements that raised approximately $203,000.

Post reverse merger transaction through December 31, 2005:

In November 2002, the Company closed a private equity financing in which it raised approximately $525,000 from several investors. In connection with the private placement, the Company issued 524,850 shares of the Company’s common stock and conditional secured promissory notes. Additionally, the Company issued warrants to purchase 524,850 shares of the Company’s common stock at a price of $2.00 per share up to November 2007. The fair value attributed to the common stock and warrants was approximately $211,000 and $14,000, respectively.

Also during the year ended December 31, 2002, the Company issued warrants (i) to purchase 300,000 shares of the Company’s common stock for a license and (ii) to purchase 3,460,000 shares of the Company’s common stock for services. The values ascribed to these warrants were approximately $42,000 and $559,000, respectively.

In June 2003, the Company closed a private equity financing in which it raised an aggregate of $165,000 from several investors in exchange for 660,000 shares of the Company’s common stock.

In July 2003, the Company closed a private equity financing in which it raised an aggregate of $352,235 from several investors in exchange for 1,408,940 shares of the Company’s common stock.

During the year ended December 31, 2003, the Company issued 655,000 shares of the it’s common stock in full satisfaction of certain debts totaling $172,586.

In December 2004, the Company completed the private placement of 9,406,250 shares of its common stock with several accredited investors for an aggregate purchase price of $15,050,000 or $1.60 per share. Emerging Growth Equities Ltd. acted as placement agent and received a cash payment of 6% and a warrant to purchase 562,500 shares exercisable at $2.00 per common share, exercisable for three years.

In connection with this private placement, the Company also entered into a Registration Rights Agreement under which it is obligated to file a registration statement with the SEC to register for resale, within a specified time period, the shares and the shares underlying the placement agent warrants. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not filed within 30 days of entering into the private placement, the Company is required to pay to the investors, as partial liquidated damages, 1% additional shares per month until the registration statement is filed based on the number acquired in the private placement. The registration statement was filed within the specified time period.

Since the common shares related to this private placement were not issued until 2005, the Company has classified the proceeds of this offering of approximately $13.9 million, net of amounts paid to the placement agent and other closing costs aggregating approximately $1.1 million, as common stock subscribed.

During the year ended December 31, 2004, stockholders’ equity was also increased as a primary result of (i) the allocation of value to the approximate 19.5 million warrants and embedded conversion features associated with the issuance of convertible debentures, (ii) the conversion of approximately $2 million of debentures into approximately 18.2 million shares of common stock, (iii) the exercise of approximately 14.5 million warrants generating cash proceeds of approximately $1.2 million, (iv) stock -based compensation of approximately $373,000 and (v) the issuance of common stock, warrants and options for services of approximately $685,000 (See Note 11).

In February 2005, a secured promissory note holder exchanged his note in the amount of $49,950, plus interest and services rendered over the past two years, for 32,272 restricted common shares at $1.65, or $2.30 less than the market value of the stock on the date of the exchange. In connection with the exchange, the Company recognized approximately $74,000 of consulting fees during the year ended December 31, 2005.

In July 2005, the Company executed an Asset Purchase Agreement whereby the Company issued 18,992,388 shares of its common stock valued at $56,977,164 (see Note 12).

In September 2005, the Company completed the private placement of 2,947,545 shares of its common stock with several accredited investors for an aggregate purchase price of approximately $6,485,000 or $2.20 per share. As part of the private placement, the Company also (i) issued 1,473,769 warrants to purchase the Company’s common stock at $3.00 per share and (ii) entered into a Registration Rights Agreement under which it is obligated to file, and make effective, a registration statement with the SEC to register for resale, within a specified time period, the shares and the shares underlying the warrants. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not declared effective within 120 days of entering into the private placement, and if the Company is found to not have used its “best efforts,” the Company is required to pay to the investors, as partial liquidated damages, 1% of the cash value of the shares and underlying shares per month for as long as such requirements are not met. The registration statement was not declared effective within the specified time periods. In January 2006 the investors agreed to waive any liquidated damages under this agreement related to the failure to have the first registration statement declared effective within 120 days. The waiver set a new effectiveness deadline at 245 days after the entry into the private placement. In exchange for this waiver the exercise price of the warrants was reduced to $1.00 per share (see Note 21(b)).

During the year ended December 31, 2005, stockholders’ equity was also increased as a result of (i) the issuance of options for vendor services of approximately $3.1 million, (ii) employee stock-based compensation of approximately $484,000, (iii) the conversion of approximately $243,000 of convertible debentures and accrued interest into approximately 4,090,000 shares of common stock and (iv) the exercise of approximately 4.8 million options and warrants generating cash proceeds of approximately $285,000.

7.              WARRANTS AND STOCK OPTIONS

Warrants:

During the year ended December 31, 2002, the Company issued (i) 524,850 warrants in connection with notes payable, (ii) 300,000 warrants to pHarlo in connection with its license agreement (see Note 9) and (iii) 3,460,000 warrants to consultants for services rendered.

During the year ended December 31, 2004, the Company issued (i) 19,461,500 warrants in connection with the Convertible Debentures, of which 16,000,000 and 3,461,500 warrants were issued in connection with the April 2004 and July 2004 Private Placements, respectively, (ii) 562,500 warrants to the placement agent in connection with the Company’s December 2004 private placement and (iii) 400,000 warrants issued to a consultant for services rendered. Of the 19,461,500 warrants issued in connection with the Convertible Debentures, 3,995,000 and 14,491,003 warrants were exercised during 2005 and 2004, respectively, generating proceeds of approximately $200,000 and $1.2 million, respectively, to the Company.

During the year ended December 31, 2005, the Company issued 1,473,769 warrants in connection with the Company’s September 2005 Private Placement. The warrants had an exercise price of $3.00 per share.

The following table summarizes the Company’s warrant activity:

	Number of shares	Exercise price per share	Weighted average exercise price per share
Outstanding, January 1, 2002	-0-	$-	$-0-
Granted	4,284,850	$0.25 - $2.00	$0.46
Outstanding, December 31, 2002	4,284,850	$0.25 -$2.00	$0.46
Granted	-0-	$-0-	$-0-
Outstanding, December 31, 2003	4,284,850	$0.25 - $2.00	$0.46
Granted	20,424,000	$0.10 - $2.00	$0.22
Exercised	(14,466,500)	$0.05 - $0.25	$0.08
Outstanding, December 31, 2004	10,242,350	$0.05 - $2.00	$0.37
Granted	1,473,770	$1.00	$1.00
Exercised	(4,355,000)	$0.05 - $0.25	$0.07
Outstanding, December 31, 2005	7,361,120	$0.05 - $2.00	$0.63

The Warrants granted pursuant to the April 2004 Private Placement originally had exercise prices of $0.10 and $0.20. However, the exercise price of all warrants issued in this placement were modified to $0.05 per share in September 2004 and further modified to $0.01 per share in May 2005.

The Warrants granted pursuant to the July 2004 Private Placement originally had an exercise price of $0.25. However, the exercise price of all warrants issued in this placement were modified to $0.05 per share in September 2004 and further modified to $0.01 per share in May 2005.

The Warrants granted pursuant to the September 2005 Private Placement originally had an exercise price of $3.00. In January 2006, the exercise price of the warrants was reduced from $3.00 to $1.00 per share.

As of December 31, 2005, the weighted average contractual life of warrants is approximately 2.9 years.

Stock Options:

Stock options issued are as follows:

	Number of shares	Exercise price per share	Weighted average exercise price per share
Outstanding, January 1, 2002	-0-	$—	$—
Granted	1,500,000	$0.25	$0.25
Outstanding, December 31, 2002	1,500,000	$0.25	$0.25
Granted	900,000	$0.25	$0.25
Outstanding, December 31, 2003	2,400,000	$0.25	$0.25
Granted	13,250,000	$0.25 - $2.05	$0.58
Outstanding, December 31, 2004	15,650,000	$0.25 - $2.05	$0.53
Granted	4,084,999	$1.50 - $4.70	$2.30
Exercised	(480,000)	$0.25	$0.25
Cancelled	(2,714,222)	$0.25 - $4.00	$0.97
Outstanding, December 31, 2005	16,540,777	$0.25 - $4.70	$0.91
Options exercisable at December 31, 2003	2,400,000	$0.25	$0.25
Options exercisable at December 31, 2004	9,244,438	$0.25 - $2.05	$0.37
Options exercisable at December 31, 2005	13,774,886	$0.25 - $4.70	$0.82

The following table summarizes additional information about stock options outstanding at December 31, 2005:

	Options Outstanding
Exercise Prices	Number Outstanding at December 31, 2005	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
$0.25	9,497,778	8.25	$0.25
$0.67	1,000,000	8.84	$0.67
$1.45 - 1.75	3,533,333	9.07	$1.52
$2.01 - 2.47	1,316,666	9.15	$2.26
$2.70 - 3.14	1,115,000	9.38	$2.97
$3.32 - 4.70	78,000	9.22	$3.96
	16,540,777

	Options Exercisable
Exercise Prices	Number Exercisable at December 31, 2005	Weighted-Average Exercise Price
$0.25	$8,442,220	$0.25
$0.67	666,667	$0.67
$1.45 - 1.75	3,133,333	$1.52
$2.01 - 2.47	949,999	$2.26
$2.70 - 3.14	504,667	$2.93
$3.32 - 4.70	78,000	$3.96
	$13,774,886

8.              INVESTMENT IN EQUITY INVESTEE

In April 2005, the Company purchased from Electric Aquagenics Unlimited, Inc. 359,000 common shares of Biofilm, representing 27% of Biofilm’s outstanding common stock, for cash consideration of $718,000. Further, the Company advanced a total of $890,000 to the owners of the remaining 73% of Biofilm’s common stock. Biofilm’s proprietary technology is designed to eradicate biofilm, a protective coating that forms on listeria and other pathogens making them resistant to traditional remedies of eradicating bacteria. The Company understands that Biofilm is in the process of obtaining certain regulatory approvals for the use of its product in specified applications. After several months of unsuccessful negotiations, the Company has decided that it will not seek to acquire the remaining 73% of Biofilm’s common stock. The Company originally anticipated that if the acquisition did not close, the Company would seek repayment of the funds advanced. The Company is now negotiating an alternative arrangement with Biofilm, whereby Biofilm would license its technology to the Company, and the $890,000 advanced would be used as a credit against royalty fees due under the license agreement. There can be no assurance that the license agreement will be entered into, or if entered into, that Biofilm would agree to credit the $890,000 advanced toward the royalty fees of such license. The Company believes that recovery of these advances is uncertain, and has set up an allowance for uncollectible accounts for the entire $890,000.

Tasker believes that its 27% equity interest in Biofilm is a significant variable interest, as defined by FIN 46(R) “Consolidation of Variable Interest Entities,” however Tasker believes that it is currently not the primary beneficiary of Biofilm and thus would not be required to consolidate the accounts of Biofilm. Tasker’s management believes that Tasker’s maximum exposure to loss as a result of its involvement with Biofilm is limited to its initial investment of $718,000.

9.              LICENSE

In late 2002, the Company entered into an exclusive license agreement with PCTI to sell, develop, market and distribute consumer deodorant breath products, animal breath products and soft drink products using the patented pHarlo technology. In conjunction with this license agreement, the Company entered into a production agreement with IRL, a privately held manufacturing company affiliated with PCTI, to manufacture and sell to the Company the concentrate for the products licensed by PCTI. Pursuant to the license agreements, the Company agreed to make royalty payments based on 1.5% of product sales and issued warrants to purchase up to 300,000 common shares. Under the terms of the license agreement, the Company is required to prepay $1,000,000 in royalty payments. In September 2004, the Company cancelled the previous license agreement and entered into two separate Exclusive Field of Use License Agreements with PCTI. One of these new license agreements granted the Company the right to use, sell, develop, market and distribute products using the pHarlo technology for consumer deodorant breath product, animal breath products and soft drink products. The second of these new license agreements granted the Company the right to use, sell, develop, market and distribute products using the pHarlo technology as a post-harvesting processing aid in the poultry industry in the United States and Canada.

The financial terms of the exclusive license covering consumer deodorant products, animal breath products and soft drink products were the same as the 2002 license agreement, with the addition of minimum annual payments of $300,000 beginning in 2006 (adjusted annually). Commencing July 1, 2003, an interest payment of 7% per annum on the unpaid balance of the prepaid royalty balance was due. The term of the agreement extends to the life of the patent.

Under the terms of the license covering post-harvesting poultry processing aids, the Company agreed to pay a 5.0% royalty on net sales. In addition, beginning in 2006, a minimum annual payment of $3,750,000 (adjusted annually) was due. PCTI was also granted a right to profit share. The term of the agreement extends to the life of the patent.

Costs to secure the license covering consumer deodorant breath product, animal breath products and soft drink products totaling approximately $202,000 are being amortized over the eighteen year term of the license on a straight-line basis. At December 31, 2004, the carrying amount of the license was approximately $180,000, net of approximately $22,000 of accumulated amortization. Amortization expense for the years ended December 31, 2005, 2004 and 2003 and the period of inception, May 13, 1996, to December 31, 2005 was approximately $6,000, $11,000, $11,000 and $28,000, respectively.

As part of the 2005 Acquisition of the Pharlo assets (see Note 12), both license agreements mentioned above were acquired by Tasker and cancelled. Accordingly, all costs to secure the licenses as well as the prepaid and accrued royalties balances were included as components to the purchase price.

10.       NOTES RECEIVABLE

Advances to PCTI, PCTI-related entities

During 2002, the Company agreed to loan to PCTI and PCTI-related entities, pursuant to a loan agreement and notes, up to $200,000 to finance a production facility to produce the products licensed pursuant to the 2002 license agreement with PCTI (See Note 9). The notes bore an interest rate at 7% per annum, with principal and interest to be repaid in equal monthly installments commencing July 1, 2003, with the last payment due October 1, 2012.

During 2004, pursuant to a series of additional promissory notes, the Company loaned an additional $200,000 to PCTI and $200,000 to PCPP. These notes bore an interest rate at 7% per annum (0% until June 1, 2005) and had terms of 1 year.

During the year ended December 31, 2005, pursuant to a series of promissory notes, the Company loaned an additional $2,600,703 (including $136,000 paid to a vendor on behalf of PCTI) to the Selling Entities and principals of the Selling Entities. The loans bore an interest rate at 7% per annum (0% for approximately the first six months) and had terms of one year, unless otherwise noted. Certain of these loans represented cash advances against bonus payments to the principals of the Selling Entities (see Note 12). The notes issued by principals of the Selling Entities are as follows:  January 10, 2005 note from Barry Cummins-$250,000 (6% interest for entire term); January 3, 2005 note from David Creasey-$100,000 (interest due for entire term); March 1, 2005 note from David Creasey-$150,000; January 10, 2005 note from David Dickinson-$100,000 (interest not due for seven months); March 4, 2005 note from David Dickinson-$150,000; and March 28, 2005 note from David Creasey-$625,000. Certain of these loans represented working capital to the PCPP to build out and fund the Selling Entities’ manufacturing facilities. The notes issued by PCPP, each of which has an interest rate of 0% for the first three months, unless otherwise indicated, are as follows:  January 20, 2005-$100,000; February 15, 2005-$75,000; March 7, 2005-$100,000; March 31, 2005-$100,000; April 20, 2005-$100,000; May 19, 2005-$50,000; June 14, 2005-$50,000 (0% interest for first two months); and July 6, 2005-$12,500 (0% interest for first two months). Certain of these loans represented working capital to C2C. The notes issued by C2C are as follows:  March 3, 2005-$100,000; May 25, 2005-$25,000; June 29, 2005-$15,000. Certain of these loans represented working capital to PCTI. The notes issued by PCTI are as follows:  May 11, 2005-$62,113; May 27, 2005-$100,000; June 2, 2005-$20,000; June 14, 2005-$52,816; June 27, 2005-$52,006; and July 12, 2005-$55,269. The Company also advanced $20,000 to IRL for working capital and received a promissory note dated June 29, 2005. All of the above loans issued during 2005 were cancelled on July 15, 2005 upon the completion of the 2005 Acquisition, with the exception of the March 28, 2005 note with David Creasey in the amount of $625,000, which remains due and bears interest at 6% per annum.

11.       CONVERTIBLE DEBENTURES AND NOTES PAYABLE

Convertible Debentures:

In April 2004, the Company entered into a Securities Purchase Agreement with several investors by which the Company issued and sold (i) $800,000 of convertible debentures (the “April 2004 Debentures”); (ii) warrants to purchase 8,000,000 shares of common stock at $0.10 per share and (iii) warrants to purchase 8,000,000 shares of common stock at $0.20 per share. The warrants expire in five years from the date of issuance. In September 2004, as a result of the Company not meeting certain conditions prescribed in the agreement, the exercise price of all the warrants issued in connection with the April 2004 Debentures was modified to $0.05 per share. On April 30, 2005, as a result of a failure to properly maintain the registration statement covering these shares, the exercise price of all these warrants was further reduced to $0.01 per share. As of December 31, 2005, 15,250,000 of these warrants were exercised. The April 2004 Debentures are due on the third anniversary of the issuance, bear interest at 7% per annum and are convertible into shares of common stock at a price of $0.05 per share, including interest, for an aggregate of at least 16,000,000 common shares.

In connection with the April 2004 Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement under which the Company is obligated to file, and make effective, a registration statement with the SEC to register for resale, within specified time periods, the shares underlying the Warrants and the shares issuable on conversion of the Convertible Notes, to keep the registration for such shares effective, and to properly maintain such registration statement, until such shares have been issued to, and sold by, the investors. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not filed within 45 days, does not become effective within 150 days of entering into the Securities Purchase Agreement, or is not properly maintained, the Company is required to pay to the investors, as partial liquidated damages, an amount equal to 1% of the principal amount of the April 2004 Debentures, then 1.5% per month of the principal amount for as long as such requirements are not met (see Note 2, Derivative Instruments). The registration statement was filed and declared effective within the specified time periods, but the Company did not properly maintain the registration statement, thus triggering liquidated damages.

In July 2004, the Company entered into another Securities Purchase Agreement with several investors under which the Company issued and sold in a private placement (i) $1,647,674 of convertible debentures, at a discount of $263,074, for a net amount of $1,384,600 (the “July 2004 Debentures”) and (ii) warrants to purchase 3,461,500 shares of common stock at a price of $0.20 per share. In September 2004, as a result of the Company not meeting certain conditions prescribed in the agreement, the exercise price of all the warrants issued in connection with the July 2004 Debentures was modified to $0.05 per share. On April 30, 2005, as a result of a failure to properly maintain the registration statement covering these shares, the exercise price of all these warrants was further reduced to $0.01 per share. As of December 31, 2005, 3,211,500 of these warrants were exercised. The July 2004 Debentures are due on the second anniversary of the issue date and are convertible into shares of common stock at a price of $0.20 per share for an aggregate of 8,238,370 common shares.

In connection with the July 2004 Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement under which the Company is obligated to file, and make effective, a registration statement with the SEC to register for resale, within specified time periods, the shares underlying the Warrants and the shares issuable on conversion of the Convertible Notes, to keep the registration for such shares effective, and properly maintain such registration statement, until such shares have been issued to, and sold by, the investors. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not filed within 5 days, or does not become effective within 90 days of entering into the Securities Purchase Agreement, the Company is required to pay to the investors, as partial liquidated damages, an amount equal to 1% of the principal amount of the July 2004 Debentures, then 1.5% per month of the principal amount for as long as such requirements are not met (see Note 2, Derivative Instruments). The registration statement was filed and declared effective within the specified time periods, but the Company did not properly maintain the registration statement, thus triggering liquidated damages.

Included in the other accrued liabilities at December 31, 2005 is approximately $119,000 of interest and fees and approximately $286,000 of incurred liquidated damages associated with the April 2004 and the July 2004 Debentures. Additionally, at December 31, 2005, we recorded a derivative liability related to the April 2004 and July 2004 registration rights of approximately $235,000.

The following tables summarize 2005 and 2004 conversion activity and principal outstanding at December 31, 2005 (all of which is classified in current liabilities as a result of the Company being in violation of certain covenants):

	April 2004 Debentures	July 2004 Debentures	Total
Principal amount	$800,000	$1,647,674	$2,447,674
2004 Conversions (excludes accrued interest of $5,673)	(533,000)	(1,477,694)	(2,010,694)
Principal outstanding at December 31, 2004	267,000	169,980	436,980

2005 Conversions	(192,000)	(50,980)	(242,980)
Principal outstanding at December 31, 2005	$75,000	$119,000	$194,000

Total common shares resulting from conversion of principal	14,500,000	7,643,370	22,143,370
Total common shares resulting from conversion of interest	113,467	—	113,467
	14,613,467	7,643,370	22,256,837

The Company determined the initial carrying value of the April 2004 Debentures and the July 2004 Debentures (together, the “Convertible Debentures”) by a two-step allocation process:  first to the associated warrants and second, to an embedded conversion option. First, the Company allocated the proceeds from the sale of the of the Convertible Debentures between the Convertible Debentures and the warrants based upon their relative fair values, which resulted in recording a discount on the Convertible Debentures. The value of the warrants was computed using the Black-Scholes option pricing model. Second, in accordance with Emerging Issues Task Force No. 00-27, “Application of Issue 98-5 to Certain Convertible Instruments,” after allocating the Convertible Debenture proceeds as described above, the Company calculated the embedded conversion price and used it to measure the intrinsic value of the embedded conversion option. Since the conversion prices were less than the fair value of the Company’s stock at the closing dates, an embedded conversion option was recorded as additional paid in capital.

As a result of the Company’s allocations above, the entire principal amounts of the Convertible Debentures have allocated to the warrants and embedded conversion options. This amount was to be amortized as additional (non cash) interest expense with a corresponding increase to the Convertible Debentures over the life of the respective notes using the effective interest method until such notes are repaid or converted to common stock. However, as a result of being in violation of certain covenants of the Convertible Debentures, the entire amount was amortized during the year ended December 31, 2004.

On April 30, 2005, the prospectuses relating to resale of the Company’s stock by holders of securities who purchased in the April and July 2004 private placements became stale. As a result, certain stockholders could not sell their shares pursuant to these registration statements. This caused the Company to be in default of its obligations under the Registration Rights Agreements entered into as part of the April and July 2004 private placements. This default caused contractual payments to become immediately due and payable to certain stockholders. As of December 31, 2005, the Company accrued a $286,000 liability associated with this event. The Company filed an amendment to these registration statements during the third quarter of 2005. The SEC declared the Registration Statements effective on November 2, 2005. However, as a result of a voluntary internal investigation performed by the Company with respect to its quarterly financial statements filed for the period ended September 30, 2005, the Company suspended the use of these registration statements. Upon completion of the investigation, the Company lifted the suspension of use and stockholders were advised that they could sell pursuant to the registration statements on March 10, 2006.

Notes Payable to Shareholders:

During the year ended December 31, 2002, the Company completed a private placement offering for cash proceeds of $524,850. The Company issued 524,850 shares of common stock, issued share purchase warrants to purchase 524,850 shares of common stock at a price of $2.00 per share up to November 26, 2007, and issued 5% promissory notes, with a face value of $524,325, to the investors. The principal amount and interest on the notes is due no later than November 26, 2007.

	December 31
	2005	2004
Notes payable, with interest at 5%, fair value	$524,325	$524,325
Less: Discount to record note at fair value	(224,149)	(224,149)

	300,176	300,176

Less: Note converted into equity	(49,950)
Amortization of discount to December 31, 2005	193,564	158,476
	$443,790	$458,652

The fair value attributed to the notes is based upon the fair value of the underlying financial instruments.

The discount resulting from recording the notes at fair value will be amortized at the interest rate method over a term of five years.

Note Payable IRL:

As partial consideration for the purchase of the pHarlo assets (see Note 12), Tasker issued a promissory note in the amount of $1,931,973 to IRL. The promissory note bears interest of 3.4% per annum and is payable in equal bi-weekly principal installments of $37,153, plus interest, through July 2007. The following schedule outlines the activity for this note during 2005 and 2004:

	December 31
	2005	2004
Notes payable, with interest at 3.4%, fair value	$1,931,973	$
Principal repayments	(408,686)
	1,523,287

Current portion - Note payable - acquisition of IRL	445,840
Non-current portion - Note payable - acquisition of IRL	1,077,447

	$1,523,287	$

12.       ACQUISITION OF PHARLO ASSETS

On July 15, 2005, the Company executed an Asset Purchase Agreement with the Selling Entities (the “Asset Purchase Agreement”) whereby the Company purchased all of the assets of the Selling Entities that relate to the Company’s product applications and fields of use, including, but not limited to, utility patent applications, equipment, inventories and existing contracts. The acquisition of these assets will allow the Company to manufacture and exploit the full market potential of these products without any restrictions from the selling companies. The purchase price of approximately $64.3 million includes (i) 18,992,388 shares of the Company’s common stock valued at approximately $56.98 million (or approximately $3.00 per share, which is based upon the average closing market price of the Company’s common stock for the seven day period following the announcement of the completed acquisition), (ii) a promissory note in the amount of $1,931,973 (bearing interest at 3.4% and payable in equal bi-weekly principal installments of $37,153, plus interest, through July 2007), (iii) cash of $1,428,000, (iv) estimated acquisition costs of $1,420,840 and (v) cancelled promissory notes totaling $2,542,631 issued to the Company by the Selling Entities and by certain equity holders of the Selling Entities.

In addition to the sale of the acquired assets, and subject to certain conditions, the Selling Entities also agreed to cause Phitex Ltd. LLLP (“Phitex”) (the direct one hundred percent owner of the sole and exclusive licensee of the base patents) to issue to the Company 19.9% of the then total outstanding equity interests of Phitex on a fully diluted basis. The acquisition of these assets will allow the Company to manufacture and exploit the full market potential of these products without any restrictions from the selling companies. This would allow the Company to share in the monetary benefits derived by Phitex from any transaction between the sole and exclusive licensee of the base patents and an unaffiliated third party pursuant to which that third party acquires rights to exploit the base patents outside the Company’s fields of use. On November 22, 2005 the Board approved the termination of Robert P. Appleby as the Company’s Chief Executive Officer and President. Upon the termination of Mr. Appleby, the Company also became ineligible to receive the 19.9% interest in Phitex, as described above. In the first quarter of 2006, the Company negotiated an amendment with the Selling Entities such that, subject to the satisfaction of certain conditions, the Company will be eligible to receive a 10% interest in Phitex. No effect, if any, related to this potential acquisition has been included in the allocation of the purchase price.

The 2005 Acquisition was accounted for as a business combination in accordance with SFAS No. 141 “Business Combinations” and accordingly, the tangible and intangible assets acquired have been recorded at their estimated fair values as of the date of the acquisition. Goodwill has been recorded to the extent the purchase price, including certain acquisition and closing costs, exceeds the fair value of the net identifiable tangible and intangible assets acquired at the date of the acquisition. The final allocation of the purchase price, including the value and classification of intangible assets and their respective amortization periods, is based upon a retrospective valuation of the assets acquired. This valuation resulted in the adjustment to the fair value of the intangible asset and goodwill that was initially recorded at approximately $57,636,000 and $6,404,000, respectively.

Components of the purchase price and the estimated allocation thereof are approximately as follows:

Property and equipment	$703,000
Other assets	49,000
Other liabilities	(629,000)

Net assets acquired	123,000
Identifiable intangible assets acquired	22,500,000
Goodwill	41,677,000
Total cost of acquisition	$64,300,000

The results of operations of the Selling Entities have been included in the Company’s Consolidated Statements of Operations since July 15, 2005, the acquisition date.

The following unaudited proforma information gives effect to the acquisition as if it had occurred on the first day of each of the periods ended:

	December 31
	2005	2004
Total revenues	$842,149	$–
Net loss	(18,513,642)	(7,713,589)
Loss per share, basic and diluted	$(0.25)	$(0.33)

13.       INCOME TAXES

A reconciliation of income tax expense to the benefit computed at the statutory rate of 34% for the years ended December 31, 2005, 2004 and 2003 is approximately as follows:

	2005	2004	2003
Benefit at statutory rate	$(6,211,000)	$(2,064,000)	$(206,000)
Noncash interest on Convertible Debentures	–	832,000
Stock -based compensation	165,000	188,000
Other	36,000	(100,000)
Losses for which no benefit is recorded	6,010,000	1,144,00	206,000
	$–	$–	$–

Significant components of the Company’s deferred income tax assets and liabilities at December 31, 2005 and 2004 are approximately as follows:

	2005	2004
Deferred tax assets:
Net operating losses	$7,215,000	$1,674,000

Stock -based compensation	1,464,000	188,000
Reserves	553,000	–
Valuation allowance	(8,637,000)	(1,862,000)

Net deferred tax assets	$595,000	$–

Deferred tax liabilities:
Depreciation & Amortization	(595,000)	-
Total deferred tax liabilities	(595,000)	-

Net deferred tax assets	$–	$–

As of December 31, 2005, the Company has a U.S. Federal net operating loss carry forward of approximately $17.8 million, which will expire commencing 2019 through 2025, if not utilized. Under Internal Revenue Code Section 382, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events that cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined over a three year period. The amount of such limitation, if any, has not been determined.

Management of the Company has decided to fully reserve for its deferred tax asset, as it is more likely than not that the Company will not be able to utilize these deferred tax assets against future income, coupled with the possible limitations of the net operating losses due to various changes in ownership over the past year.

14.       COMMITMENTS AND CONTINGENCIES

In connection with the 2005 Acquisition, the Company entered into a Patent and Technology Sub-License Agreement dated as of July 15, 2005 (the “Sub-License Agreement”) with pHarlo IP, LLC (“pHarlo IP”), in which pHarlo IP has agreed to provide to the Company technical assistance necessary to implement, refine and exploit the base patents to the pHarlo technology in the Company’s fields of use. pHarlo IP is the sole and exclusive licensee of the base patents to the pHarlo technology. In consideration for the technical assistance, the Company agreed to pay to pHarlo IP certain research and development fees (“R&D Fees”). The R&D Fees may be subject to recovery by the Company in certain circumstances described below.

On January 26, 2006, the Company entered into a letter agreement with pHarlo IP that amended (i) the Sub-License Agreement and (ii) the Asset Purchase Agreement.

The Sub-License Agreement was amended to restructure the R&D Fees payable to pHarlo IP. Prior to the amendment, the Company had agreed to pay to pHarlo IP the R&D Fees in advance, prior to the calendar quarter for which they were earned. The R&D Fees were originally set at a fixed amount, and although subject to recovery in certain circumstances, were not dependant on sales of the Company’s products until certain thresholds had been met.

The amendment restructured the R&D Fees so that they are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) based on gross sales of the Company (or its affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. There are no other minimum R&D Fees payable after 2006, although R&D Fees for all subsequent years are capped at specified rates.

The Company, Wynn Starr Special Products, LLC (“Wynn Starr”), PCTI, IRL and pHarlo IP are parties to an Exclusive Field of Use License Agreement and Product Sale Agreement made effective as of September 15, 2004, as amended (the “Wynn Starr Agreement”). Under the terms of this agreement, including amendments, the Company has granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. Wynn Starr is also responsible for taking the pHarlo concentrate provided by the Company and blending it with liquids to create the finished product that is ultimately distributed by Wynn Starr. In return for this license, Wynn Starr has agreed to pay the Company a royalty of $70.00 per gallon on all net sales (as defined in the Wynn Starr Agreement) sold by Wynn Starr for which payment is received from customers. The Company is currently renegotiating the royalty payments associated with the Wynn Starr Agreement. Under the Wynn Starr Agreement, if the price for the pHarlo concentrate exceeds a certain threshold amount per gallon, then Wynn Starr obligated to make certain royalty payments to pHarlo IP. Steven B. Zavagli, one of the Company’s directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

Pursuant to the Sub-License Agreement, commencing within thirty days after December 31, 2005 and within thirty days of each calendar quarter thereafter, pHarlo IP has agreed to pay to the Company that amount of any royalties that are actually received by pHarlo IP from Wynn Starr during the preceding calendar quarter in an amount up to and not to exceed the amount of any R&D Fees actually paid by the Company to pHarlo IP during the same preceding calendar quarter.

Additionally, to the extent that the amount of any royalties actually paid to pHarlo IP by Wynn Starr under the Wynn Starr Agreement exceeds the R&D Fees paid by the Company to pHarlo IP, pHarlo IP has agreed to pay the Company one-third of the amount by which such royalties exceed the R&D Fees. In the event that pHarlo IP ceases to receive royalty payments in respect of sales by Wynn Starr of certain products based on technology licensed by pHarlo IP to the Company, the Company is obligated to make cash payments to pHarlo IP equal to the royalties pHarlo IP is entitled to receive under the Wynn Starr Agreement with respect to such sales that are not subject to repayment to the Company.

On December 7, 2004, the Company entered into an agreement to purchase exclusive rights of first refusal to applications of the pHarlo technology from Richard J. Kirby, a developer who had previous purchased the rights on July 19, 2002. Under the terms of the consulting agreement, Mr. Kirby assigned and granted all his rights, titles and interests in his license agreements with pHarlo to Tasker for which Tasker agree to pay Mr. Kirby one half of one percent (0.5%) of net revenues generated from products using the pHarlo technology, in an amount not to exceed $400,000 in any one calendar year. The agreement continues until the termination of or expiration of pHarlo Citrus’ patent to the licensed technology. The Company recorded prepaid expenses towards this agreement in the amounts of $45,000 for each of 2005 and 2004, respectively.

In January 2005, the Company entered into a three year employment agreement with Mr. Appleby to serve as our Chief Executive Officer. Under the terms of this agreement, as amended in May and August of 2005, Mr. Appleby (a) will earn a base salary of $25,000 per month, modified annually, and increased to $27,083 per month after certain Company growth objectives are met, (b) at the discretion of the Board, upon the recommendation of the Compensation Committee, will be awarded an annual bonus, (c) was granted, in August 2004, a non-qualified stock option to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.25 per share, subject to certain vesting provisions and (d) receives other benefits.

In December 2005, Robert Appleby and the Company entered into a Separation Agreement and General Release in connection with Mr. Appleby’s resignation as the Company’s Chief Executive Officer. Pursuant to the Separation Agreement and General Release, the Company has agreed to pay Mr. Appleby a severance package of approximately $50,000. In addition, the Company agreed that the exercise period for Mr. Appleby’s vested options to purchase 1,611,111 shares of the Company’s common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

In January 2005, the Company entered into a three year employment agreement with Mr. Burns to serve as our Chief Operating Officer and Executive Vice President. Under the terms of this agreement, as amended in May and August of 2005,
Mr. Burns (a) will earn a base salary of $25,000 per month, modified annually, and increased to $27,083 per month after certain Company growth objectives are met, (b) at the discretion of the Board, upon the recommendation of the Compensation Committee, will be awarded an annual bonus, (c) was granted, in August 2004, a non-qualified stock option to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.25 per share, subject to certain vesting provisions and (d) receives other benefits. On December 19, 2005, Mr. Burns and the Company agreed to reduce his base annual salary from $325,000 per year (as provided for in his employment agreement) to $200,000 per year. Mr. Burns’s title has also changed from Chief Operating Officer to Executive Vice President—Business Development. He remains a member of the Company’s Board of Directors.

On November 14, 2004, the Company entered into a three year employment agreement with Robert D. Jenkins to serve as our Chief Financial Officer. Under the terms of this agreement, as amended in May 2005, Mr. Jenkins (a) is paid a monthly salary of $16,667, modified annually and increased to $20,833 per month after our Company achieves a certain level of annual sales, (b) is eligible to participate in our Company’s Management Incentive Program, (c) was granted a non-qualified stock option to purchase up to 1,000,000 shares of our common stock at an exercise price of $1.45 per share, subject to certain vesting provisions and (d) receives other benefits.

On February 8, 2006, Mr. Jenkins and the Company entered into a Separation Agreement and General Release in connection with Mr. Jenkins’s resignation as the Company’s Chief Financial Officer. Pursuant to the Separation Agreement and General Release, the Company has agreed to continue to pay Mr. Jenkins at his current annual base salary rate of $200,000 through June 28, 2006. Mr. Jenkins will also continue to be eligible to participate in the Company’s medical and dental plans until August 31, 2006, with the Company continuing to pay eighty percent (80%) of the premium for such coverage. In addition, the Company agreed that the exercise period for Mr. Jenkins’s options to purchase 1,000,000 shares of the Company’s common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

On October 26, 2005, a civil action captioned The BOC Group, Inc. v. Tasker Products Corp., Randy Cable, and Shaun Porter was filed in the United States District Court for the District of Connecticut. In the complaint, The BOC Group alleges that Mr. Porter and Mr. Cable, employees of the Company, have breached certain restrictive covenants contained in their employment agreements with The BOC Group, and that the Company tortuously interfered with The BOC Group’s agreements with Mr. Porter and Mr. Cable. The BOC Group also claims that the Company, Mr. Porter and Mr. Cable violated Connecticut’s statutes governing trade secrets and unfair trade practices. The BOC Group seeks unspecified monetary damages. The Company believes that the complaint is without merit and plans to vigorously defend itself against such action. In the opinion of the Company’s management, based, in part, upon advice from its counsel handling the litigation and proceedings, adverse outcomes, if any, will not have a material effect on the Company’s consolidated financial condition or results of operations.

On January 5, 2006, a civil action captioned Robert L. Mandell, D.M.D., and Anthony M. Broschetti, D.M.D. v. Tasker Products Corp., Arthur P. Bergeron and Richard J. Kirby was filed in the Middlesex Superior Court in Massachusetts. In the complaint, the plaintiffs allege that the Company, its former President, Mr. Bergeron, and its alleged former agent, Mr. Kirby, breached an agreement to pay for a study regarding the Company’s Breath Rephresh product. The plaintiffs seek recovery of $100,000 in connection with the breach of contract claim. The Company believes that the complaint is without merit and plans to vigorously defend itself against such action. In the opinion of the Company’s management, based, in part, upon advice from its counsel handling the litigation and proceedings, adverse outcomes, if any, will not have a material effect on the Company’s consolidated financial condition or results of operations.

On January 17, 2006, the Company received correspondence from Provco Ventures I, LP (“Provco”), an investor in the Company’s September 2005 private placement (the “September 2005 Private Placement”). Provco alleges potential securities law claims in connection with the September 2005 Private Placement. As of March 27, 2006, no legal proceeding has been commenced by Provco or any other party regarding the September 2005 Private Placement. The Company believes that the allegations contained in the letter are without merit and plans to vigorously defend itself against any such action. In the opinion of the Company’s management, based, in part, upon advice from its counsel handling this matter, adverse outcomes, if any, will not have a material effect on the Company’s consolidated financial condition or results of operations.

On January 18, 2006, a civil action captioned Dallas XXIX Corporate Square, L.P., v. Coast to Coast Laboratories and Tasker Products Corp. was filed in the Circuit Court of Pinellas County, Florida. The plaintiff alleges that Coast to Coast Laboratories Corp., a wholly owned subsidiary of the Company, has breached a lease agreement and that the Company has breached a guaranty. The plaintiff seeks recovery of monetary damages of approximately $55,000. The Company intends to vigorously defend itself against such action. In the opinion of the Company’s management, based, in part, upon advice from its counsel handling the litigation and proceedings, adverse outcomes, if any, will not have a material effect on the Company’s consolidated financial condition or results of operations.

15.       EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with certain of its executives, which provide for annual compensation plus, in most cases, stock options, participation in future benefit programs and other benefits. As of December 31, 2005, approximate future minimum annual compensation under these employment agreements, is as follows:

2006	$990,000
2007	882,500
2008	112,500

Subsequent to December 31, 2005, the Company terminated employment agreements with some of its executives and entered into new employment agreements with its current executive management (Note 21(a)). The revised approximate future minimum annual compensation under these employment agreements, including the new and terminated agreements for 2006, 2007, 2008 and 2009 is $1,346,000, $1,128,000, $718,000 and $59,000, respectively.

16.       OPERATING LEASE

On April 19, 2005, the Company entered into a five -year lease effective May 1, 2005, for executive office space at Corporate Center, 39 Old Ridgebury Road-Suite 14, Danbury, CT 06817 at an annual base rent of $173,660, subject to modest annual increases thereafter. On May 1, 2005, the Company relocated to this address.

As part of the 2005 Acquisition, the Company assumed a five-year lease for manufacturing, warehousing and office space in Conroe, Texas at an annual base rent of $114,000.

Future aggregate minimum annual rental payments under these leases for the next five years is shown in the schedule below. The schedule below also includes lease expenses for several leased vehicles. The annual lease expense for these vehicles is approximately $66,000, $63,000, $13,000 and $2,000 for the years ended December 31, 2006, 2007, 2008 and 2009, respectively.

Future Minimum Lease payments

2006	$387,114
2007	384,953
2008	328,134
2009	274,540
2010	62,228
Total	$1,436,969

Rent expense for the years ended December 31, 2005, 2004 and 2003 was $340,034, $56,927 and $30,000, respectively.

17.       RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005, the Company incurred approximately $353,000 in expenses to certain members of the Company’s Board of Directors excluding fees payable for Board service. One Board member received approximately $151,000 for the production of inventory for the Company, $125,000 in consulting and $35,000 as rent for a laboratory facility (also see Note 14 for further discussion on related parties). The Company also incurred consulting expenses of approximately $42,000 from another Board member.

The following table summarizes related party transactions during the years ended December 31, 2005 and 2004 and the period of inception, May 13, 1996, to December 31, 2005. There were no payments to related parties in 2004:

	2005	2004	Since Inception
Remuneration paid and payable to a director	$318,000	$39,040	$380,550
Management fees paid to directors	$–	$–	$123,892
Rent reimbursed to a director	$35,000	$30,000	$80,343

18.       SEVERANCE PAYMENTS

During the fourth quarter of fiscal year 2005, the Company recorded and paid approximately $29,000 of severance to one executive and five staff members as part of our efforts to reduce operating costs. Seven more staff members were terminated but no severance was paid to them. The severance accrual is included on the Company’s balance sheets as a part of accrued expenses.

19.       SIGNIFICANT CUSTOMERS

For the year ended December 31, 2005, there was no single customer that accounted for 10% or more of the Company’s consolidated revenue.

20.       QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

	Quarter Ended
(in thousands, except per share amounts)	March 31, 2005	June 30, 2005	September 30, 2005 (1)	December 31, 2005
Revenues	$61	$244	$1,128	$(728)
Gross profit	36	160	800	(1,598)
Net (loss)	(3,284)	(3,713)	(4,208)	(1,598)
Net (loss) per share - basic and dilutive	$(0.06)	$(0.06)	$(0.05)	$(0.08)

	Quarter Ended
	March 31, 2004	June 30, 2004 (2)	September 30, 2004 (2)	December 31, 2004
Revenues	$–	$–	$–	$–
Gross profit	–	–	–	–
Net (loss)	(258)	(1,763)	(2,553)	(1,497)
Net (loss) per share - basic and dilutive	$(0.02)	$(0.11)	$(0.11)	$(0.06)

(1)                                  As reported on Form 8-K/A on January 20, 2006, the Company announced on December 7, 2005 that it had initiated an internal investigation of its accounts receivable and revenues for the quarter ended

September 30, 2005. The Company originally reported revenues for the three month and nine month periods ended September 30, 2005 of $1,446,285 and $1,751,553, respectively in its quarterly report on Form 10-QSB for the quarter ended September 30, 2005, filed with the SEC on November 14, 2005 (the “Form 10-QSB”). The Company also reported accounts receivable, net as of September 30, 2005, of $1,469,723. As a result of the investigation, the Company discovered that certain sales recognized as revenues and booked as accounts receivable were mischaracterized. The accounting issues relate solely to sales of the Company’s Unifresh Footbath product, a product the Company acquired in the 2005 Acquisition. The Company’s investigation found no accounting issues associated with the revenues reported with respect to sales of its Close Call product.

During its investigation, the Company discovered that revenues for the three and nine months ended September 30, 2005, and the period from inception to September 30, 2005, should have been $1,128,125, $1,433,393 and $1,433,393, respectively, a reduction of $318,160 for each such period as compared to the numbers as reported in the Form 10-QSB.

Net loss for the three and nine months ended September 30, 2005 should have been $4,208,198 and $11,205,184, respectively, an increase of $258,341, respectively to the numbers as reported in the Form 10-QSB. Net loss for the period from inception to September 30, 2005 should have been $19,002,453, also an increase of $258,341 to the numbers as reported in the Form 10-QSB.

Net loss per Common Share for the three and nine months ended September 30, 2005 remained the same as the numbers reported in the Form 10-QSB at $0.05 and $0.16, respectively. Net loss per Common Share for the period since inception to September 30, 2005 should have been $1.13, an increase of $0.02.

Accounts receivable, net, total current assets and total assets at September 30, 2005 should have been $1,126,563, $10,983,997 and $76,139,252, respectively, a reduction of $343,160, $258,341 and $258,341, respectively to the numbers as reported in the Form 10-QSB. The amounts included in the table above reflect the amounts that should have been reported in the Form 10-QSB.

(2)                                  The Quarterly Reports on Form 10-QSB for the periods ended June 30 and September 30, 2004 were restated to reflect the following adjustments to income:  (1) a stock -based compensation charge for “in the money” options issued to employees, (2) the recognition of value allocated to warrants and an embedded conversion feature associated with convertible debentures issued in April and July 2004 (an increase of the debt discount) and the immediate amortization of such discount as a result of the Company’s violation of certain covenants of the April and July 2004 convertible debentures and (3) a compensation charge to reflect the market value of common stock issued to consultants for services rendered. The aggregate effect of this restatement had no impact on the December 31, 2004 Audited Consolidated Financial Statements of the Company as reported in its Form 10-KSB filed April 16, 2005. The amounts included in the table above reflect the restated amounts.

21.       SUBSEQUENT EVENTS

(a)         Employment agreements:

On January 26, 2006, effective on the closing of the January 2006 private placement, the Board of Directors of the Company appointed Richard D. Falcone as President and Chief Executive Officer of the Company. On February 9, 2006, the Company entered into an employment agreement with Mr. Falcone. The principal terms of the employment agreement are as follows:  (i) Mr. Falcone’s base salary is $275,000 per year; (ii) any bonus payments made to Mr. Falcone will be at the discretion of the Board; (iii) Mr. Falcone is eligible to participate in the Company’s existing benefit plans; and (iv) Mr. Falcone has use of a Company car. In addition, the Company has agreed to provide Mr. Falcone with disability benefits and  to reimburse him for health insurance coverage if the Company terminates its group health insurance plan. The employment agreement has a term of three years, with provision for automatic renewal for successive three year terms. If Mr. Falcone is terminated by the Company for any reason other than cause, as defined in his employment agreement, if he should resign for a good reason, as defined in his employment agreement and, that includes a change in control of the Company, or if the Company should not renew his employment agreement after the expiration of the term, Mr. Falcone is entitled to severance. The severance payable to Mr. Falcone is dependant on how long he has been employed at the Company, beginning with twenty-four months of base salary (and any bonus to which he would have been entitled during such period) payable upon termination immediately after execution of his employment agreement, decreasing by one month for each month he remains employed at the Company, but subject to a minimum severance of twelve months of base salary. The obligation to pay severance is conditioned upon Mr. Falcone’s execution of a mutually agreeable release of claims against the Company. The Board also granted Mr. Falcone 2,200,000 stock options with an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Falcone is terminated by the Company other than for cause, if Mr. Falcone resigns for good reason, or if termination is caused by Mr. Falcone’s death, the options will continue to vest; otherwise, vesting of the options ceases upon Mr. Falcone’s termination. In addition, if the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

On January 26, 2006, the Company approved a new consulting arrangement with Mr. Gordon Davis, the Company’s Chairman of the Board of Directors. On February 9, 2006, the Company entered into a consulting agreement with Mr. Davis with an effective date of February 2, 2006. The principal terms of the consulting agreement are as follows:  (i) Mr. Davis’s consulting fee is $120,000 per year and (ii) Mr. Davis has use of a company car for Company business. The consulting agreement has a term of three years, with a provision for automatic renewal for successive one year terms. If Mr. Davis is terminated for any reason other than by the Company for cause, as defined in his consulting agreement, including if the consulting agreement is not renewed by the Company, he will be entitled to termination payments. If Mr. Davis’s termination is caused by his death or disability, then the termination fee is equal to $120,000. If the Company terminates Mr. Davis for any reason other than for cause, if Mr. Davis terminates the agreement for good reason, or if the Company does not renew the consulting agreement, then Mr. Davis’s termination fee is dependant on when the termination takes place. If the termination occurs prior to the one year anniversary of the effective date, then Mr. Davis is entitled to the $120,000 annual consulting fee for the remainder of the term of the consulting agreement. If the termination occurs after the one year anniversary of the effective date, Mr. Davis is entitled to the consulting fee then in effect for a period of one year following termination. The obligation to pay the termination fee is conditioned upon Mr. Davis’s execution of a release of claims against the Company. Mr. Davis will continue to receive remuneration for service on the Board of Directors. The Board also granted Mr. Davis 1,750,000 stock options with an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Davis is terminated by the Company other than for cause, if Mr. Davis terminates for good reason, or if termination is caused by Mr. Davis’s death or disability, or non-renewal of the agreement by the Company, the options will continue to vest. Otherwise, vesting of the options ceases upon Mr. Davis’s termination as a consultant. In addition, if the Company undergoes a change in control, as defined in the consulting agreement, the stock options granted above will fully vest upon the change in control.

On February 8, 2006, the Company appointed Stathis Kouninis as Chief Financial Officer. On February 13, 2006 the Company entered into an employment agreement with Mr. Kouninis. The principal terms of the employment agreement are as follows:  (i) Mr. Kouninis will be paid a base salary of $165,000 per year; (ii) any bonus payment made to Mr. Kouninis will be at the discretion of the Board and (iii) Mr. Kouninis will be eligible to participate in the Company’s existing benefit plans. In addition, the employment agreement will have a term of three years with a provision for automatic renewal for successive one year terms. If
Mr. Kouninis is terminated by the Company for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Kouninis will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Kouninis’ execution of a mutually agreeable release of claims against the Company. The Company also granted Mr. Kouninis stock options to purchase 450,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Kouninis remains employed by the Company. If the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon such change.

On February 8, 2006, the Company entered into an employment agreement with Michael Bradley to serve as its Controller. The principal terms of the employment agreement are as follows:  (i) Mr. Bradley will be paid a base salary of $140,000 per year; (ii) any bonus payment made to Mr. Bradley will be at the discretion of the CEO; (iii) an automobile allowance in the amount of $7,800 per annum and (iv) Mr. Bradley will be eligible to participate in the Company’s existing benefit plans. In addition, the employment agreement will have a term of three years with provision for automatic renewal for successive one year terms. If Mr. Bradley is terminated by the Company for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Bradley will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Bradley’s execution of a mutually agreeable release of claims against the Company. The Company also granted Mr. Bradley stock options to purchase 350,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Bradley remains employed by the Company. If the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

(b)         Equity financing:

On January 26, 2006, the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with accredited investors pursuant to which the Company sold 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. Emerging Growth Equities, Ltd., a Pennsylvania limited partnership, served as placement agent for the transaction. The gross proceeds to the Company at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,151.

The warrants also include a cashless exercise provision pursuant to which the warrants may be exercised without payment in cash to the Company of the exercise price in the event that, at any time after one year from the date of the issuance of the warrant, there is no effective registration statement registering the resale of the shares of common stock underlying the warrants.

Pursuant to the Purchase Agreement, the Company agreed to several covenants, including the following:  (i) the Company has agreed to take all actions necessary, including the preparation of proxy materials and solicitation of the Company’s shareholders, to seek shareholder approval to increase the size of the existing Board of Directors of the Company from five to seven members; (ii) the Company has agreed to update, if necessary, and as soon as reasonably practicable, certain prospectuses filed with the Securities and Exchange Commission; (iii) the Company has agreed to take all action necessary to appoint an individual selected by the purchasers holding a majority of the units purchased in this private placement, and reasonably agreeable to the Company’s existing Board of Directors, to fill the current vacancy on the Company’s Board of Directors, to appoint such person to serve on the Compensation Committee and, if qualified, the Audit Committee, and to take all actions necessary to ensure that such person will be included on the Company’s slate of Board nominees submitted for a shareholder vote at the Company’s next scheduled annual meeting of shareholders and (iv) the Company has agreed to permit the purchasers in this private placement to designate a person to attend and observe (in person or telephonically)

presentations to and matters before the Company’s Board, provided that such observer will remove himself or herself prior to any Board vote or taking of formal Board action, if such removal is requested by the Board.

On January 26, 2006, the Company also entered into an Escrow Agreement (the “Escrow Agreement”), pursuant to which the subscription amounts from each purchaser were placed into escrow pending release upon the happening of certain specified conditions. All of these conditions were either met or waived at the closing that occurred on January 26, 2006. The escrow conditions included not only the agreements by the Company set forth above, but also several additional covenants including the following:  (i) the Company has agreed to use no more that $500,000 of the proceeds raised in the January 2006 private placement as payment for the Company’s past due payables existing as of December 31, 2005; (ii) the Company had to obtain a waiver of claims for liquidated damages relating to the Company’s September 2005 private placement of securities from shareholders representing at least a majority of all outstanding securities issued in connection with the September 2005 private placement, and the Company had to reprice the warrants issued to shareholders providing the waiver such that the exercise price of the warrants issued in connection with the September 2005 private placement was reduced from $3.00 to $1.00 and (iii) all of the current members of the Company’s Board, with the exception of the Board member selected by the purchasers, had to subscribe for, in the aggregate, at least $150,000 worth of common stock and warrants being sold in the private placement.

In addition to the Purchase Agreement and the Escrow Agreement, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement covering the resale of the shares of common stock purchased pursuant to the Purchase Agreement and the shares of common stock receivable upon exercise of the warrants within 90 days after the closing of the private placement, and to have that registration statement declared effective within six months after the filing of the registration statement. The Company is also obligated to use its best efforts to respond to any comments of the SEC within fifteen calendar days of the receipt of comments. The Company is required to pay liquidated damages if the registration statement has not been filed or declared effective on or prior to the applicable deadline specified above, or if the Company fails to use best efforts to respond to SEC comments within fifteen calendar days. The Registration Rights Agreement requires the Company to pay the liquidated damages in additional common stock and warrants.

The Company has covenanted to use the net proceeds from the January 2006 private placement for working capital purposes, including poultry processing, seafood processing, Unifresh Footbath concentrate, Unifresh Pen Spray concentrate and other products and/or businesses the Company deems necessary, and not for the satisfaction of any portion of the Company’s past due payables outstanding as of December 31, 2005 (other than payment of past due payables outstanding as of December 31, 2005 in an amount not to exceed $500,000), to redeem any Company equity or equity-equivalent securities or to settle any outstanding litigation.

As compensation for acting as placement agent, Emerging Growth Equities, Ltd. received a cash payment equal to 6% of the gross proceeds from the private placement, and also received a warrant exercisable for shares of the Company’s common stock in an amount equal to 6% of the gross proceeds from the sale of the shares and warrants divided by $0.70. The warrant to Emerging Growth Equities has an exercise price equal to $1.00 and is exercisable immediately for a term of five years.

Waivers of Liquidated Damages:

In connection with the private placement described above, the Company also obtained waivers of all claims for liquidated damages relating to the inability of the Company to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the Registration Rights Agreement. The Company received these waivers from shareholders representing more than a majority of all outstanding securities issued in connection with the September 2005 private placement. In consideration for obtaining the waiver, the Company repriced the warrants issued to shareholders providing the waiver such that the exercise price of the warrants issued in connection with the September 2005 private placement was reduced from $3.00 to $1.00. The Company also agreed to have the registration statement covering resale of the securities purchased in the September 2005 private placement declared effective by May 13, 2006.

(c)          Common stock issuances:

Through March 9, 2006, the Company issued an additional 15.6 million common shares in connection with the following:

January 2006 private placement	13,335,925
Debenture conversions	2,095,000
Option exercises	175,000
15,605,925

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
pHarlo Group

We have audited the accompanying combined balance sheet of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, Coast to Coast Laboratories, LLC, pHarlo USA, Inc., and pHarlo of Brevard, Inc. (collectively, “the Company” or “the pHarlo Group”) as of December 31, 2004, and the related combined statements of operations, capital deficiency, and cash flows for the years ended December 31, 2004 and 2003. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Pharlo Group as of December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

September 9, 2005

PHARLO GROUP

COMBINED BALANCE SHEETS

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Cash and cash equivalents	$131,048	$213,056
Employee advances	25,387	28,638
Prepaid expense	18,104	17,934
Inventories	42,183	3,017

Total Current Assets	216,722	262,645
Property and equipment—net (Note B)	815,238	228,719
License receivable—Tasker	930,000	930,000

Total Assets	$1,961,960	$1,421,364

Liabilities
Accounts payable	$1,720	$9,738
Accrued liabilities	111,022	59,259
Unearned license fee (Note D)	1,000,000	1,000,000
Notes payable—current portion (Note C)	1,571,984	416,070
Deferred revenue (Note E)	436,890	365,120
Note payable—owner (Note G)	43,528	25,609

Total Current Liabilities	3,165,144	1,875,796
Notes payable—less current portion (Note C)	154,780	158,484

Total Liabilities	3,319,924	2,034,280

Capital Deficiency
Common stock and members’ capital	351,370	351,370
Accumulated deficit and members’ deficiency	(1,709,334)	(964,286)

Capital Deficiency	(1,357,964)	(612,916)

Total Liabilities & Capital Deficiency	$1,961,960	$1,421,364

See accompanying notes to combined financial statements

PHARLO GROUP
COMBINED STATEMENTS OF OPERATIONS

	SIX MONTHS ENDED JUNE 30,		YEARS ENDED DECEMBER 31,
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Revenue	$136,682	$29,700	$—	$72,490
Cost of goods sold	54,950	1,768		8,642

Gross margin	81,732	27,932		63,848
Costs and Expenses
Research and development	5,460	307	38,673
Selling, general and administrative	849,935	229,110	724,642	338,748

Loss before other income	(773,663)	(201,485)	(763,315)	(274,900)
Other Income
Interest income	28,615	33,250	64,759	33,250
Other income			6,582	37,500

Net Loss	$(745,048)	$(168,235)	$(691,974)	$(204,150)

See accompanying notes to combined financial statements

PHARLO GROUP
COMBINED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY

	Common Stock and Members’ Capital	Accumulated Deficit and Members’ Deficiency	Total
Balance January 1, 2003	$350	$(68,162)	$(67,812)
Issuance of common stock	100		100
Net loss		(204,150)	(204,150)

Balance December 31, 2003	450	(272,312)	(271,862)
Capital contribution—cash
Owners and shareholders (Note F)	200,920		200,920
Capital contribution—note payable converted to equity
Owners and shareholders (Note F)	150,000		150,000
Net loss		(691,974)	(691,974)

Balance December 31, 2004	351,370	(964,286)	(612,916)
Net loss		(745,048)	(745,048)

Balance June 30, 2005 (unaudited)	$351,370	$(1,709,334)	$(1,357,964)

See accompanying notes to combined financial statements

PHARLO GROUP
COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(745,048)	$(168,235)	$(691,974)	$(204,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	15,669	3,865	11,228	6,154
Changes in operating assets and liabilities:
Employee advances	3,251	1,932	(21,510)	(7,128)
Accounts receivable—Tasker			29,700	(29,700)
Inventory	(39,166)	(5,783)	(838)	(1,770)
Prepaid expenses	(170)	353	(15,539)	(683)
License receivable—Tasker			20,000	5,000
Accounts payable	(8,018)	(5,428)	2,158	7,580
Accrued liabilities	51,763	(6,587)	1,001	57,712
Deferred revenue	71,770		365,120

Net cash used in operating activities	(649,949)	(179,883)	(300,654)	(166,985)

Net cash used in investing activities
Acquisition of property and equipment	(602,188)	(16,088)	(210,865)	(12,736)

Cash flow from financing activities:
Proceeds from notes payable	1,152,210	262,648	548,625	110,929
(Repayment) proceeds of notes payable to owner	17,919	(8,052)	(25,210)	27,370
Contributions from owners			200,920	100

Net cash provided by financing activities	1,170,129	254,596	724,335	138,399

Net increase (decrease) in cash	(82,008)	58,625	212,816	(41,322)
Cash and cash equivalents—beginning of period	213,056	240	240	41,562

Cash and cash equivalents—end of period	$131,048	$58,865	$213,056	$240

Supplemental disclosures of cash flow information, cash paid during the year for interest	$5,900	$7,550	$14,172	$12,179

Supplemental disclosures of noncash investing and financing activities:
Conversion of note payable into equity	$	$150,000	$150,000	$

See accompanying notes to combined financial statements

PHARLO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Note A:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

The combined financial statements include the accounts of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, Coast to Coast Laboratories, LLC, Brevard Labs, Inc., and Pharlo of Brevard, Inc. through common ownership and management, (collectively, the “Company” or “Pharlo Group”). While these financial statements have been combined, the financial position, results of operations and cash flows do not represent those of a single legal entity. All significant intercompany transactions have been eliminated in combination.

Nature of operations:

The Company has entered into an exclusive license agreement with Tasker Capital Corp. (“Tasker”) to manufacture, distribute and market products using a patented process (the “pHarlo technology”) that utilizes a solution that enables copper sulfate, widely known for its bacteriostatic properties, to remain active throughout a wide range of pH values. The Company holds the rights to the pHarlo technology. Tasker currently markets Close Call TM , an anti-microbial oral hygiene breath drink that utilizes the pHarlo technology and has begun clinical testing of the technology in the poultry scalding process and in various seafood applications. Tasker is continuing its clinical research in the oral care, food processing, skin care and pet products industries.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments:

The fair values of the Company’s asset and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (SFAS) No. 107, “Disclosures about Fair Value of Financial Instruments”, approximate their carrying amounts presented in the accompanying combined balance sheets at December 31, 2004 and June 30, 2005 (unaudited).

Cash and cash equivalents:

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in various financial institutions, some of which may, at times, exceed the Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not incurred any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Revenue recognition:

Revenue is recognized on shipment of goods at which ownership and risk are transferred to the customer.

Inventories:

Inventories, consisting of production supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and equipment:

Property and equipment has been recorded at cost, net of accumulated depreciation and amortization. Improvements are capitalized and maintenance, repairs and minor replacements are expensed as incurred. Depreciation is determined by using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is determined by using the remaining lives of the applicable lease. No depreciation and amortization is being recorded on Construction in Progress.

Income taxes:

No provision for federal income tax has been recorded as the Company’s stockholders and members elected to treat the various entities within the Pharlo Group as “S” Corporations, Limited Liability Companies and Partnerships. As such, the Company’s stockholders and members are liable for federal and substantially all state income tax on the entities’ income and receive the tax benefit of the entities’ loss.

Impairment of long-lived assets:

The Company periodically reviews long-lived assets, including identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Note B:  PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	June 30, 2005	December 31, 2004
	(Unaudited)
Construction in progress	$630,315	$81,731
Machinery and equipment	127,875	126,019
Furniture and fixtures	57,097	18,349
Leasehold improvements	24,696	22,192
Computer software	624	310
Computer hardware	10,942

	851,549	248,601
Less accumulated depreciation and amortization	36,311	19,882

	$815,238	$228,719

Note C:  NOTES PAYABLE-TASKER

During 2002, Tasker agreed to loan the Company, pursuant to a Loan Agreement, up to $200,000, with interest at 7% per annum to finance a production facility to produce licensed products, with principal and interest on the notes evidencing the loan to be repaid in equal monthly installments commencing July 1, 2003, with the last payment due October 1, 2012.

During 2004, pursuant to a series of additional loan agreements, the Company borrowed an additional $400,000. The loans bear interest at 7% per annum (0% for the first six months) and have terms of 1 year.

Notes payable are summarized as follows:

	June 30, 2005	December 31, 2004
	(Unaudited)
Installment note, payable in monthly installments of $2,437 including interest at 7%, due October 1, 2012	$165,916	$174,554
Other notes due	1,560,848	400,000

	$1,726,764	$574,554
Less: amount due within one year	1,571,984	416,070

Non current portion	$154,780	$158,484

Note D:  UNEARNED LICENSE FEE

The Company has entered into exclusive license agreements with Tasker to sell, develop, market and distribute consumer oral hygiene products, food processing, pet hygiene products and skin care products using the pHarlo technology. Pursuant to the license agreements, the Company will receive royalty payments based on 1.5% of product sales. Under the terms of the license agreement, the Company will receive $1,000,000 in royalty payments, comprised of a $600,000 pre-paid royalty on consumer deodorant breath products and a $400,000 pre-paid royalty on animal breath products. This license agreement was expanded on September 16, 2004 to reflect the addition of minimum annual payments of $300,000 beginning in two years (adjusted annually). Commencing July 1, 2003, an interest payment of 7% per annum on the unpaid balance of the prepaid royalty balance is due to the Company. The term of the agreement extends to the life of the patent.

In connection with the license agreement, the Company entered into a production agreement with Tasker to manufacture and sell to Tasker concentrates for the products licensed by the pHarlo Group during the term of the license agreement. Tasker must make minimum purchases totaling approximately $600,000 per year over the term of the agreement. The agreement continues until the termination of the Company’s patent to the licensed technology.

On September 20, 2004, the Company entered into an Exclusive Field of Use License Agreement with Tasker to market and distribute products used as post harvesting aids for the poultry industry. Under the terms of this agreement Tasker secured the rights to the United States and Canadian markets and has agreed to pay a 5% royalty to the Company, beginning in two years on all sales, subject to a minimum annual payment of $3,750,000 (adjusted annually). The term of the agreement extends to the life of the patent.

Note E:   DEFERRED REVENUE

The amount represents inventory advances to Indian River Labs, LLC by Tasker (seven payments of $52,160 each) at December 31, 2004 and (eight payments of $54,611 each) at June 30, 2005 (unaudited). Revenue is recognized on shipment of inventory to Tasker by Indian River Labs, LLC. Shipments began in January 2005.

Note F:   CAPITAL DEFICIENCY

The historical capital deficiency consists of 100 common shares of $1.00 par value per share issued to the stockholders of Pharlo Citrus Technologies, Inc. in January 2000 and 500 common shares of $.50 par value per share issued to the stockholders of Brevard Labs, Inc. in October 2002. In January of 2003, 200 common shares of $.50 par value per share were issued to the stockholders of Pharlo of Brevard, Inc.

During the year ended December 31, 2004, members’ capital was increased as a primary result of (i) capital contributions from owners of approximately $201,000 and (ii) a non-cash transaction of $150,000 resulting from conversion of note payable to equity.

Note G:  RELATED PARTY TRANSACTIONS

License fee

Selling, General and Administrative expenses include license fees for the years ended December 31, 2004 and 2003 amounting to $6,382 and $15,000, respectively, and nil for the six months ended June 30, 2005 and 2004

(unaudited). The amounts were paid to Barry Cummins (Owner and Shareholder) and an outside party who was the assignee for Mr. Cummins’s licensing fees. The amounts were paid by Pharlo Citrus Technologies, Inc. for use of certain patents.

Note payable-owner

The amount represents equipment bought for Pharlo Citrus Technologies, Inc. by a shareholder. There are no preset interest rates or repayment terms on this note.

Note H:  SIGNIFICANT CUSTOMER

Sales to Tasker represent 100% of combined revenue for the year ended December 31, 2003 and the six months ended June 30, 2005 and 2004 (unaudited).

Note I:    COMMITMENTS AND CONTINGENCIES

The Company leases office and warehouse space under various non-cancelable operating leases expiring through 2009. Minimum future rental payments are approximately as follows:

Year ending December 31,

2005	$156,000
2006	143,000
2007	143,000
2008	143,000
2009	124,000

Rent expense was approximately $108,000 and $41,000 for the years ended December 31, 2004 and 2003, respectively, and $173,000 and $40,000 for the six months ended June 30, 2005 and 2004 (unaudited), respectively.

Note J:   SUBSEQUENT EVENT

In July 2005, the Company executed an Asset Purchase Agreement with Tasker, whereby Tasker purchased all of the functional assets of the Company that relate to Tasker’s product lines and fields of use, including, but not limited to, utility patent applications, equipment, inventories and existing contracts. The purchase price of approximately $62.7 million includes (i) approximately 19 million shares of Tasker’s common stock valued at approximately $57 million, (ii) an approximate $1.9 million, 3.4% promissory note, (iii) approximately $1.4 million of cash and (iv) approximately $2.4 million of cancelled promissory notes.

TASKER PRODUCTS CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$3,531,409	$1,037,250
Marketable securities	3,450,000	—
Accounts receivable, net of allowance for doubtful accounts of $50,518 and $79,500, as of March 31, 2006 and December 31, 2005, respectively	78,963	155,189
Notes receivable	663,333	653,958
Inventories, net of reserve of $20,666 and $74,675, as of March 31, 2006 and December 31, 2005, respectively	1,327,212	1,350,963
Prepaid expenses & other current assets	184,591	191,227
Total current assets	9,235,508	3,388,587
Property and equipment, net	1,444,670	1,525,142
Investment in equity investee	659,700	664,737
Intangible assets, net	21,050,814	21,562,292
Goodwill	41,677,180	41,677,180
Deposit, net	36,081	36,081
Total assets	$74,103,953	$68,854,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible debentures	$—	$194,000
Accounts payable	1,527,111	1,740,245
Notes payable - acquisition of IRL	445,840	445,840
Other accrued liabilities	1,752,007	1,611,587
Total current liabilities	3,724,958	3,991,672
Long-term liabilities:
Notes payable - shareholders	451,104	443,790
Notes payable - acquisition of IRL	817,373	1,077,447
Other long-term liabilities	50,053	52,686
Total long-term liabilities	1,318,530	1,573,923
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 104,773,020 and 89,167,095 shares issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	104,773	89,167
Additional paid-in capital	99,946,927	89,265,154
Accumulated deficit	(30,991,235)	(26,065,897)
Total stockholders’ equity	69,060,465	63,288,424
Total liabilities and stockholders’ equity	$74,103,953	$68,854,019

See accompanying notes

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	THREE MONTHS ENDED MARCH 31,
	2006	2005
Revenues	$220,636	$60,875
Cost of goods sold	67,690	25,162
Gross margin	152,946	35,713

Expenses
Selling, general & administrative	4,082,153	2,899,716
Product development	375,318	340,505
Depreciation and amortization	574,399	12,034
Total expenses	5,031,870	3,252,255

Loss from operations	(4,878,924)	(3,216,542)
Other income (expense):
Interest income	38,609	46,251
Interest expense	(27,169)	(113,608)
Liquidated damages	(86,954)	—
Loss on disposal of vehicle	(50,387)	—
Other	79,487	—
Total other expense, net	(46,414)	(67,357)

Net loss	$(4,925,338)	$(3,283,899)

Net loss per common share, basic and diluted	$(0.05)	$(0.06)

See accompanying notes

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(4,925,338)	$(3,283,899)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	574,399	12,034
Noncash interest- liquidating damages	86,954	—
Noncash interest- interest payable on convertible debentures	13,696	—
Noncash- loss on disposal of vehicle	50,037	—
Noncash interest -note payable and note receivable	(2,061)	14,717
Stock option compensation expense	1,723,334	484,000
Loss on equity investee	5,037
Common stock, warrants and options for services	—	1,324,225
Changes in operating assets and liabilities:
Accounts receivable	76,226	(34,132)
Inventories	23,751	(474,755)
Prepaid expenses	16,636	(79,268)
Prepaid commissions	(10,000)	(15,000)
Accounts payable	(213,134)	319,061
Other accrued liabilities	37,137	(176,510)
Net cash used in operating activities	(2,543,326)	(1,909,528)

Cash flows from investing activities:
Purchases of available for sale securities	(3,450,000)	—
Purchases of property and equipment	(32,487)	(106,751)
Advances pursuant to notes	—	(2,606,001)
Acquisition costs paid	—	(314,689)
Payments for deposits and other	—	(1,688)
Net cash used in investing activities	(3,482,487)	(3,029,129)

Cash flows from financing activities:
Proceeds from private placement	9,335,151	—
Payment of private placement broker fee	(592,609)	—
Exercise of warrants/options	37,503	128,024
Repayments on note payable - IRL	(260,074)	—
Net cash provided by financing activities	8,519,971	128,024

Net increase (decrease) in cash and cash equivalents	2,494,158	(4,810,633)
Cash and cash equivalents, beginning of period	1,037,250	14,225,305

Cash and cash equivalents, end of period	$3,531,408	$9,414,672

Supplemental disclosures of cash flow information:
Interest paid	$13,246	$16,275

Supplemental disclosures of non-cash investing and financing activities:
Fair value of warrants issued as private placement fees	$593,555	$—
Conversion of debt and accrued interest into common stock	$194,000	$99,930

See accompanying notes

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.              Basis of Presentation

Tasker Products Corp. was formed on May 13, 1996 and was in the development stage through December 31, 2005. The quarterly period ended March 31, 2006 is the first period during which it is considered an operating company.

The accompanying unaudited condensed consolidated financial statements of Tasker Products Corp. and its subsidiaries (collectively, “the Company”) as of March 31, 2006 and December 31, 2005 and for the three month periods ended March 31, 2006 and 2005 reflect all adjustments of a normal and recurring nature to present fairly the consolidated financial position, results of operations and cash flows for the interim periods. These unaudited, condensed, consolidated financial statements have been prepared by the Company pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X. Pursuant to such instructions, certain financial information and footnote disclosures normally included in such financial statements have been condensed or omitted.

These unaudited, condensed, consolidated financial statements should be read in conjunction with the audited, consolidated financial statements of the Company and notes thereto, together with management’s discussion and analysis or plan of operations, which is contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005. The results of operations for the three month period ended March 31, 2006 are not necessarily indicative of the results that may occur for the year ending December 31, 2006.

Certain prior period amounts have been reclassified to conform to the current year presentation.

2.              Liquidity

The Company has continued to sustain losses from operations and for the three months ended March 31, 2006 and 2005, it incurred a net loss of approximately $4,925,000 and $3,284,000, respectively. In addition, the Company has not generated positive cash flow from operations for the three months ended March 31, 2006 and 2005. The Company expects to continue to incur losses for at least the short term. It expects to increase operating expenses as it attempts to build its brands, expand its customer base and develop new products. To become profitable, the Company must increase revenue substantially and achieve and maintain positive gross margins. The Company may not be able to increase revenue and gross margins sufficiently to achieve profitability. Consequently, the results of operations and financial condition will be materially and adversely affected.

At March 31, 2006, the Company had a total of approximately $7 million of cash, cash equivalents and marketable securities as a result of the January 2006 private placement.

The Company has funded operations and investing activities since its inception through the issuance of common stock and convertible debt under several private placements. Requirements for liquidated damages under some of its private placements may have an impact on the Company’s future liquidity. To date, the Company has satisfied and/or received waivers for the provisions of a majority of the agreements that would have otherwise required the Company to pay liquidated damages. The Company does not expect that any liquidated damage amounts it may be required to pay will be material, although certain of the conditions that may result in liquidated damages are not in its control.

The Company may be unable to meet its future capital requirements and may require additional financing in the future to continue to implement its product and services development, marketing and other corporate programs. The Company may not be able to obtain such financing or to obtain it on acceptable terms. Without additional financing, the Company may be forced to delay, scale back or eliminate some or all of its product and services development, marketing and other corporate programs. If the Company is able to obtain such financing, the financing agreement may contain restrictive covenants that might negatively affect the Company’s common stock, such as limitations on payments of dividends, or, in the case of a debt financing, the Company may have reduced earnings due to interest expenses. Any further issuance of equity securities would likely have a dilutive effect on the holders of the Company’s common stock. The Company’s business, operating results and financial condition may be materially harmed if revenues from certain products do not materialize or grow more slowly than the Company anticipates, or if operating expenses exceed the Company’s expectations or cannot be reduced in a timely manner.

Based upon the Company’s forecast of future revenues from its products in conjunction with the cash and marketable securities on hand, cash expected to be generated from operations will provide adequate funding for the Company’s working capital over the next twelve months. As with all business forecasts, management’s current assessment of future revenues is based upon its assumptions and expectations. Future market trends for its products may not develop as management has predicted, and regulatory approvals required to market products as the Company currently plans may not be obtained, and, in the future, the Company may find that its cash on hand and cash from operations is not sufficient to fund existing operations or new opportunities may present themselves over the course of the next twelve months, in which case the Company may find that its cash on hand and cash from operations is not sufficient. Such changes may, or may not, require it to seek additional outside funding and, if required, there can be no assurance that suitable outside financing will be available to the Company.

3.              Share-Based Payments

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)). Under SFAS 123(R), the Company is required to recognize, as expense, the estimated fair value of all share-based payments to employees. For the three months ended March 31, 2006, the Company recorded expense of approximately $1.7 million in connection with its share-based payment awards to its employees. Compensation expense increased by approximately $1.6 million during the three months ended March 31, 2006 as result of implementing 123(R).

The Company adopted SFAS 123(R) under the modified prospective method. Under this method, the Company recognized compensation expense for stock options awarded prior to January 1, 2006, but vested in the quarter ended March 31, 2006, and stock options awarded in the three months ended March 31, 2006, based on the grant date estimate of fair value for those awards. Prior period financial information has not been restated.

For periods prior to the adoption of SFAS 123(R), the Company had elected to follow Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for its share-based payment awards.

The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation,” to its share-based payment arrangements for the three months ended March 31, 2005.

Three Months Ended March 31, 2005
Net loss, as reported	$(3,283,899)
Add: Stock-based employee compensation expense included in reported net loss	$484,000
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	$(3,665,000)
Pro forma net loss	$(6,464,899)
Basic and diluted net loss per share, as reported	$(0.06)
Pro forma basic and diluted net loss per share	$(0.11)

Compensation cost associated with employee stock options represented approximately $1.7 million for the three months ended March 31, 2006. The compensation cost associated with these awards is recorded as expense within the same functional expense category as cash compensation for the respective employee is recorded. No tax benefit has been recognized with respect to this expense as we have determined in our evaluation of our tax assets that it is more likely than not that we will not realize any benefit and have provided full valuation allowances.

The stock options were valued taking into consideration a forfeiture rate of 6.7% based on historical experience and using a straight-line, pro-rated method of valuation. The resulting fair value is recorded as compensation cost on a straight line basis over the option vesting period. The assumptions made for purposes of estimating fair value under the Black-Scholes model for options granted during the three months ended March 31, 2006 were as follows:

Dividend yield:	0%
Expected term of options (years):	6.1 years
Risk free interest rate:	4.88%
Volatility:	135%

The Company’s estimate of an expected option term was derived based on the average of the sum of the vesting term and the original contract term. The estimated stock price volatility was derived based on a review of the Company’s actual historic volatility for a period equal to the expected term of its stock options awarded in the first fiscal quarter ended March 31, 2006, by reference to actual stock prices during this period over the past five years. The risk-free interest rate was based on the five-year Treasury note. The specific stock option valuation assumptions used for awards granted prior to January 1, 2006 are disclosed in the Company’s prior annual reports on Form 10-KSB, as filed with the SEC.

A summary of stock option activity for the three months ended March 31, 2006 is as follows:

	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term in years	Aggregate Intrinsic Value
Outstanding, December 31, 2005	16,540,777	$0.91
Granted	5,645,000	$1.00
Exercised	175,000	$0.25
Outstanding, March 31, 2006	22,010,777	$0.94	8.7	$4,328,000
Options exercisable at March 31, 2006	15,987,070	$0.86	8.4	$3,881,000

The weighted, average, grant date fair value of options granted during the three months ended March 31, 2006 and 2005 was $0.67 and $3.18, respectively. The total intrinsic value of options exercised during the three months ended March 31, 2006 and 2005 was approximately $82,000 and $1.4 million, respectively. As of March 31, 2006, there was approximately $4.3 million of unrecognized compensation cost related to stock option awards, which is expected to be recognized as expense over a weighted average period of two years. The total fair value of stock options that vested during the three months ended March 31, 2006 and 2005 was approximately $3.9 million and $27.1 million, respectively.

4.              Net Loss Per Common Share

The following table sets forth the computation of basic and diluted net loss per common share for the three months ended March 31, 2006 and 2005.

	Three Months Ended March 31,
	2006	2005
Numerator for basic & diluted net loss per share:
Net loss	$(4,925,338)	$(3,283,899)
Net loss available to common stockholders	$(4,925,338)	$(3,283,899)

Denominator:
Denominator for basic & diluted net loss per share - weighted-average shares	100,526,919	59,663,000

Basic & diluted earnings net loss per share:
Net loss	$(0.05)	$(0.06)

Diluted earnings net loss per share:
Net loss	$(0.05)	$(0.06)

As of March 31, 2006, 22,010,777 options and 21,497,200 warrants were excluded from the computation of net loss per share because the effect would be antidilutive. As of March 31, 2005, 17,550,000 options, 7,980,575 warrants and 5,940,000 of convertible debentures were excluded from the computation of net loss per share because the effect would be antidilutive.

5.              Marketable Securities

The Company accounts for marketable securities in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities,” or SFAS 115. SFAS No. 115 establishes the accounting and reporting requirements for all debt securities and for investments in equity securities that have determinable fair values. All marketable securities must be classified as one of the following:  held-to-maturity, available-for-sale or trading.

The Company’s marketable securities consist of auction rate securities that are invested in agencies and institutions affiliated with states in the United States. The Company’s auction rate investments are classified as available-for-sale and are recorded at fair value. Interest income on the Company’s marketable securities is recognized in the statement of operations when earned. The cost of securities sold is determined based on the specific identification method.

The Company’s available-for-sale investments may be offered for sale at auction every 28 or 35 days, depending upon the individual security. The auction rate securities have stated contractual maturities, which represents the date they will be redeemed by the issuer, ranging from 22 to 32 years, and may, at the option of the issuer, be redeemed prior to the stated maturity date. As of March 31, 2006, the Company had invested $3,450,000 in marketable securities.

6.              Inventories

Inventories consisted of the following:

	March 31, 2006	December 31, 2005
Raw Materials	$968,410	$955,701
Finished Goods	379,468	469,937
Inventory Reserve	(20,666)	(74,675)
	$1,327,212	$1,350,963

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

7.              Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets at their estimated fair values in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” In connection with the 2005 Acquisition, the Company recorded goodwill based on the excess of the purchase price over the identifiable tangible and intangible assets acquired and liabilities assumed. Goodwill is tested annually, every December, for impairment.

The Company’s specifically identifiable intangible assets, which consist of utility patents, are reported at cost, net of accumulated amortization. These intangible assets are being amortized over their estimated useful lives, which is 11.5 years, at amortization rates that are proportional to each asset’s estimated economic benefit to the Company.

The carrying value of these intangible assets is reviewed annually by the Company, or more frequently when indicators of impairment are present, in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by these assets are less than the assets’ carrying amount.

In performing its review of the recoverability of goodwill and other intangible assets, the Company considers several factors. These factors include the expected cash flows that an asset is expected to generate over its estimated economic life. The Company also considers whether there have been significant changes in legal factors or the overall business climate that could affect the underlying value of an asset or whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life. In the case of goodwill, the Company must also consider, and estimate, the fair value of the reporting unit to which the goodwill is assigned. If, as a result of examining any of these factors, the Company concludes that the carrying value of its goodwill or other intangible assets exceeds its estimated fair value, the Company will record an impairment charge and reduce the carrying value of the asset to its estimated fair value. This impairment charge may be material to the Company’s results of operations.

The approximate net carrying value of the goodwill and other intangible assets at March 31, 2006 and December 31, 2005 are as follows:

	March 31, 2006
	Gross carrying amount	Accumulated amortization	Net carrying value
Amortized utility patents	$22,500,000	$1,400,000	$21,100,000
Unamortized goodwill	$41,700,000	$—	$41,700,000
Total intangible assets	$64,200,000	$1,400,000	$62,800,000

	December 31, 2005
	Gross carrying amount	Accumulated amortization	Net carrying value
Amortized utility patents	$22,500,000	$938,000	$21,562,000
Unamortized goodwill	$41,700,000	$—	$41,700,000
Total intangible assets	$64,200,000	$938,000	$63,262,000

For the three months ended March 31, 2006, the Company recorded amortization expense of approximately $511,000 related to the intangible assets.

Estimated amortization expense for the remaining three quarters of the current fiscal year, and subsequent fiscal years, is as follows:

2006	$1,534,000
2007	$2,046,000
2008	$2,046,000
2009	$2,046,000
2010	$2,046,000
2011 and thereafter	$11,382,000

8.              Derivative Instruments

The Company has entered into several debt and equity transactions to fund its operations. A number of these transactions involved the issuance of convertible debt and warrants. These transactions also included registration rights agreements that impose significant penalties on us if certain conditions are not met. As a result of these registration rights agreements, the Company faces unique and complex accounting issues.

The Company has issued and outstanding convertible debt and certain convertible equity instruments with embedded derivative features such as the conversion feature of its convertible debt into the Company’s common stock. The Company analyzes these financial instruments in accordance with SFAS No. 133 and Emerging Issues Task Force (“EITF”) Issue Nos. 00-19 and 05-02 to determine if these hybrid contracts have embedded derivatives that must be bifurcated. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00-19.

EITF Issue No. 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’” addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00-19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement that includes a liquidated damages clause. Alternative accounting treatments of registration rights are discussed in EITF Issue No. 05-4. One alternative treatment discussed in EITF Issue No. 05-4 could require the warrants, the convertible debt and the registration rights agreement to be treated as a single financial instrument. If the EITF implements this approach, the convertible debt and the warrants the Company has issued would need to be recorded as a liability at fair value and changes in the fair value of the liability would need to be recorded in the statement of operations each period. Implementation of this approach may have a material non-cash impact to the Company’s consolidated financial statements. Since no consensus on EITF Issue No. 05-4 has been reached, the Company has given only prospective application to this guidance. Further impact on the Company’s consolidated financial statements of adopting the standard, if any, will follow the transition guidance when released.

In April and July 2004, the Company entered into private placement agreements for convertible debentures, registration rights agreements and warrants. Based on the interpretive guidance in EITF Issue No. 05-4 due to an uncapped liquidated damages provision in the registration rights agreements, the Company determined that the registration rights are derivative liabilities that should be bifurcated from the related financial instruments. Accordingly, the estimated fair value of the registration rights derivative of approximately $244,000 was recorded as a liability as of October 1, 2005, the beginning of the first fiscal period after September 15, 2005, the date that EITF postponed further deliberations.

Changes in the estimated fair value of the registration rights derivative liability are recorded in the consolidated statement of operations. In the quarter ended March 31, 2006, the Company recorded under the Other Income line of the condensed consolidated statement of operations a gain on the reduction of the derivative liability of approximately $87,000. At March 31, 2006, the derivative liability was approximately $150,000 and was reported under other accrued liabilities.

In connection with its examination of past transactions for application of EITF Issue No. 05-4, the Company noted that for the period from the time it entered into the April 2004 Securities Purchase Agreement until it increased its authorized shares in August 2004, the Company had insufficient shares to meet all potential obligations to issue shares under its convertible notes and exercisable warrants and options. Under EITF Issue No. 00-19, a liability should be recognized for those financial instruments for that period, with any changes in the fair value of such liabilities recognized in the Company’s consolidated statement of operations. Based on the Company’s analysis of such liabilities, we determined the effect of any such amounts to be immaterial.

9.              Contractual Obligations and Commitments

The Company has the following commitments as of March 31, 2006, which are comprised primarily of a research and development fee contract, consulting and employment contracts, a vendor agreement, notes payable, as well as numerous operating leases.

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Research & development fees (1)	$150,000	$150,000	$—	$—	$—
Consulting agreements	194,267	194,267	—	—	—
Employment agreements (2)	2,295,433	970,850	1,324,583	—	—
Vendor agreements	150,000	150,000	—	—	—
Operating leases	1,345,252	295,395	987,628	62,228	—
Note(s) payable	1,741,699	691,266	1,042,198	8,235	—
Total	$5,876,651	$2,451,778	$3,354,409	$70,463	$—

(1)                                  On January 26, 2006, research and development fees (“R&D Fees”) payable under the Sub-License Agreement with pHarlo IP were amended so that these fees are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of the Company (or its affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. The R&D Fees have no minimum amounts payable after 2006; however, they are capped at $2,000,000 for 2007, $4,000,000 for 2008, $8,000,000 for 2009 and $10,000,000 for 2010 and beyond.

(2)                                  Subsequent to December 31, 2005, the Company terminated several of its existing employment agreements with some of its senior management and entered into new employment agreements with its current executive management. As of March 31, 2006 the revised estimated future minimum annual compensation under these employment agreements, including the new and terminated agreements for 2006, 2007, 2008 and 2009, is approximately $970,850, $687,800, $587,800 and $49,000, respectively.

10.       Employment and Consulting Agreements

On January 26, 2006, effective on the closing of the January 2006 private placement, the Board of Directors of the Company appointed Richard D. Falcone as President and Chief Executive Officer of the Company. On February 2, 2006, the Company entered into an employment agreement with Mr. Falcone. The principal terms of the employment agreement are as follows:  (i) Mr. Falcone’s base salary is $275,000 per year; (ii) any bonus payments made to Mr. Falcone will be at the discretion of the Board; (iii) Mr. Falcone is eligible to participate in the Company’s existing benefit plans and (iv) Mr. Falcone has use of a Company car. In addition, the Company has agreed to provide Mr. Falcone with disability benefits, and to reimburse Mr. Falcone for health insurance coverage if the Company terminates its group health insurance plan. The employment agreement has a term of three years, with a provision for the automatic renewal for successive three year terms. If Mr. Falcone is terminated by the Company for any reason other than cause, as defined in his employment agreement, if he should resign for a good reason, as defined in his employment agreement and which includes a change in control of the Company, or if the Company should not renew his employment agreement after the expiration of the term, Mr. Falcone is entitled to severance. The severance payable to Mr. Falcone is dependant on how long he has been employed at the Company, beginning with twenty-four months of base salary (and any bonus to which he would have been entitled during such period) payable upon termination immediately after execution of his employment agreement, decreasing by one month for each month he remains employed at the Company, but subject to a minimum severance of twelve months of base salary. The obligation to pay severance is conditioned upon Mr. Falcone’s execution of a mutually agreeable release of claims against the Company. The Board also granted Mr. Falcone 2.2 million stock options with an exercise price of $1.00 per share. The options have a ten-year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Falcone is terminated by the Company other than for cause, if Mr. Falcone resigns for good reason, or if termination is caused by Mr. Falcone’s death, the options will continue to vest; otherwise, vesting of the options ceases upon Mr. Falcone’s termination. In addition, if the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

On January 26, 2006, the Company approved a new consulting arrangement with Gordon Davis, the Company’s former Chairman of the Board of Directors. On February 9, 2006, the Company entered into a consulting agreement with Mr. Davis with an effective date of February 2, 2006. This consulting agreement was not affected by Mr. Davis’s resignation as Chairman of the Board of Directors on May 11, 2006. The principal terms of the consulting agreement are as follows:  (i) Mr. Davis’s consulting fee is $120,000 per year and (ii) he has use of a Company car for Company business. The consulting agreement has a term of three years, with provision for automatic renewal for successive one year terms. If Mr. Davis is terminated for any reason other than by the Company for cause, as defined in his consulting agreement, including if the consulting agreement is not renewed by the Company, he will be entitled to termination payments. If Mr. Davis’ termination is caused by his death or disability, then the termination fee is equal to $120,000. If the Company terminates Mr. Davis for any reason other than for cause, if Mr. Davis terminates the agreement for good reason or if the Company does not renew the consulting agreement, then Mr. Davis’ termination fee is dependant on when the termination takes place. If the termination occurs prior to the one year anniversary of the effective date, then Mr. Davis is entitled to the $120,000 annual consulting fee for the remainder of the term of the consulting agreement. If the termination occurs after the one year anniversary of the effective date, Mr. Davis is entitled to the consulting fee then in effect for a period of one year following termination. The obligation to pay the termination fee is conditioned upon Mr. Davis’s execution of a release of claims against the Company. Mr. Davis will continue to receive remuneration for service on the

Board of Directors. The Board also granted Mr. Davis 1,750,000 stock options with an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Davis is terminated by the Company other than for cause, if Mr. Davis terminates for good reason, or if termination is caused by Mr. Davis’s death or disability, or non-renewal of the agreement by the Company, the options will continue to vest, otherwise, vesting of the options ceases upon Mr. Davis’s termination as a consultant. In addition, if the Company undergoes a change in control, as defined in the consulting agreement, the stock options granted above will fully vest upon the change in control.

On February 8, 2006, the Company appointed Stathis Kouninis as Chief Financial Officer. On February 13, 2006, the Company entered into an employment agreement with Mr. Kouninis. The principal terms of the employment agreement are as follows:  (i) Mr. Kouninis will be paid a base salary of $165,000 per year; (ii) any bonus payment made to Mr. Kouninis will be at the discretion of the Board and (iii) Mr. Kouninis will be eligible to participate in the Company’s existing benefit plans. In addition, the employment agreement will have a term of three years with provision for automatic renewal for successive one year terms. If Mr. Kouninis is terminated by the Company for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Kouninis will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Kouninis’ execution of a mutually agreeable release of claims against the Company. The Company also granted Mr. Kouninis stock options to purchase 450,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Kouninis remains employed by the Company. If the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

Also on February 8, 2006, the Company entered into an employment agreement with Michael Bradley to serve as its Controller. The principal terms of the employment agreement are as follows:  (i) Mr. Bradley will be paid a base salary of $140,000 per year; (ii) any bonus payment made to Mr. Bradley will be at the discretion of the CEO; (iii) an automobile allowance in the amount of $7,800 per annum and (iv) Mr. Bradley will be eligible to participate in the Company’s existing benefit plans. In addition, the employment agreement will have a term of three years with provision for automatic renewal for successive one year terms. If Mr. Bradley is terminated by the Company for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Bradley will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Bradley’s execution of a mutually agreeable release of claims against the Company. The Company also granted Mr. Bradley stock options to purchase 350,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The options have a ten-year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Bradley remains employed by the Company. If the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

11.       Related Party Transactions

In 2004, the Company entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Specialty Flavors LLC (“Wynn Starr”). Under the terms of this agreement and its subsequent amendments, the Company has granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. Wynn Starr is also responsible for taking the pHarlo concentrate provided by the Company and blending it with liquids to create the finished product that is ultimately distributed by Wynn Starr. In return for this license, Wynn Starr has agreed to pay the Company a royalty of $70.00 per gallon on all net sales (as defined in the Exclusive Field of Use License Agreement and Product Sale Agreement) sold by Wynn Starr for which payment is received from customers. No such royalties have accrued to date and the Company is currently renegotiating the royalty payments associated with the Exclusive Field of Use License Agreement and Product Sale Agreement. Steven B. Zavagli, one

of the Company’s directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

The Company paid Mr. Gordon O. Davis, the former Chairman of the Board of Directors, approximately $20,000 for consulting services during the quarter ended March 31, 2006.

12.       Sale of Equity Securities

On January 26, 2006, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with accredited investors pursuant to which the Company sold 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The Company also entered into a Registration Rights Agreement with such accredited investors pursuant to which the Company agreed to file a registration statement with the SEC covering the resale of the shares of common stock purchased pursuant to the Purchase Agreement and the shares of common stock receivable upon exercise of the warrants. On April 26, 2006, the Company filed with the SEC a Registration Statement on Form S-1 to register these shares for resale. This registration statement is currently under review by the SEC. If such registration statement is not declared effective within six months after the filing of the registration statement, the Company will be required under the terms of the registration rights agreement to pay liquidated damages in the form of additional common stock and warrants.

Emerging Growth Equities, Ltd., a Pennsylvania limited partnership, served as placement agent for the transaction. The net proceeds to the Company at the closing of this private placement, exclusive of the exercise price of the warrants, were approximately $8.7 million.

As compensation for acting as placement agent, Emerging Growth Equities, Ltd. received a cash payment equal to 6% of the gross proceeds from the private placement, and also received a warrant exercisable for shares of the Company’s common stock in an amount equal to 6% of the gross proceeds from the sale of the shares and warrants divided by $0.70. The warrant to Emerging Growth Equities has an exercise price equal to $1.00 and is exercisable immediately for a term of five years.

Registration Right Agreement:

In connection with the January 2006 private placement, the Company also obtained waivers of all claims for liquidated damages relating to the inability of the Company to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the Registration Rights Agreement. The Company received these waivers from shareholders representing more than a majority of all outstanding securities issued in connection with the September 2005 private placement. In consideration for obtaining the waiver, the Company repriced the warrants issued to shareholders providing the waiver such that the exercise price of the warrants issued in connection with the September 2005 private placement was reduced from $3.00 to $1.00. Under the waiver, the date by which the registration statement covering resale of the securities purchased in the September 2005 private placement was required to be declared effective was extended to May 23, 2006. While the Company filed a registration statement with the SEC on April 26, 2006, the Company believes it is unlikely that such registration statement will be declared effective by May 23, 2006. The Company believes, however, that it has used its best efforts to cause the registration statement to be declared effective and that, therefore, pursuant to the terms of the applicable registration rights agreement, it will not be liable for liquidated damages.

13.       Restructuring Charges

During the first quarter of fiscal year 2006, the Company recorded additional severance costs of approximately $224,000 for one executive and four staff members whose employment was terminated as a result of the Company’s decision to further reduce operating costs. The severance accrual is included on the Company’s balance sheets as a part of accrued expenses. In the first quarter of fiscal year 2006, the Company made severance payments of $117,000 to the terminated employees. As of March 31, 2006, the Company expects to make approximately $92,000 and $15,000 of severance payments in the second and third quarters of fiscal year 2006, respectively.

14.       Significant Customers

For the three months ended March 31, 2006, one customer accounted for 37% of the Company’s revenue and another customer accounted for 12% of the Company’s revenue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                            Other Expenses of Issuance and Distribution

The following table sets forth estimates of the various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$2,447
Legal Fees and Expenses	85,500
Accounting Fees and Expenses	4,500
Printing Expenses	4,000
Miscellaneous Expenses	3,553
Total	$ *100,000

Item 14.                            Indemnification of Directors and Officers

The Registrant’s Articles of Incorporation, as amended and restated, provide that no officer or director shall have personal liability to the Registrant or its shareholders for damages for breach of fiduciary duty as a director or officer. The effect of this provision of the Registrant’s Articles of Incorporation is to eliminate the Registrant’s rights and the rights of Registrant’s stockholders (through stockholders’ derivative suits on behalf of the Registrant) to recover damages against a director or officer. Notwithstanding the foregoing, the Registrant’s Articles of Incorporation provides that nothing therein shall eliminate or limit the liability of a director or officer for (i) acts or omissions not in good faith, (ii) acts or omissions which involve intentional misconduct, fraud or violation of law, (iii) acts or omissions in breach of the director’s or officer’s duty of loyalty to the Registrant or its shareholders, (iv) acts or omissions from which the director or officer derived an improper personal benefit, or (v) payment of dividends in violation of law.

The Registrant’s By-Laws provide that the Registrant will indemnify, to the full extent and in the manner permitted under the Nevada Revised Statutes, or any other applicable laws, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or served any other enterprise as a director or officer at the request of the Registrant.

Item 15.                            Recent Sales of Unregistered Securities

In June 2003, the Registrant issued to several accredited investors 660,000 shares of the Registrant’s common stock for an aggregate purchase price of $165,000. These securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act of 1933 (the “Securities Act”).

In July 2003, the Registrant issued to several accredited investors 1,383,940 shares of the Registrant’s common stock for an aggregate purchase price of $352,235. These securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act.

On September 15, 2003, the Registrant issued to an accredited investor 155,000 shares of the Registrant’s common stock in consideration for the cancellation of an aggregate amount of debt that was due and owing of

$123,105. These securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act.

During the twelve months ended December 31, 2003, we issued stock options to purchase an aggregate of 900,000 shares of common stock, at an exercise price of $0.25 per share to two non-executive employees and one executive employee. The grants of stock options were not registered under the Securities Act because such grants either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act, in reliance on the fact that stock options were granted for no consideration, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2).

On January 10, 2004, the prior management of the Registrant entered into a Consulting agreement with Thomas Brazil to provide advisory services with respect to global strategic planning in connection with the marketing and sale of the Registrant’s products. Under the terms of the agreement, the Registrant issued Mr. Brazil 250,000 shares of the Registrant’s common stock. These securities were issued in a transaction exempt from registration by reason of Section 4(2) of the Securities Act.

On January 20, 2004, the prior management of the Registrant entered into a Consulting agreement with Stuart McPherson to provide advisory services with respect to conducting market research in Canadian markets in connection with the marketing and sale of the Registrant’s products. Under the terms of the agreement, the Registrant issued Mr. McPherson 1,150,000 shares of the Registrant’s common stock. The agreement terminated on September 30, 2004. These securities were issued in a transaction exempt from registration by reason of Section 4(2) of the Securities Act.

In April 2004, the Registrant sold $800,000 of 7% convertible debentures, convertible into common shares at $0.05 per share; warrants to purchase 8,000,000 shares at $0.10 per share (subsequently modified to $0.05 per share), which expire five years from the date of issuance and 8,000,0000 shares of common stock at $0.20 per share (subsequently modified to $0.05 per share). These securities were issued to accredited investors pursuant to Rule 506 of Regulation D as promulgated under the Securities Act and/or Section 4(2) of the Securities Act.

In July 2004, the Registrant completed a private placement of $1,647,674 worth of convertible debentures, which were convertible into 8,238,370 common shares at $0.20 per share, and warrants to purchase 3,461,500 of its common shares at $0.25 per share (subsequently modified to $0.05 per share), which expire five years from the date of issuance. These securities were issued to accredited investors pursuant to Rule 506 of regulation D as promulgated under the Securities Act and/or Section 4(2) of the Securities Act.

On December 27, 2004, the Registrant entered into an agreement with Avanti HR Placement & Consulting, Inc. to provide various human resource functions, including the recruitment of personnel and development of policies and procedures. Under the terms of the agreement, the Registrant shall pay a minimum of $2,000 per month. The Registrant also issued 50,000 stock options vesting over two years at an exercise price of $2.01. The agreement terminates on November 30, 2006. This transaction is exempt from registration by reason of Section 4(2) of the Securities Act.

On December 29, 2004, the Registrant closed a transaction pursuant to a Securities Purchase Agreement dated as of December 23, 2004 with several accredited investors pursuant to which those accredited investors purchased 9,406,250 shares of the Registrant’s common stock for an aggregate purchase price of $15,050,000. Emerging Growth Equities Ltd. as placement agent received a cash payment of 6 % and a warrant to purchase 562,500 shares exercisable at $2.00 per common share. The warrant is exercisable for three years. The aforementioned securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act, as amended, and/or Section 4(2) of the Act. A Form S-2/A was filed with the Securities and Exchange Commission on February 10, 2005 (file number 333-122383) to register these shares for resale.

During the twelve months ended December 31, 2004, we issued stock options to purchase an aggregate of 13,250,000 shares of common stock, at an exercise price ranging from $0.25 to $2.05 per share to nine non-executive employees, three executive employees, two directors and two consultants. The grants of stock options were not registered under the Securities Act because such grants either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act, in reliance on the fact that stock options were granted for no consideration, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2).

In connection with our purchase of assets on July 15, 2005 from Indian River Labs, LLC (“IRL”), pHarlo Citrus Technologies, Inc. (“PCTI”), pHarlo Citrus Properties Partnership, LLLP (“PCPP”) and Coast to Coast Laboratories, LLC (“C2C” and together with IRL, PCTI and PCPP, the “Selling Entities”), the Registrant issued 18,792,388 shares of its common stock to the Selling Entities (the “Consideration Shares”) and were obligated to issue an additional 200,000 shares of our common stock (the “Additional Shares”) to a third party designated by PCTI in connection with certain claims against the assets of PCTI. The Additional Shares were issued to White Sales and Marketing Inc. (“WSMI”) on July 21, 2005 pursuant to a Settlement and Registration Rights Agreement dated the same date (the “Settlement Agreement”). The Consideration Shares and the Additional Shares were issued in transactions exempt from registration under the Securities Act, by reason of Section 4(2) and/or Regulation D of the Securities Act. Pursuant to the terms of the Purchase Agreement and the Settlement Agreement, the Registrant was able to rely upon the representations and warranties provided by the Sellers and WSMI contained therein in connection with the issuance of the Consideration Shares and the Additional Shares without registration.

On September 21, 2005, the Registrant entered into a Securities Purchase Agreement with several accredited investors pursuant to which the Registrant sold 2,947,545 shares of its common stock at a purchase price of $2.20 per share together with warrants exercisable for 1,473,769 shares of its common stock at an exercise price of $3.00 per share. The gross proceeds to the Registrant at the closing from the sale of common stock, exclusive of the exercise price of the warrants, were $6,484,599. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. Pursuant to the terms of the Securities Purchase Agreement, the Registrant was able to rely upon the representations and warranties provided by the investors contained therein in connection with the issuance of the aforementioned securities without registration.

During the twelve months ended December 31, 2005, the Registrant issued stock options to purchase an aggregate of 4,085,000 shares of common stock, at an exercise price ranging from $1.50 to $4.70 per share to seventeen non-executive employees, one director and two consultants. The grants of stock options were not registered under the Securities Act because such grants either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act, in reliance on the fact that stock options were granted for no consideration, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2).

On January 26, 2006, the Registrant entered into a Securities Purchase Agreement with several accredited investors pursuant to which the Registrant sold 13,335,925 units, each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The gross proceeds to us at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,151. Emerging Growth Equities, Ltd. served as placement agent for the transaction. As compensation for serving as placement agent, Emerging Growth Equities, Ltd. received a cash payment equal to 6% of the gross proceeds from the private placement, and also received a warrant exercisable for shares of common stock in an amount equal to 6% of the gross proceeds from the sale of the shares and warrants divided by $0.70. The warrant to Emerging Growth Equities has an exercise price of $1.00 and is exercisable immediately for a term of five years. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. Pursuant to the terms of the Securities Purchase Agreement, the Registrant was able to rely upon the representations and warranties provided by the investors contained therein in connection with the issuance of the aforementioned securities without registration.

Item 16.                            Exhibits and Financial Statement Schedules

(a) The following is a list of Exhibits filed herewith as part of the registration statement:

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2.1

Asset Purchase Agreement by and among Tasker Products Corp. and Tasker Products IP Holdings Corp. (as “Buyers”) and Indian River Labs, L.L.C., pHarlo Citrus Technologies, Inc., pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC (as “Sellers”) dated July 15, 2005 (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on July 21, 2005)

3.1	Articles of Incorporation of Tasker Products Corp., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed August 30, 2005)

3.2	By-Laws of Tasker Products Corp. (incorporated by reference to Exhibit 2.2 to the Registration Statement of the Registrant on Form 10-SB filed with the SEC on November 27, 2000)

4.1	Cummins Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on July 21, 2005)

4.2	Creasey Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on July 21, 2005)

4.3	Dickinson Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed on July 21, 2005)

4.4	Smith Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed on July 21, 2005)

4.5	Form of Warrant from the September 2005 Private Placement (incorporated by reference to Exhibit 4.01 to the Registrant’s Form 8-K filed on September 26, 2005)

5.1*	Opinion of Hale Lane

10.1	April 5, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.2	April 5, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.3	May 11, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.4	May 11, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.5	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Barbara Longchamp (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.6	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Gordon Davis (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-KSB filed on April 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.7	August 25, 2004 Employee Non-Statutory Stock Option Agreement with Robert Appleby (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.8	August 25, 2004 Employee Non-Statutory Stock Option Agreement with James Burns (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.9	January 1, 2005 Executive Employment Agreement with Robert P. Appleby (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.10	January 1, 2005 Executive Employment Agreement with James Burns (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.11	November 1, 2004 Executive Employment Agreement with Dennis Smithyman (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.12	November 15, 2004 Executive Employment Agreement with James Collins (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.13	November 15, 2004 Executive Employment Agreement with Robert D. Jenkins (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.14

Securities Purchase Agreement dated as of April 30, 2004, Registration Rights Agreement dated as of April 30, 2004, Form of Common Stock Purchase Warrant and Form of 7% Convertible Debenture for the April 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on May 5, 2004)

10.15

Securities Purchase Agreement dated as of July 21, 2004, Registration Rights Agreement dated as of July 21, 2004, Form of Common Stock Purchase Warrant and Form of Convertible Debenture for the July 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on July 22, 2004)

10.16

Securities Purchase Agreement dated as of December 23, 2004, Registration Rights Agreement dated as of December 23, 2004, and Warrant issued to Emerging Growth Equities, Ltd. for the December 2004 private placement (Equity financing that closed on 12/29/04) (incorporated by reference to Exhibits 4.1, 4.2 and 4.3 to the Registrant’s Form 8-K filed on January 5, 2005)

10.17

Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 20, 2004 (incorporated by reference to Exhibit 10.17 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.18

Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 16, 2004 (incorporated by reference to Exhibit 10.18 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.19

Exclusive Field of Use License Agreement & Product Sale Agreement between Wynn Starr Special Products LLC and Tasker Products Corp. dated September 16, 2004 (incorporated by reference to Exhibit 10.19 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.20	Promissory note from pHarlo Citrus Technologies dated November 28, 2004 (incorporated by reference to Exhibit 10.20 to the Registrant’s Form 10-KSB filed on April 15, 2005).

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.21	Promissory note from pHarlo Citrus Technologies dated November 12, 2004 (incorporated by reference to Exhibit 10.21 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.22	Promissory note from pHarlo Citrus Properties Partnership LLLP dated December 15, 2004 (incorporated by reference to Exhibit 10.22 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.23	Promissory note from pHarlo Citrus Properties Partnership LLLP dated December 30, 2004 (incorporated by reference to Exhibit 10.23 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.24	January 10, 2004 Consulting Agreement with Thomas Brazil (incorporated by reference to Exhibit 10.24 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.25	January 20, 2004 Consulting Agreement with Stuart McPherson (incorporated by reference to Exhibit 10.25 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.26	May, 2004 Consulting Agreement with Arthur Bergeron (incorporated by reference to Exhibit 10.26 to the Registrants Form 10-KSB filed on April 15, 2005)

10.27	August, 2004 Consulting Agreement with Wall Street Investor Relations (incorporated by reference to Exhibit 10.27 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.28	December 7, 2004 Settlement Agreement with Richard J. Kirby (incorporated by reference to Exhibit 10.28 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.29	December 27, 2004 Consulting Agreement with Avanti HR Placement & Consulting (incorporated by reference to Exhibit 10.29 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.30	Promissory note from Barry Cummins, dated January 10, 2005 (incorporated by reference to Exhibit 10.30 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.31	Promissory note from David Creasey, dated January 3, 2005 (incorporated by reference to Exhibit 10.31 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.32	Promissory note from David Creasey, dated March 1, 2005 (incorporated by reference to Exhibit 10.32 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.33	Promissory note from David Dickinson, dated January 10, 2005 (incorporated by reference to Exhibit 10.33 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.34	Promissory note from David Dickinson, dated March 4, 2005 (incorporated by reference to Exhibit 10.34 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.35

Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated January 20, 2005 (incorporated by reference to Exhibit 10.35 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.36	Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated February 15, 2005 (incorporated by reference to Exhibit 10.36 to the

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

Registrant’s Form 10-QSB filed on May 16, 2005)

10.37

Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 7, 2005 (incorporated by reference to Exhibit 10.37 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.38

Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 31, 2005 (incorporated by reference to Exhibit 10.38 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.39	Loan Agreement by and between Coast to Coast LLC and Tasker Products Corp., dated March 3, 2005 (incorporated by reference to Exhibit 10.39 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.40	Promissory Note by David Creasey to Tasker Products Corp., dated March 28, 2005 (incorporated by reference to Exhibit 10.40 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.41

February 3, 2005 sale of promissory note by Philip Georgas to Tasker Products Corp. in the sum of $49,950 plus interest and services for 32,272 restricted common shares at United States $1.65 share (incorporated by reference to Exhibit 10.41 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.42	Employment agreement between Tasker Products Corp. and Mr. Richard Weiner dated April 12, 2005 (incorporated by reference to Exhibit 10.42 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.43

Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Products Corp. and Robert P. Appleby (incorporated by reference to Exhibit 10.43 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.44

Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Products Corp. and James Burns (incorporated by reference to Exhibit 10.44 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.45

Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Products Corp. and Robert D. Jenkins (incorporated by reference to Exhibit 10.45 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.46

Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated April 20, 2005 (incorporated by reference to Exhibit 10.46 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.47

Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated May 19, 2005 (incorporated by reference to Exhibit 10.47 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.48

Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated June 14, 2005 (incorporated by reference to Exhibit 10.48 to the Registrant’s Form 10-QSB filed on August 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.49

Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated July 6, 2005 (incorporated by reference to Exhibit 10.49 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.50

Loan Agreement by and between Coast to Coast Laboratories LLC and Tasker Products Corp., dated May 25, 2005 (incorporated by reference to Exhibit 10.50 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.51

Loan Agreement by and between Coast to Coast Laboratories LLC and Tasker Products Corp., dated June 29, 2005 (incorporated by reference to Exhibit 10.51 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.52

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated May 11, 2005 (incorporated by reference to Exhibit 10.52 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.53

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated May 27, 2005 (incorporated by reference to Exhibit 10.53 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.54

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated June 2, 2005 (incorporated by reference to Exhibit 10.54 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.55

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated June 14, 2005 (incorporated by reference to Exhibit 10.55 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.56

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated June 27, 2005 (incorporated by reference to Exhibit 10.56 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.57

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated July 12, 2005 (incorporated by reference to Exhibit 10.57 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.58	Loan Agreement by and between Indian River Labs and Tasker Products Corp., dated June 29, 2005 (incorporated by reference to Exhibit 10.58 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.59

Stock Purchase Agreement between Electric Aquagenics Unlimited, Inc. and Tasker Products Corp., dated April 22, 2005 (incorporated by reference to Exhibit 10.59 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.60

Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between Tasker Products Corp. and Robert P. Appleby (incorporated by reference to Exhibit 10.60 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.61	Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between Tasker Products Corp. and James Burns (incorporated by reference to Exhibit 10.61 to the

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

Registrant’s Form 10-QSB filed on August 15, 2005)

10.62

Patent Technology Sublicense Agreement made as of July 15, 2005 by and among pHarlo IP, LLC, Tasker Products Corp. and Tasker Products IP Holdings Corp. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 21, 2005)

10.63	Promissory note executed by Tasker Products Corp. to Indian River Labs, L.L.C. dated July 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 21, 2005)

10.64

Securities Purchase Agreement, dated as of September 21, 2005, by and among Tasker Products Corp. and the Purchaser parties thereto (incorporated by reference to Exhibit 10.01 to the Registrant’s Form 8-K filed on September 26, 2005)

10.65

Registration Rights Agreement, dated as of September 21, 2005, by and among Tasker Products Corp. and the Purchaser parties thereto (incorporated by reference to Exhibit 10.02 to the Registrant’s Form 8-K filed on September 26, 2005)

10.66

Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement by and between Tasker Products Corp., Wynn Starr Special Products, LLC, Pharlo Citrus Technologies, Inc., and Indian River Labs, LLC, retroactively effective to March 18, 2005 (incorporated by reference to Exhibit 10.66 to the Registrant’s Form 10-QSB filed on November 14, 2005).

10.67**	Settlement Agreement and General Lease, dated December 23, 2005, between Tasker Products Corp. and Robert P. Appleby

10.68**	Securities Purchase Agreement, dated as of January 26, 2006, by and among Tasker Products Corp. and the Purchaser parties thereto

10.69**	Registration Rights Agreement, dated as of January 26, 2006, by and among Tasker Products Corp. and the Purchaser parties thereto

10.70**	Employment Agreement, dated as of February 2, 2006, between Tasker Products Corp. and Richard D. Falcone

10.71*	Consultant Agreement, dated as of February 9, 2006, between Tasker Products Corp. and Gordon Davis

10.72**	Employment Agreement, dated as of February 13, 2006, between Tasker Products Corp. and Stathis Kouninis

10.73**	Separation Agreement and General Release, dated as of February 8, 2006, between Tasker Products Corp. and Robert D. Jenkins

10.74	Consulting Agreement, effective February 2, 2006, between Tasker Products Corp. and Gordon O. Davis

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form SB-2 filed on August 30, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

23.1	Consent of Rothstein, Kass & Company, P.C.

23.2	Consent of Morgan and Company—Chartered Accountants

23.3*	Consent of Hale Lane (contained in their opinion included under Exhibit 5.1)

*                                         To be filed by amendment

**                                  Previously filed with this Registration Statement

(b) Financial Statement Schedules

Schedule II - Valuation and Qualifying Accounts.

Item 17.                            Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(c)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)          Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on the 7th day of July, 2006.

TASKER PRODUCTS CORP

By:	/s/ Stathis Kouninis
Stathis Kouninis
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

*	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 11, 2006
Richard D. Falcone

/s/ Stathis Kouninis	Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2006
Stathis Kouninis

*	Executive Vice President - Business Development and Director	July 11, 2006
James Burns

*	Director	July 11, 2006
Albert A. Canosa

/s/ William Miller	Director	July 11, 2006
William Miller

*	Director	July 11, 2006
Steven B. Zavagli

* Stathis Kouninis, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

Date: July 11, 2006	/s/ Stathis Kouninis
Stathis Kouninis

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2.1

Asset Purchase Agreement by and among Tasker Products Corp. and Tasker Products IP Holdings Corp. (as “Buyers”) and Indian River Labs, L.L.C., pHarlo Citrus Technologies, Inc., pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC (as “Sellers”) dated July 15, 2005 (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on July 21, 2005)

3.1	Articles of Incorporation of Tasker Products Corp., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed August 30, 2005)

3.2	By-Laws of Tasker Products Corp. (incorporated by reference to Exhibit 2.2 to the Registration Statement of the Registrant on Form 10-SB filed with the SEC on November 27, 2000)

4.1	Cummins Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on July 21, 2005)

4.2	Creasey Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on July 21, 2005)

4.3	Dickinson Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed on July 21, 2005)

4.4	Smith Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed on July 21, 2005)

4.5	Form of Warrant from the September 2005 Private Placement (incorporated by reference to Exhibit 4.01 to the Registrant’s Form 8-K filed on September 26, 2005)

5.1*	Opinion of Hale Lane

10.1	April 5, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.2	April 5, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.3	May 11, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.4	May 11, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.5	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Barbara Longchamp (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.6	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Gordon Davis (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.7	August 25, 2004 Employee Non-Statutory Stock Option Agreement with Robert Appleby (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.8	August 25, 2004 Employee Non-Statutory Stock Option Agreement with James Burns (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 10-KSB filed on April 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.9	January 1, 2005 Executive Employment Agreement with Robert P. Appleby (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.10	January 1, 2005 Executive Employment Agreement with James Burns (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.11	November 1, 2004 Executive Employment Agreement with Dennis Smithyman (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.12	November 15, 2004 Executive Employment Agreement with James Collins (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.13	November 15, 2004 Executive Employment Agreement with Robert D. Jenkins (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.14

Securities Purchase Agreement dated as of April 30, 2004, Registration Rights Agreement dated as of April 30, 2004, Form of Common Stock Purchase Warrant and Form of 7% Convertible Debenture for the April 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on May 5, 2004)

10.15

Securities Purchase Agreement dated as of July 21, 2004, Registration Rights Agreement dated as of July 21, 2004, Form of Common Stock Purchase Warrant and Form of Convertible Debenture for the July 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on July 22, 2004)

10.16

Securities Purchase Agreement dated as of December 23, 2004, Registration Rights Agreement dated as of December 23, 2004, and Warrant issued to Emerging Growth Equities, Ltd. for the December 2004 private placement (Equity financing that closed on 12/29/04) (incorporated by reference to Exhibits 4.1, 4.2 and 4.3 to the Registrant’s Form 8-K filed on January 5, 2005)

10.17

Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 20, 2004 (incorporated by reference to Exhibit 10.17 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.18

Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 16, 2004 (incorporated by reference to Exhibit 10.18 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.19

Exclusive Field of Use License Agreement & Product Sale Agreement between Wynn Starr Special Products LLC and Tasker Products Corp. dated September 16, 2004 (incorporated by reference to Exhibit 10.19 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.20	Promissory note from pHarlo Citrus Technologies dated November 28, 2004 (incorporated by reference to Exhibit 10.20 to the Registrant’s Form 10-KSB filed on April 15, 2005).

10.21	Promissory note from pHarlo Citrus Technologies dated November 12, 2004 (incorporated by reference to Exhibit 10.21 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.22	Promissory note from pHarlo Citrus Properties Partnership LLLP dated December 15, 2004 (incorporated by reference to Exhibit 10.22 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.23	Promissory note from pHarlo Citrus Properties Partnership LLLP dated December 30, 2004 (incorporated by reference to Exhibit 10.23 to the Registrant’s Form 10-KSB filed on April 15,

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2005)

10.24	January 10, 2004 Consulting Agreement with Thomas Brazil (incorporated by reference to Exhibit 10.24 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.25	January 20, 2004 Consulting Agreement with Stuart McPherson (incorporated by reference to Exhibit 10.25 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.26	May, 2004 Consulting Agreement with Arthur Bergeron (incorporated by reference to Exhibit 10.26 to the Registrants Form 10-KSB filed on April 15, 2005)

10.27	August, 2004 Consulting Agreement with Wall Street Investor Relations (incorporated by reference to Exhibit 10.27 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.28	December 7, 2004 Settlement Agreement with Richard J. Kirby (incorporated by reference to Exhibit 10.28 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.29	December 27, 2004 Consulting Agreement with Avanti HR Placement & Consulting (incorporated by reference to Exhibit 10.29 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.30	Promissory note from Barry Cummins, dated January 10, 2005 (incorporated by reference to Exhibit 10.30 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.31	Promissory note from David Creasey, dated January 3, 2005 (incorporated by reference to Exhibit 10.31 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.32	Promissory note from David Creasey, dated March 1, 2005 (incorporated by reference to Exhibit 10.32 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.33	Promissory note from David Dickinson, dated January 10, 2005 (incorporated by reference to Exhibit 10.33 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.34	Promissory note from David Dickinson, dated March 4, 2005 (incorporated by reference to Exhibit 10.34 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.35

Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated January 20, 2005 (incorporated by reference to Exhibit 10.35 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.36

Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated February 15, 2005 (incorporated by reference to Exhibit 10.36 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.37

Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 7, 2005 (incorporated by reference to Exhibit 10.37 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.38

Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 31, 2005 (incorporated by reference to Exhibit 10.38 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.39	Loan Agreement by and between Coast to Coast LLC and Tasker Products Corp., dated March 3, 2005 (incorporated by reference to Exhibit 10.39 to the Registrant’s Form 10-QSB filed on May 16, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.40	Promissory Note by David Creasey to Tasker Products Corp., dated March 28, 2005 (incorporated by reference to Exhibit 10.40 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.41

February 3, 2005 sale of promissory note by Philip Georgas to Tasker Products Corp. in the sum of $49,950 plus interest and services for 32,272 restricted common shares at United States $1.65 share (incorporated by reference to Exhibit 10.41 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.42	Employment agreement between Tasker Products Corp. and Mr. Richard Weiner dated April 12, 2005 (incorporated by reference to Exhibit 10.42 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.43

Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Products Corp. and Robert P. Appleby (incorporated by reference to Exhibit 10.43 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.44

Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Products Corp. and James Burns (incorporated by reference to Exhibit 10.44 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.45

Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Products Corp. and Robert D. Jenkins (incorporated by reference to Exhibit 10.45 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.46

Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated April 20, 2005 (incorporated by reference to Exhibit 10.46 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.47

Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated May 19, 2005 (incorporated by reference to Exhibit 10.47 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.48

Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated June 14, 2005 (incorporated by reference to Exhibit 10.48 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.49

Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated July 6, 2005 (incorporated by reference to Exhibit 10.49 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.50

Loan Agreement by and between Coast to Coast Laboratories LLC and Tasker Products Corp., dated May 25, 2005 (incorporated by reference to Exhibit 10.50 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.51

Loan Agreement by and between Coast to Coast Laboratories LLC and Tasker Products Corp., dated June 29, 2005 (incorporated by reference to Exhibit 10.51 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.52

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated May 11, 2005 (incorporated by reference to Exhibit 10.52 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.53

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated May 27, 2005 (incorporated by reference to Exhibit 10.53 to the Registrant’s Form 10-QSB filed on August 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.54

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated June 2, 2005 (incorporated by reference to Exhibit 10.54 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.55

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated June 14, 2005 (incorporated by reference to Exhibit 10.55 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.56

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated June 27, 2005 (incorporated by reference to Exhibit 10.56 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.57

Loan Agreement by and between Pharlo Citrus Technologies and Tasker Products Corp., dated July 12, 2005 (incorporated by reference to Exhibit 10.57 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.58	Loan Agreement by and between Indian River Labs and Tasker Products Corp., dated June 29, 2005 (incorporated by reference to Exhibit 10.58 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.59

Stock Purchase Agreement between Electric Aquagenics Unlimited, Inc. and Tasker Products Corp., dated April 22, 2005 (incorporated by reference to Exhibit 10.59 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.60

Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between Tasker Products Corp. and Robert P. Appleby (incorporated by reference to Exhibit 10.60 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.61

Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between Tasker Products Corp. and James Burns (incorporated by reference to Exhibit 10.61 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.62

Patent Technology Sublicense Agreement made as of July 15, 2005 by and among pHarlo IP, LLC, Tasker Products Corp. and Tasker Products IP Holdings Corp. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 21, 2005)

10.63	Promissory note executed by Tasker Products Corp. to Indian River Labs, L.L.C. dated July 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 21, 2005)

10.64

Securities Purchase Agreement, dated as of September 21, 2005, by and among Tasker Products Corp. and the Purchaser parties thereto (incorporated by reference to Exhibit 10.01 to the Registrant’s Form 8-K filed on September 26, 2005)

10.65

Registration Rights Agreement, dated as of September 21, 2005, by and among Tasker Products Corp. and the Purchaser parties thereto (incorporated by reference to Exhibit 10.02 to the Registrant’s Form 8-K filed on September 26, 2005)

10.66

Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement by and between Tasker Products Corp., Wynn Starr Special Products, LLC, Pharlo Citrus Technologies, Inc., and Indian River Labs, LLC, retroactively effective to March 18, 2005 (incorporated by reference to Exhibit 10.66 to the Registrant’s Form 10-QSB filed on November 14, 2005).

10.67**	Settlement Agreement and General Lease, dated December 23, 2005, between Tasker Products Corp. and Robert P. Appleby

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.68**	Securities Purchase Agreement, dated as of January 26, 2006, by and among Tasker Products Corp. and the Purchaser parties thereto

10.69**	Registration Rights Agreement, dated as of January 26, 2006, by and among Tasker Products Corp. and the Purchaser parties thereto

10.70**	Employment Agreement, dated as of February 2, 2006, between Tasker Products Corp. and Richard D. Falcone

10.71*	Consultant Agreement, dated as of February 9, 2006, between Tasker Products Corp. and Gordon Davis

10.72**	Employment Agreement, dated as of February 13, 2006, between Tasker Products Corp. and Stathis Kouninis

10.73**	Separation Agreement and General Release, dated as of February 8, 2006, between Tasker Products Corp. and Robert D. Jenkins

10.74	Consulting Agreement, effective February 2, 2006, between Tasker Products Corp. and Gordon O. Davis

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form SB-2 filed on August 30, 2005)

23.1	Consent of Rothstein, Kass & Company, P.C.

23.2	Consent of Morgan and Company—Chartered Accountants

23.3*	Consent of Hale Lane (contained in their opinion included under Exhibit 5.1)

*                                         To be filed by amendment

**                                  Previously filed with this Registration Statement